      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999


                                                      REGISTRATION NO. 333-45915
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                 POST-EFFECTIVE

                                AMENDMENT NO. 5

                                       TO


                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         GLOBAL TELESYSTEMS GROUP, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                           4813                          94-3068423
  (State or other jurisdiction
      of incorporation or          (Primary Standard Industrial           (I.R.S. Employer
         organization)             Classification Code Number)         Identification Number)

                             ---------------------

              1751 PINNACLE DRIVE                             GRIER C. RACLIN, ESQ.
           NORTH TOWER -- 12TH FLOOR                           1751 PINNACLE DRIVE
                MCLEAN, VA 22102                            NORTH TOWER -- 12TH FLOOR
                 (703) 918-4500                                  MCLEAN, VA 22102
                                                                  (703) 918-4573
  (Address, including zip code, and telephone        (Name, address, including zip code, and
  number, including area code, of registrant's   telephone number, including area code, of agent
          principal executive offices)                             for service)

                             ---------------------
                                   Copies to:


                              LINDA C. QUINN, ESQ.

                              SHEARMAN & STERLING

                              599 LEXINGTON AVENUE


                            NEW YORK, NEW YORK 10022

                                 (212) 848-8747
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------------.

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $144,787,000

              8.75% SENIOR SUBORDINATED CONVERTIBLE BONDS DUE 2000

                      7,239,350 SHARES OF COMMON STOCK OF

                         GLOBAL TELESYSTEMS GROUP, INC.
[GLOBAL TELESYSTEMS GROUP, INC. LOGO]

                             ---------------------


     The selling bondholders listed under "Selling Holders" in this prospectus intend to offer and sell from time to time, $144,787,000 aggregate principal amount of our 8.75% senior subordinated convertible bonds due 2000 and up to 7,239,350 shares of our common stock. We will issue these shares upon the conversion of the bonds. Our shares currently trade on the Nasdaq National Market under the symbol "GTSG."



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


                             ---------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                             ---------------------


                  The date of this Prospectus is June 8, 1999.

                                    SUMMARY


     We are a leading independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers in Europe. We also provide telecommunications services in Russia and the Commonwealth of Independent States (CIS). In October 1998 we realigned our operations into five lines of business: GTS Carrier Services, GTS Business Services, GTS Access Services, GTS Business Services - CIS and GTS Mobile Services - CIS. In March 1999, we added a sixth line of business, GTS Wholesale Services.



GTS CARRIER SERVICES



     GTS Carrier Services has three components: Hermes Europe Railtel B.V., Transoceanic Services and IP Services. Through Hermes Railtel, we operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. We sell this capacity to other telecommunications carriers and, through our subsidiary, Ebone A/S, we connect Internet service providers in Europe to the Internet. Through Transoceanic Services, we intend to expand our ability to provide these services between the United States and Europe by utilizing the resources of FLAG Atlantic Limited, a joint venture in formation in which we have a 50% equity interest. This joint venture will build and operate a new transatlantic dual cable system, called FLAG Atlantic-1, designed to carry voice, data and video traffic at much faster speeds than currently available on existing transatlantic links. Through IP Services, we plan to offer Internet services to businesses, other high usage customers and telecommunications carriers. These services will range from providing access to and transporting data on the Internet to other services, such as helping other companies to set up and maintain their web sites. We intend to utilize the three components of our Carrier Services line of business to become a leading provider of seamless transatlantic city-to-city managed services to businesses and telecommunications providers. For a comprehensive discussion on our Carrier Services line of business, see "Business -- GTS Carrier Services."



GTS BUSINESS SERVICES



     Through our Business Services line of business, we focus on providing high quality, competitively priced telecommunications services to businesses and other high usage customers. We currently conduct our Business Services line of business through our three recently acquired subsidiaries, Esprit Telecom Group plc, NetSource Europe ASA and Omnicom. We provide a range of telecommunications services organized in the following two segments:



     - long distance voice and fax services for corporate customers to worldwide destinations; and



     - network management services and services providing access to and termination of traffic on our network for telecommunications service providers who do not own their own telecommunications facilities, such as calling card companies.



     Excluding the operations of Omnicom, at December 31, 1998, we had over 35,000 business customers and approximately 44,000 small office and home office and residential customers in 11 countries throughout Europe. We intend to increase our Business Services product offering to include services such as toll free services and calling cards. For a discussion of our Business Services line of business, see "Business -- GTS Business Services."



GTS WHOLESALE SERVICES



     In March 1999, we introduced Wholesale Services as our sixth line of business. Wholesale Services provides international traffic termination services to other telecommunications service providers, including public telecommunications operators, global alliances and regional telephone companies. Termination services involve the termination of traffic through our own network or through other providers. Through our Wholesale Services line of business, we expect to integrate the wholesale services activities of Esprit Telecom with the international services and switching operations of our GTS-Monaco Access operations.

At a later date, Wholesale Services will also incorporate NetSource's wholesale activities. For a discussion of our Wholesale Services line of business, see "Business -- GTS Wholesale Services."



GTS ACCESS SERVICES



     Through our Access Services line of business, we plan to offer local access to telecommunications networks for voice and data traffic to businesses, other high usage customers and telecommunications carriers in 12 major Western European cities by 2001. Our existing operations in Hungary and the Czech Republic currently provide alternative local access and other services to businesses and governmental customers in those markets. We plan to develop our infrastructure through one or more of the following:



     -  constructing, purchasing or leasing fiber optic cable networks;



     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or



     -  forming partnerships with or acquiring existing network operators.



     We intend to reduce local access costs that we now incur for our Carrier Services and Business Services customers by providing such local access ourselves instead of purchasing it from incumbent public telecommunications operators or other local access providers.



GTS BUSINESS SERVICES - CIS



     Through our Business Services - CIS line of business we offer telecommunications services to business customers in Russia and other countries in the Commonwealth of Independent States. These services include:



     - international long distance, local telephone services and access to domestic long distance carriers in Moscow and St. Petersburg;



     - domestic long distance services in Moscow and several other cities in Russia; and



     - data services, including high-speed data transmission, electronic mail and Internet access services.



     We currently operate in 31 regions, including 14 cities and the city of Moscow, in Russia and the CIS. For a discussion of our Business Services - CIS line of business, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Business Services - CIS."



GTS MOBILE SERVICES - CIS



     Through our Mobile Services - CIS line of business, we offer cellular telephone services to business customers in 14 regions in Russia and in Kiev, Ukraine. For a discussion of our Mobile Services - CIS line of business, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Mobile Services - CIS."


                               BUSINESS STRATEGY


     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:



     - Continue construction of the Hermes Railtel network to expand its geographic reach;



     - Develop local access infrastructure in 12 major metropolitan markets throughout Europe by 2001;



     - Expand our Internet capabilities and product offerings;



     - Reinforce and extend market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access;

     - Increase high usage retail customer base and route traffic over our own networks; and



     - Integrate the marketing and service offerings of each of our six lines of business.



                              RECENT DEVELOPMENTS



CONCURRENT SECONDARY STOCK AND PREFERRED STOCK OFFERINGS



     On April 19, 1999, the SEC declared effective two shelf registration statements with respect to the resale of an aggregate of approximately 24.1 million shares of our common stock owned by some of our affiliates and other stockholders. Shortly thereafter, Apax Funds Nominees Limited and Warburg, Pincus Ventures L.P., which together owned approximately 7.7% of our common stock as of December 31, 1998, sold their shares under an underwritten public offering pursuant to the shelf registration statements.



     Concurrently with this offering, we offered, pursuant to exemptions from registration under the Securities Act, US$500 million of depositary shares (including US$65,000,000 of depositary shares exercised pursuant to the underwriters over-allotment option), each representing 1/100 of a share of 7 1/4% cumulative convertible preferred stock. Each depositary share has a liquidation preference of $50 per share. Holders of the depositary shares are entitled to quarterly cash payments of $.90625 per share commencing on June 15, 1999. We have registered with the SEC the shares, the common stock issuable upon conversion of the preferred stock and shares of common stock to be paid as dividends on the preferred stock. We realized net proceeds, after underwriting discounts and commissions, of $485 million and intend to use such proceeds for general corporate purposes, including business development.



OMNICOM ACQUISITION



     On April 26, 1999, we purchased 52% of the shares of Omnicom, a French corporation, for euro 194.6 million (approximately $210 million) of which we paid 50% in cash (approximately $103 million) and 50% in shares of our common stock (consisting of 1,850,497 shares). These shares are unregistered and are therefore subject to transfer restrictions. We have agreed to file a registration statement with respect to these shares. Certain of the Omnicom majority shareholders have agreed:



     - to place a total of approximately 20% of the GTS shares acquired in escrow until the later of June 30, 2000 and thirty days after the filing of our Form 10-K for year end December 31, 1999; and



     - not to transfer a total of approximately 30% of the GTS Shares acquired until six months after the date of acquisition.



     As required by French law, we have filed with the Conseil des Marches Financiers and are currently offering to purchase the remaining outstanding shares and the convertible bonds of Omnicom. We are not making this offer to Omnicom securityholders in the United States, mailing or distributing the offer to purchase in the United States or accepting any Omnicom securityholders' acceptances mailed to us from the United States. As of the date of this prospectus, we currently own approximately 98% of the shares of Omnicom.



     Omnicom is one of France's first telecommunications providers to successfully challenge France Telecom's network. Omnicom is the second operator to connect with France Telecom and also holds a national network operator's license for France. Excluding France Telecom, Omnicom is the leading provider of telecommunications services for small and medium-sized businesses in France. Omnicom markets its services through both a direct sales force and sales agents throughout France. Omnicom's other service offerings include the sale and distribution of pre-paid cards to outlets in France and the offering of telecommunications services to residential customers.



     We believe that Omnicom's business is complementary with ours and that both companies will enjoy benefits from this combination.

OUR NEW CHIEF EXECUTIVE OFFICER; MANAGEMENT



     In March 1999, our board of directors elected H. Brian Thompson as chairman and chief executive officer. Mr. Thompson served as chairman and chief executive officer of LCI International, Inc. from 1991 until June 1998, when Qwest Communications International, Inc. acquired LCI. During Mr. Thompson's tenure at LCI, that company grew in annual revenues from $220 million to $1.6 billion in 1997. LCI provided long-distance voice and data services in the United States and to more than 230 international locations. In addition, our board elected Robert J. Amman, a board member, president of our company.



ESPRIT TELECOM ACQUISITION



     On February 2, 1999, we commenced an offer to purchase all of the issued share capital of Esprit Telecom. On March 4, 1999, after all of the conditions to our offer were satisfied, we accepted ordinary shares and American depositary shares representing approximately 97.9% of the issued share capital of Esprit Telecom. In exchange, we issued approximately 15.7 million shares of our common stock.



     We are in the process of developing our business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into our existing lines of business and corporate structure. We have accounted for this transaction as a pooling of interests. On April 16, 1999, we announced 30-day postmerger combined financial results. The combined company generated revenues of $59 million, net loss of $26 million and earnings per share of $(0.32) for the 30-day postmerger period beginning March 5, 1999. In addition, we incurred charges in the first quarter of 1999 in connection with the Esprit Telecom combination. We recognized a charge of approximately $46 million in transaction costs, including investment banking, advising, debt restructuring, legal, accounting, printing and employee-related expenses. We also incurred additional charges of $18 million to eliminate or reduce redundancies of the GTS and Esprit Telecom networks, including, fiber lease cancellation, write-off of excess equipment and redeployment of switches. For a discussion of risks associated with the integration of this acquisition, see "Risk
Factors -- Failure to successfully integrate our recent acquisitions could disrupt the operations of our businesses and prevent us from realizing intended benefits."



HERMES DEBT OFFERING



     On January 4, 1999, Hermes Railtel, an 89.9% owned subsidiary, completed a private placement of $200 million principal amount of 10 3/8% senior notes due 2009 and E85 million principal amount of 10 3/8% senior notes due 2006. Hermes Railtel filed an S-4 registration statement with the SEC to exchange registered senior notes with the same terms and conditions as its 10 3/8% senior notes, for the 10 3/8% senior notes. This exchange was completed on March 29, 1999. Hermes Railtel will use the proceeds of this offering to finance the cost of building the remainder of the network and increasing transatlantic capacity and enhancing the speed and capacity of the network.



                            OUR COMPANY INFORMATION



     We maintain our principal offices at 1751 Pinnacle Drive, North Tower -- 12th Floor, McLean, VA 22102 (telephone (703) 918-4500).

                                  RISK FACTORS



     Investing in our common stock will provide you with an equity ownership interest in GTS. As a shareholder, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors relating to us as well as other information contained in this prospectus before deciding to invest in shares of our common stock.



WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY



     We will require additional capital to fund future acquisitions, capital expenditures and ongoing operations. If we fail to generate sufficient funds in the future from a combination of operating cash flow and additional debt or equity financings, we may have to delay or abandon executing significant elements of our business plan including:



     - our plans to offer local access services in twelve major Western European cities by 2001;



     -  our plans to further extend our network in Europe;



     - our participation in the FLAG Atlantic Limited joint venture, which plans to operate and build a new transatlantic cable; and



     - capital expenditures and other costs necessary to develop and offer Internet services.



Failure to implement elements of our business plan could have a material adverse effect on our operations and on the market price of our common stock.



OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE



     We have incurred substantial debt (including the assumed debt of Esprit Telecom) and may incur substantial additional debt to implement our business plans.



     As a result of our current high level of debt, we:



     - will need significant cash to service our debt, which will reduce funds available for operations, future business opportunities and investments in new or developing technologies and make us more vulnerable to adverse economic conditions;



     - may not be able to refinance our existing debt or raise additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;



     - may be less flexible in planning for, or reacting to, changes in our business and in the telecommunications industry that affect how we implement our financing, construction or operating plans; and



     - will have more debt than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors.



     If we fail to make the required payments or to comply with our debt covenants we will default on our debt. A default would permit our debtholders to accelerate the maturity of the debt, which in turn would cause defaults under our other indebtedness.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS



     The covenants in our currently outstanding debt may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. Among other things, these covenants limit our ability to:



     -  incur additional indebtedness;



     - pay dividends, make distributions on our common stock or make certain other restricted payments;



     -  limit our ability to use our assets as collateral for loans;



     -  dispose of our assets; or



     -  enter into transactions with affiliates.



WE MAY DEFAULT ON OUR OBLIGATIONS TO BONDHOLDERS BECAUSE THE BONDS ARE SUBORDINATED OBLIGATIONS



     The bonds are unsecured, senior subordinated obligations and, are subordinated in right of payment to all of our existing and future senior debt. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up or upon acceleration of the bonds due to an event of default, holders of debt of our subsidiaries and holders of our senior debt will be entitled to receive payment in full before you would receive any payment and there may not be sufficient assets remaining to pay amounts due on any or all of the bonds.



     We and our subsidiaries are permitted to incur either senior debt or other debt. As of March 31, 1999, we had approximately $105.0 million of debt outstanding that was senior in right of payment to the bonds, and our subsidiaries had approximately $1.1 billion of debt outstanding that was effectively senior to the bonds. The bonds will rank equally in right of payment with our 5 3/4% convertible bonds due 2010. See "Capitalization" and "Description of the Bonds -- Subordination."



FAILURE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS COULD DISRUPT THE OPERATIONS OF OUR BUSINESSES AND PREVENT US FROM REALIZING INTENDED BENEFITS



     If we are unable to integrate our newly acquired companies, we may fail to realize the expected cost savings, increases in revenue and other projected benefits from such integration, and may suffer material adverse short and long-term effects on our operating results and financial condition. The process of integrating NetSource and Esprit Telecom may disrupt our respective businesses and may cause an interruption of, or a loss of momentum in, our respective businesses as a result of a number of obstacles such as:



     -  loss of key employees or customers;



     - possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;



     - failure to maintain the quality of customer service that such companies have historically provided;



     -  the need to coordinate geographically diverse organizations;



     -  incompatible equipment;



     - changes in management may impair relationship with employees and customers;



     -  limitations under existing Esprit Telecom debt covenants;



     - the resulting diversion of management's attention from our day-to-day business and the need to hire management personnel to address such obstacles; and



     -  additional expenditures required to facilitate this integration.

     For a discussion of the integration of recent acquisitions, see "Summary -- GTS Wholesale Services" and "Summary -- Recent
Developments -- Esprit Telecom Acquisition."



OUR INABILITY TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES OR ACQUIRE THE FINANCIAL AND MANAGEMENT RESOURCES TO PURSUE SUCH OPPORTUNITIES MAY HINDER THE GROWTH OF OUR NETWORK



     Our inability to successfully implement our acquisition strategy may hinder the expansion of our network and make our services less attractive to customers seeking a geographically broader network. We believe that additional attractive acquisition opportunities currently exist in Western and Central Europe and the United States. We continuously evaluate attractive acquisition opportunities and, at any given time, may be engaged in discussions with respect to possible material acquisitions or other business combinations. Some of these transactions may involve our selling in one or more private or public transactions certain of our Russian businesses or our interests in these businesses, or our contributing some of our Russian businesses in exchange for an interest in the surviving entity. Although we have discussions with other companies to assess opportunities on an ongoing basis, we do not currently have a definitive agreement with respect to any material acquisition or joint venture. We may be unable to identify, finance and complete, on acceptable terms, suitable acquisitions, transactions or business combinations. Furthermore, we may not be able to raise the additional capital necessary to fund such acquisitions and may have to divert management's attention and our financial and other resources from other areas. For a comprehensive discussion of our acquisition strategy, see "Business -- GTS Carrier Services -- Business and Marketing Strategy,"
"Business -- GTS Business Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."



OUR HISTORY OF SUBSTANTIAL NET LOSSES MAY CONTINUE INDEFINITELY AND MAKE IT DIFFICULT TO FUND OUR OPERATIONS



     We have historically sustained substantial operating and net losses. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations. For the following periods, we reported net losses of:



PERIOD                                                             NET LOSS
------                                                          --------------
Year ended December 31, 1996................................    $ 76.2 million
Year ended December 31, 1997................................    $134.8 million
Year ended December 31, 1998................................    $255.8 million
Quarter ended March 31, 1999................................    $162.2 million
Inception through March 31, 1999............................    $705.9 million



These net losses reflect the restatement of our historical financial statements for 1998 and prior periods to account for the acquisition of Esprit Telecom as a pooling of interests. Since December 31, 1998, we have incurred higher net losses as compared to the corresponding period for the previous year. We expect to continue incurring significant operating losses during the next several years while we develop our operations, infrastructure and customer base in new European markets.



ESTABLISHED COMPETITORS WITH GREATER RESOURCES MAY MAKE IT MORE DIFFICULT FOR US TO EFFECTIVELY MARKET OUR SERVICES, OFFER OUR SERVICES AT A PROFIT AND ATTRACT AND RETAIN CUSTOMERS



     Competitors may force us to lower our prices or modify our service offerings to remain competitive. We may not be able to effectively market our expanded service offerings, keep prices at a profitable level or attract and retain customers. Specifically, prices for international long distance calls have decreased substantially over the last few years in most of our current and potential markets. We expect our prices for services to continue to decrease for the foreseeable future.



     Our competitors include large established national carriers, alliances among telecommunications companies, competitors that own equipment and networks, companies that purchase and resell the services of other carriers, Internet service providers and other providers of bundled services. We may also face competition from cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many of these competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources. Our medium- to large-sized business and governmental agency customers and organizations may also be reluctant to entrust their telecommunications needs to what they perceive to be a relatively new and unproven operator.



     In addition, various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Qwest Communications International, Inc., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries which do or will compete with Hermes Railtel.



     For more information on our competitors in Business Services and Access Services lines of business, see "Business -- Competition Faced by Our Lines of Business."



OUR COMPETITIVE POSITION MAY BE COMPROMISED BY OUR DEPENDENCE ON OTHER TELECOMMUNICATIONS SERVICE PROVIDERS



     We need to enter into interconnection agreements with large established national carriers and other local service providers operating in our target markets. We may also need to enter into agreements which permit us to place our equipment at the facilities of such third parties and/or lease telecommunications transport capacity from such third parties. Failure to enter into interconnection and other agreements which provide satisfactory pricing and other terms could affect our ability to compete in a targeted market. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."



OUR ACCESS SERVICES AND BUSINESS SERVICES ACTIVITIES MAY CAUSE OUR CARRIER SERVICES LINE OF BUSINESS TO LOSE CUSTOMERS



     Our Carrier Services line of business, through Hermes Railtel, offers services to customers that may compete with our Access Services and Business Services lines of business. Our Business Services and Access Services lines of business may contract with Hermes Railtel for capacity on an arms-length basis. However, Hermes Railtel's customers and potential customers may not perceive Hermes Railtel as an independent operator in such transactions. Such a perception could negatively impact Hermes Railtel's ability to attract and retain customers, which could, in turn, adversely affect our revenues.



WE MAY INCUR ADDITIONAL CHARGES UNDER OUR RESALE AGREEMENTS WITH LONG-DISTANCE AND INTERNATIONAL CARRIERS



     We enter into many telecommunications traffic resale agreements with long distance and international carriers. These agreements often contain minimum volume commitments. We may be obligated to pay underutilization charges if we overestimate our need for transmission capacity. If we underestimate our need for transmission capacity, we may need to pay more for the extra capacity needed. Under these arrangements, we are subject to the risk of unanticipated price fluctuations and service restrictions or cancellations. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."

OUR INABILITY TO MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL REPORTING, CUSTOMER SERVICE AND REVENUES



     Our rapid expansion has placed and will continue to place significant demands on our operating and financial control systems and infrastructure. In order to manage our growth effectively, we expect to purchase additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and excessively increase our fixed expenses. Additionally our business development and expansion will create additional demands on our customer support, sales and marketing and administrative resources and network infrastructure.



OUR FAILURE TO INTEGRATE, MANAGE AND OPERATE NEW TECHNOLOGY COULD RESULT IN SYSTEM FAILURES



     Our operations depend on our ability to successfully integrate new and emerging technologies and equipment. These include the technology and equipment required for dense wavelength division multiplexing, which allows multiple signals to be carried simultaneously and Internet-data transmission using dense wavelength division multiplexing technology. Integrating these new technologies could increase the risk of system failure and result in further strains on our resources. Additionally, any damage to our Carrier Services network management center or our major Business Services switching centers could harm our ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived. See "Business -- GTS Carrier Services" and "Business -- GTS Business Services."



SYSTEM FAILURES OR INTERRUPTIONS IN OUR NETWORK MAY CAUSE LOSS OF CUSTOMERS



     Our success depends on the seamless uninterrupted operation of our network and on the management of traffic volumes and route preferences over our network. Furthermore, as we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our circuit capacity and traffic management systems. Any prolonged failure of our communications network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial losses.



THE TECHNOLOGY OF OUR HERMES RAILTEL NETWORK COULD BECOME OBSOLETE AND HARM OUR COMPETITIVENESS



     If our network is not able to meet its design specifications or if it is unable to keep pace with technological changes in the telecommunications industry, our network could become obsolete. Our network has been designed to utilize dense wavelength division multiplexing and synchronous digital hierarchy technology, another digital transmission standard that facilitates the compatibility of dissimilar equipment from different vendors. In addition, the network will be extended to support IP Services in 1999. While the currently operational portion of our network has performed at or above design specifications since November 1996, our network may not achieve the technical specifications which we designed it for. Additionally, we may be unable to allocate the funds necessary to upgrade our network as technological improvements in telecommunications equipment are introduced. This could harm our competitive position relative to other more technologically advanced networks. For a more comprehensive discussion of the Hermes Railtel network technology, see "Business -- GTS Carrier Services -- Hermes Railtel Network."



WE MAY ENCOUNTER DELAYS IN IMPLEMENTING KEY ELEMENTS OF OUR BUSINESS STRATEGY WHICH COULD ADVERSELY AFFECT OUR PROJECTED REVENUE GROWTH



     We may be unable to successfully, timely and cost-effectively realize numerous elements of our business plan, including:



     - our plan to provide local access services in twelve major Western European cities by 2001;



     - our plan to build and operate the FLAG Atlantic-1 transatlantic cable by the end of 2000;



     -  our plan to develop and offer Internet services;

     - the execution of agreements with various parties regarding, among other things, rights-of-way and development and maintenance of infrastructure and equipment; and



     - the timely performance by third parties of their contractual obligations to engineer, design and construct the infrastructure underlying our local access strategy, transatlantic services and Internet services.



     We believe that our cost estimates and the network expansion schedule are reasonable with respect to these projects. However, the actual construction costs or time required to complete the plans could substantially exceed current estimates. Any significant delay or increase in the costs to develop such plans could have a material adverse effect on our operations.



DELAYS IN REGULATORY LIBERALIZATION IN EU MEMBER STATES COULD ADVERSELY AFFECT OUR SERVICE OFFERINGS IN THOSE COUNTRIES



     A substantial portion of our strategy depends on the timely implementation of regulatory liberalization of the EU telecommunications market. Although EU member states had a legal obligation to liberalize their markets in accordance with these directives by January 1, 1998, Greece and Portugal have been granted extensions. In many countries where we implement our business plan and make capital expenditures there is a risk that regulatory liberalization may not occur. As a result, we may be unable to provide many of our services and to proceed with the planned growth and expansion of our networks, infrastructure and other systems.



     Even if an EU member state promptly adopts liberalization measures in a timely fashion, we may encounter difficulty in executing our business plan if
(1) established national or regional telecommunications operators, regulators, trade unions and other sources resist implementation of such measures or (2) any EU member state imposes greater restrictions on international services between the EU member state and non-EU countries. For a comprehensive discussion of our business strategy, see "Business -- Business Strategy," "Business -- GTS Carrier Services -- Business and Marketing Strategy," "Business -- GTS Business
Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."



WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COSTS IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS



     We are significantly dependent on the technology and equipment which we acquire from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Without this equipment, we would face delays, operational disruption and higher expenses. Our main suppliers are Alcatel, Nortel, Ericsson and Siemens. While we could obtain equipment of comparable quality from several alternative suppliers, we may be unable to acquire compatible equipment from such alternative sources on a timely and cost-efficient basis.



FAILURE TO OBTAIN NEW LEASES OF TRANSMISSION CAPACITY OR RENEW EXISTING LEASES ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTIONS OF OUR NETWORK



     We currently lease a substantial portion of our network transmission capacity under agreements which generally have twelve-month or longer fixed terms. These lease arrangements result in high fixed costs. If our lease arrangements deteriorate or terminate and we are unable to enter into new arrangements, our cost structure, service quality, network coverage, results of operations and financial condition could be adversely affected. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier Services -- Hermes Railtel Network -- Network Agreements."



FAILURE TO CARRY SUFFICIENT TRAFFIC ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTION OF OUR NETWORK



     The revenues generated by transporting traffic in these leased fiber routes may vary with traffic volumes and prices. Accordingly, if we do not carry enough traffic volume over the particular route or are unable to charge an appropriate price for such traffic, we could fail to generate revenue sufficient to cover our lease costs, and would therefore incur operating losses on the particular route or routes. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier
Services -- Hermes Railtel Network -- Network Agreements."



OUR REVENUES FROM OUR WHOLESALE AND RESELLER CUSTOMERS ARE SUBJECT TO FLUCTUATIONS AND MAY RESULT IN LOSSES OR INCONSISTENT PROFITABILITY



     Customers of our Business Services line of business that purchase services on a wholesale basis or for resale to retail customers typically change their routing or providers to take advantage of the lowest cost alternative. This often results in greater fluctuations in revenue generated by these customers than by other categories of customers. Due to capacity and quality constraints on our least-cost routes, we have occasionally been forced to carry traffic over a higher-cost route, thereby decreasing our revenues. We may continue to experience short term fluctuations in usage and revenue as customers change routing and providers. For a discussion of our wholesale and resale customers, see "Business -- GTS Wholesale Services -- Targeted Customers."



WE MAY BE AT A COMPETITIVE DISADVANTAGE DUE TO RESTRICTIONS IMPOSED BY THE FOREIGN CORRUPT PRACTICES ACT ON CERTAIN OF OUR BUSINESS PRACTICES



     Many of our current and potential competitors are not subject to, or constrained by the prohibitions of, the Foreign Corrupt Practices Act, including the prohibition against making payments to government officials in order to obtain commercial benefits. We are subject to, and seek to comply with, the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, we cannot assure you that we will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace.



WE WILL LOSE TAX BENEFITS IF WE ARE UNABLE TO USE OUR NET OPERATING LOSS CARRYFORWARDS



     As of December 31, 1998, we had net operating loss carryforwards for U.S. federal tax purposes of approximately $251.0 million expiring in 2003 through 2018. We cannot assure you that U.S. tax authorities will allow us to apply these loss carryforwards, in part or full, to reduce taxes on our future income. Because of the change in ownership provisions of the Tax Reform Act of 1986, our ability to use the tax benefits from our net operating loss carryforwards is subject to an annual limit as a result of the initial public offering and the follow on stock offering, convertible senior subordinated debenture due 2010 offering carried out in July 1998 and our recent acquisitions of Esprit and NetSource.



FLUCTUATIONS IN FOREIGN CURRENCIES MAY MAKE IT MORE COSTLY FOR US TO PAY OUR U.S. DOLLAR-, DEUTSCHMARK-AND EURO-DENOMINATED DEBT



     Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs, as our revenue and some of our costs, assets and liabilities are denominated in multiple local currencies. We have substantial debt denominated in U.S. dollars, Deutschmarks and Euros. However, most of our revenues are denominated in European currencies. Therefore, our ability to pay interest and principal on such debt is dependent on the then current exchange rates between U.S. dollars and the currencies in which our revenues are denominated. We historically have not used hedging transactions to limit our exposure to risks from doing business in foreign currencies. In April 1998, Hermes Europe Railtel B.V. entered into a currency swap contract to limit its exposure to some if its currency risks. For further discussion of our exposure to currency fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR RISK OF FRAUD AND BAD DEBT MAY GROW AS OUR SMALL TO MEDIUM SIZED CUSTOMERS INCREASE



     We have experienced problems relating to the fraudulent use of our access codes and the failure of some customers to make full payment for services rendered. However, we do not believe that such problems are substantially different from what is generally experienced in the telecommunications industry. We expect that the credit risk characteristic of our customer base may increase as the share of our revenue deriving from small to medium sized enterprises and service provider/reseller customers increases.



WE MAY NOT IMPLEMENT BILLING AND MANAGEMENT INFORMATION SYSTEMS EFFECTIVELY AND ON SCHEDULE



     We may encounter difficulties in implementing and enhancing our new billing and management information systems and in integrating new technology into such systems. While our existing billing system is sufficient for its current operations, we have selected a new billing system which we believe will provide the capability and flexibility to support our anticipated growth. If our billing and management information systems are not effectively implemented, our call details may not be accurately recorded and customer bills may not be generated promptly and accurately. This would adversely impact on our business since we would not be able to promptly collect on customer balances due to us. For a comprehensive discussion of our Billing and Management Information Systems, see "Business -- GTS Business Services -- Billing and Management Information Systems" and "Business -- GTS Access Services -- Billing and Management Information Systems."



FAILURE OF OUR COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT OUR BUSINESS AND OPERATIONS



     We rely greatly on computer systems and other technological devices. However, these devices may not be capable of recognizing dates beginning on January 1, 2000. This problem could cause any of our network, Internet or programming operations to malfunction or fail. We are communicating with third parties significant to our business to find out more about their Year 2000 compliance programs. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate.



     We have spent approximately $4.9 million for our Year 2000 compliance through December 31, 1998, and expect to spend approximately an additional $5.0 million to $6.0 million through the end of calendar year 1999. We currently expect to incur $2.0 million to replace identified telecommunications equipment and software. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."



LOSS OF KEY PERSONNEL COULD AFFECT OUR GROWTH AND FUTURE SUCCESS



     We believe that our growth and future success will depend in large part upon a small number of key executive officers, as well as on our ability to attract and retain highly skilled personnel to work in the emerging markets in which we operate. Key personnel include our senior management and the heads of our lines of business as well as senior management personnel formerly employed by NetSource and Esprit Telecom, which we recently acquired. We cannot assure you that we will be able to hire and retain qualified personnel. The competition for qualified personnel in the telecommunications industry is intense, particularly in the emerging markets where we operate.



SIGNIFICANT STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS



     At December 31, 1998, the Open Society Institute, Soros Foundation Hungary, Soros Charitable Foundation, Soros Humanitarian Foundation, Winston Partners II LLC, Winston Partners II LDC and Chatterjee Fund Management, L.P., which we collectively refer to as the Soros associates, beneficially owned approximately 11.91% of our common stock and Alan B. Slifka and affiliates beneficially owned 4.60% of our common stock. In addition, two persons who are affiliated with the Soros associates and one person who is affiliated with the Slifka affiliates serve on our board. As a result, either of these two stockholder groups may significantly influence decisions which stockholders must approve, such as the election of directors and other decisions relating to the management of business.

TURMOIL IN RUSSIA AND THE CIS CREATES SIGNIFICANT UNCERTAINTY FOR OUR OPERATIONS



     To date, we have earned a significant portion of our revenue from operations in Russia and the other countries of the CIS. All foreign companies operating in the former Soviet Union, including our company, face significant political, economic, regulatory, legal and tax risks, as described below.



     For a discussion of our consideration of a possible sale of our interest in certain of our Russian businesses, including through a public offering, see "Business -- GTS Business Services -- CIS and Mobile Services -- CIS."



  THE EFFECT OF POLITICAL INSTABILITY ON OUR BUSINESS IS UNCERTAIN



     Instability in the political systems of Russia and the other independent countries of the CIS discourages investment and spending and could reduce our revenues and profits from our operations in these countries. The political instability results from political gridlock, dissatisfaction with reform, social and ethnic unrest, economic difficulties, and changes in government policies, and may grow worse in the future. Russia's current president continues to institute political reforms, but the pace of reform is slowing. The dismissal of a significant number of government leaders by the Russian president over the past year has contributed to continuing political instability.



     The Russian parliament has passed legislation to protect private property from expropriation and nationalization. However, since the Russian government lacks experience in enforcing these provisions and since the present political system is unstable, we do not know if these protections will be enforced in the future. Expropriation or nationalization of our business would have a material adverse effect on our operations.



  RUSSIA'S UNSTABLE ECONOMY MAY REDUCE DEMAND FOR OUR SERVICES



     The Russian economy has experienced severe volatility in both financial and currency markets. These developments have been accompanied by a substantial decline in the Russian stock market and the failure of banks and other businesses. Reforms enacted by the Russian government to create a more market-oriented economy are at risk in this environment and it is uncertain whether stability will return to the Russian financial markets. If the Russian economy does not improve, this condition will most likely have an impact on the demand for our services offered in Russia.



  THE RUSSIAN BANKING CRISIS COULD ADVERSELY AFFECT OUR ABILITY TO CONVERT RUBLES AND RECOVER FUNDS



     The instability of the ruble and the institution of further restrictions on certain foreign exchange payments could negatively affect our ability to convert rubles into foreign currency and transfer foreign exchange payments out of Russia. Through our Business Services - CIS and Mobile Services - CIS lines of business, we have earned and continue to earn significant revenue in Russia. The value of the ruble against the U.S. Dollar, however, has steadily declined. As a result of the August 17, 1998 decision by the Russian Government and the Central Bank of Russia to devalue the ruble and its aftermath, the value of the ruble against the U.S. Dollar has fallen even more significantly, negatively affecting our financial performance. During the quarter ended September 30, 1998, we recorded a $13.1 million pre-tax charge, the largest portion of which consisted of foreign currency exchange losses on our net monetary assets that are denominated in rubles. Since the August 17th decision, the Russian authorities have been unable to maintain a stable exchange rate. Thus, an additional significant and sudden decline in the value of the ruble might occur which could negatively affect our financial performance and require us to record another significant pre-tax charge.



     Our ability to hedge against further declines in the values of the ruble by converting to other currencies is significantly limited. The ruble is generally non-convertible outside Russia. Within Russia, the market for converting rubles into other currencies is limited and is subject to rules that restrict the purposes for which conversion and payment are allowed. This market may become even more restricted or may cease to exist as a result of policies the Russian government may implement.

     The 90-day moratorium that the August 17th decision imposed on certain foreign exchange payments delayed transfers of funds. Although the 90-day moratorium has expired, it could be renewed or established in another form if the Russian government and Central Bank anticipate further liquidity crises. Any delay in converting rubles into foreign currency to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on our operations.



     For a more comprehensive discussion of the economic crisis in Russia and the other independent countries of the CIS, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- Background on the Political, Economic and Tax Environment in Russia."



  MORE RESTRICTIVE RUSSIAN TELECOMMUNICATIONS POLICIES COULD CONSTRAIN OUR OPERATIONS



     Presently, Russian legislation does not restrict foreign investment in the telecommunications industry, but there have been press reports of renewed consideration of nationalization and foreign ownership restrictions of certain strategic industries, such as the telecommunications industry. Any change to current government regulations or policies that negatively affects the licenses that we hold or our ability to obtain licenses in the future would restrict our operations in Russia and the CIS. For a more comprehensive discussion of regulatory issues in Russia and the other independent countries of the CIS, see "Business -- Licenses and Regulatory Issues -- GTS Business Services - CIS and Mobile Services - CIS."



  WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO CONFUSION IN RUSSIA'S LAWS AND LEGAL STRUCTURES



     The current confusion with the Russian and CIS legal structure makes it difficult to know if we would be able to enforce our rights in disputes with our joint venture partners or other parties, or if we are in compliance with all applicable laws, rules and regulations. The Russian and other CIS governments have rapidly introduced laws and regulations and have changed their legal structures in an effort to make their economies more market-oriented, resulting in considerable legal confusion, especially in areas of the law that directly affect our operations. There can be no assurance that local laws and regulations will become stable in the future. Our ability to provide services in Russia and the other independent countries of the CIS could be adversely affected by difficulties in protecting and enforcing our rights and by future changes to local laws and regulations.



  OUR RUSSIAN TAX BURDEN MAY BE SIGNIFICANTLY GREATER THAN ANTICIPATED



     It is possible that our Russian taxes may be greater than the estimated amount that we have expensed to date and accrued on our balance sheets. The Russian tax system has many uncertainties and Russian tax authorities have become increasingly aggressive in their interpretation of the tax law, and in their enforcement and collection activities. We believe that the resolution of our Russian tax liability will not have a material adverse effect on our Russian shareholdings and financial condition. However, the amount and timing of an unfavorable resolution of our tax liability could have a material adverse effect on future results of operations or cash flows in a particular period.



  OUR MANAGEMENT, LEGAL AND FINANCIAL CONTROLS MAY BE INADEQUATE TO ENSURE THAT WE COMPLY WITH APPLICABLE LAWS



     As a result of deficient reporting and control standards, we have been unable to ascertain whether certain practices by our ventures were in compliance with applicable U.S. and foreign laws. If we or any of our ventures were found to be involved in unlawful practices we or our ventures could be exposed, among other things, to significant fines, the risk of prosecution and the loss of our licenses. Russia and the other independent countries of the CIS in which we operate lack corporate management and financial reporting legal requirements, and have underdeveloped banking, computer and other internal control systems. Additionally, we have had difficulty hiring and retaining qualified employees in these markets. As a result, we have had difficulty:



     -  establishing internal management, legal and financial controls;

     -  collecting financial data;



     -  preparing financial statements, books of account and corporate records;
       and



     -  instituting business practices that meet Western standards.



     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. In addition, in early 1997, we retained special outside counsel to conduct a thorough review of our business practices in the emerging markets in which we operate. The review did not identify any violations of law that we believe would have a material adverse effect on our financial condition. We believe that the special counsel review was properly conducted and was sufficient in scope, but we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs initiated by us will be effective. In addition, if government authorities were to disagree with our assessment, our future results of operations and cash flows could be materially adversely affected.



  THE REORGANIZATION OF THE RUSSIAN TELECOMMUNICATIONS INDUSTRY MAY CREATE STRONGER COMPETITION FOR US AND HURT OUR RELATIONS WITH OUR RUSSIAN PARTNERS



     The Russian government has reorganized the Russian telecommunications industry so that one entity, Svyazinvest, now owns a majority interest in most of our principal venture partners and other telecommunications service providers in Russia. This reorganization could make it more difficult for us to attract and retain customers, and thereby reduce our revenues, because:



     -  Svyazinvest is likely to become a stronger competitor; and



     - Our business relationships with our principal venture partners, which make up a major component of our business strategy in Russia, may be hurt.



     For a further discussion of Svyazinvest, see "Business -- Licenses and Regulatory Issues -- GTS Business Services - CIS and Mobile Services - CIS."



  WE MAY BE OVERLY DEPENDENT ON OUR JOINT VENTURE PARTNERS



    INABILITY TO OBTAIN LOCAL ASSISTANCE ON MARKETING AND REGULATORY MATTERS MAY DISRUPT OUR RUSSIAN AND CIS OPERATIONS



     We are substantially dependent on our local partners to provide us with marketing expertise and knowledge of the local regulatory environment. Because their local knowledge helps facilitate the acquisition of necessary licenses and permits, any significant disruption in our relationship with these parties could make it more difficult for us to obtain and maintain licenses and permits for our Russian and CIS operations.



     TERMS OF OUR JOINT VENTURE AGREEMENTS LIMIT OUR ABILITY TO MANAGE JOINT VENTURES



     Under the terms of various joint venture agreements we have the right to nominate key employees, direct the operations and determine the strategies of such joint ventures' governance. However, our partners in some ventures have the ability to frustrate the exercise of such rights. Significant actions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into significant corporate transactions effectively require the approval of our local partners. Further, we would be unlikely as a practical matter to want to take significant actions without the approval of our joint venture partners. Accordingly, we are unable to unilaterally control the operations of our joint ventures. For a discussion of these joint ventures, see "Business -- GTS Business Services - CIS and Mobile Services - CIS -- GTS Business Services - CIS -- Operations."

     OUR COMPETITION WITH OUR JOINT VENTURE PARTNERS MAY RESULT IN CONFLICTS OF INTEREST



     We frequently compete with some joint venture partners in the same markets which may lead to conflicts of interest. For example, Rostelecom, our partner in Sovintel, is the dominant international and domestic long distance carrier in Russia. Similarly, many of our regional telephone company partners in the TeleRoss Ventures offer cellular services in direct competition with certain of the operations of Mobile Services - CIS. We cannot assure you that any such conflicts will be resolved in our favor.



WE HAVE ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, EVEN IF IT WOULD BENEFIT SHAREHOLDERS



     We have adopted anti-takeover provisions that could delay or prevent a third party from gaining control of us in a transaction that our board of directors had not negotiated and approved, even if such change in control would be beneficial to you. These anti-takeover provisions could depress the market price of your common stock. These anti-takeover provisions include:



     - Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an "interested stockholder" except in limited circumstances.



     -  provisions of our charter and by-laws, including:



       -  a classified board of directors serving staggered three-year terms;



       -  restrictions on who may call a special meeting of stockholders;



       -  a prohibition on stockholder action by written consent;



       -  restrictions on the removal of directors;



       - supermajority voting requirements with respect to certain amendments to our charter;



       - the authority to issue shares of preferred stock and to determine the rights without stockholder approval; and



       -  a shareholders' rights plan.



     For a more comprehensive discussion of the provisions of our charter and by-laws affecting our capital stock, see "Description of Capital
Stock -- Certain Charter and By-law Provisions."



ANY U.S. JUDGMENTS YOU MAY OBTAIN AGAINST US MAY NOT BE ENFORCEABLE IN OTHER COUNTRIES



     Substantially all of our assets are located outside the U.S. As a result, it will be necessary for you to comply with non-U.S. laws in order to enforce judgments obtained in a U.S. court (including those with respect to federal securities law claims) against the non-U.S. assets of our operating ventures. We cannot assure you that any U.S. judgments would be enforced under any such non-U.S. laws.



OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK MAY BE LIMITED



     We do not expect to pay any cash dividends in the foreseeable future. Also, our ability to pay dividends is limited under the terms of indentures governing our outstanding debt securities. If we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the decision on August 17, 1998 by the Russian government and the Central Bank of Russia to devalue the ruble and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends. For more information on these debt securities, see "Description of Certain Indebtedness."

SUBSTANTIAL RESALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND DILUTE STOCKHOLDERS' OWNERSHIP INTEREST



     We cannot predict what effect future sales of our common stock or the availability of our common stock for sale would have on the market price for our common stock. Sales of large numbers of shares of our common stock in the public market pursuant to Rule 144 or pursuant to effective registration statements under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for our common stock. Presently, we filed and the SEC declared effective four other registration statements. Two registration statements on Form S-8 cover the resale of shares of common stock issued to employees, officers and directors under our employee benefit plans. In addition, we have filed with the SEC, and in April 1999 the SEC declared effective, two registration statements covering 24.1 million shares of our common stock owned by some of our affiliates and other stockholders. See "Description of Capital Stock -- Prior Purchase Agreements -- Registration Rights." Finally, under another shelf registration statement, the selling stockholders listed in the prospectus contained in that shelf registration statement may sell shares of common stock that we issue upon conversion of the shares of convertible preferred stock and the depositary agent may sell shares of our common stock in payment of dividends on the shares of convertible preferred stock. The resale of shares under these registration statements may depress our common stock price.



OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE



     The market price for your common stock could fluctuate due to various factors. These factors include:



     - failure to integrate or realize projected benefits from our recent acquisitions;



     -  acquisition-related announcements;



     - announcements by us or our competitors of new contracts, technological innovations or new products;



     -  changes in government regulations;



     -  fluctuations in our quarterly and annual operating results;



     - political and economic development in emerging markets (including Russia and the other independent countries of the CIS); and



     -  general market conditions.



     In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of your common stock.

                           FORWARD-LOOKING STATEMENTS



     This prospectus includes forward-looking statements as to how we may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:



     -  Risk of delay in implementing our business plan;



     -  Risks of completing acquisitions and integrating acquired businesses;



     -  Political, economic and legal changes in the markets where we operate;



     -  Heightened competition; and



     -  Our need for additional, substantial financing.



These forward-looking statements are principally contained in the following sections of the prospectus:



     -  Risk Factors;



     - Management's Discussion and Analysis of Financial Condition and Results of Operations; and



     -  Business.



     In addition, in those and other portions of this prospectus, the words and phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "intends", "plans", "projection" and "outlook" are intended to identify forward-looking statements. These statements should be viewed with caution.



     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                                USE OF PROCEEDS



     The selling stockholders will receive all of the proceeds from the sale of their shares of our common stock and we will not receive any proceeds from the sale of those shares.



                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                         AND PREFERRED STOCK DIVIDENDS



     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. The deficiency of earnings available to cover fixed charges has been computed by adding loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.



                                QUARTER ENDED
                                  MARCH 31,                    YEARS ENDED DECEMBER 31,
                                -------------   ------------------------------------------------------
                                    1999          1998        1997        1996       1995       1994
                                -------------   ---------   ---------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Deficiencies of earnings
  available to cover fixed
  charges.....................    $(158,444)    $(235,300)  $(132,276)  $(74,845)  $(41,631)  $(17,951)

                          PRICE RANGE OF COMMON STOCK


     Our common stock has been traded on the Nasdaq National Market since February 5, 1998, the date of the IPO, under the symbol "GTSG." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock as reported on the Nasdaq National Market.



                                                                 HIGH      LOW
                                                                ------    ------
Quarter ending March 31, 1998...............................    $49.00    $25.94
Quarter ending June 30, 1998................................    $51.25    $35.38
Quarter ending September 30, 1998...........................    $64.25    $24.50
Quarter ending December 31, 1998............................    $59.50    $21.13
Quarter ending March 31, 1999...............................    $68.25    $47.81
                                                                ------    ------
Quarter ending June 30, 1999 (through June 7, 1999).........    $80.00    $56.50
                                                                ======    ======



     The closing bid price for the common stock as reported on the Nasdaq National Market on June 7, 1999 was $80.00. As of December 31, 1998, there were approximately 484 holders of record of our common stock.

                               INDUSTRY OVERVIEW



EUROPEAN TELECOMMUNICATIONS MARKET



     Liberalization in the European telecommunications markets has proceeded rapidly since the late 1980's. Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their home markets and designed their networks according to national rather than continental and international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up the telecommunications markets to competition. These directives required member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of new interests, including our company, have emerged to compete with the European public telecommunications operators.



INTERNET INDUSTRY



     The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet, or its backbone, are connected in a variety of ways, including by public switched telephone networks and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol or IP, which is a market-based standard computer language broadly adopted on the Internet and elsewhere that allows computers with different architectures and operating systems software to communicate with each other on the Internet.



     Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an Internet service provider became more prevalent. Internet service providers offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.



     Internet service providers generally operate networks composed of dedicated lines leased from public telecommunications operators, local access providers and internet service providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the Internet service provider switching equipment by facilities obtained by the customer or the Internet service provider from either public telecommunications operators or local access providers through a dedicated access line or the placement of a circuit-switched local telephone to the Internet service provider.



IP COMMUNICATIONS TECHNOLOGY



     There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data, into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

     Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, some disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communication transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.



     Initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. We believe that the evolving IP standard will remain a primary focus of these development efforts. We expect the benefits of these efforts to be improved communications, reduced latency and declining networking hardware costs.

                                    BUSINESS


OUR HISTORICAL OVERVIEW



     We were founded in 1983 as a not-for-profit company under the name San Francisco/Moscow Teleport, Inc. We incorporated as a for-profit corporation in 1986, and reincorporated into Delaware in 1993 and changed our name to Global TeleSystems Group, Inc. in February 1995. Our principal business office is located at 1751 Pinnacle Drive, North Tower -- 12th Floor, McLean, Virginia 22102, United States, and our telephone number is (703) 918-4500.



     From our inception until 1998, we focused on (1) providing telecommunications services in emerging markets, particularly in Russia and (2) establishing and developing Hermes Europe Railtel B.V., a venture designed to provide a high speed transmission network across national borders in Western Europe. We intended to capitalize on the rapidly growing demand for telecommunications services in countries emerging from totalitarian rule and state-controlled economies. In addition, in Western Europe growing liberalization of regulations governing the provision of telecommunications services has resulted in a proliferation of new competitors to incumbent public telecommunications operators. At the same time, with the trend toward the increasing globalization of business, there has been a substantial growth in demand for high quality voice and data telecommunications. We perceived a need for a fast, efficient and lower cost cross-border network that would carry the traffic of established public telecommunications operators and other carriers. Since we began operating our Hermes Railtel network in late 1996, the demand for its services has validated our decision to build and develop such a network.



     In 1998, we changed our strategy in response to the economic crisis in emerging markets and the advent on January 1, 1998 of the deregulation of the provision of telecommunications services in Western Europe. We also sought to build on the success of our Hermes Railtel network by developing a plan to provide telecommunications services, including local access services, directly to businesses and other customers. Accordingly, during 1998, we acquired two companies that provide such services to businesses and other high usage customers in Western Europe and developed a plan to provide local access services in 12 major Western European cities. In addition, we realigned our operations into five lines of business to facilitate the coordination and management of our activities.


BUSINESS STRATEGY


     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:



  CONTINUE BUILDOUT OF HERMES RAILTEL NETWORK



     We intend to make Hermes Railtel's service offerings more attractive to our carrier customers by expanding the geographic reach and reliability of our core network. We are continuing to build our Hermes Railtel network by extending its coverage to include approximately 50 cities throughout Europe by the end of 2000 and by putting in place a high speed, cost-efficient transatlantic link through our FLAG Atlantic Limited joint venture. We are also deploying dense wavelength division multiplexing technology that will permit significant expansion of the core network's transmission capacity and allow us to upgrade the reliability and efficiency of the network.



  DEVELOP LOCAL ACCESS INFRASTRUCTURE



     In order to facilitate our customers' access to our network and to exploit what we believe to be an expanding market, we intend to build, lease or acquire local access infrastructure in 12 major metropolitan markets throughout Europe by 2001. We believe that the increasing liberalization of telecommunications regulation in Europe and the existing level of competition in Europe for local access services offer an attractive opportunity to build out local access infrastructure. We believe that implementing this strategy will also benefit our Carrier Services and Business Services lines of business.



  CAPITALIZE ON GROWTH IN DATA/IP TRAFFIC



     In anticipation of continued rapid growth in data and Internet traffic, we plan to expand our IP-based capabilities and product offerings. We intend to apply IP technology to Hermes Railtel's fiber optic network in order to enhance its efficiency and capacity. In addition to offering IP transport services, we intend to offer Internet access and IP-based services, such as web site management.



  REINFORCE AND EXTEND MARKET PENETRATION OF HERMES RAILTEL'S NETWORK



     We intend to reinforce and extend the market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access. As a result of these enhancements, we believe that we are well-positioned to generate additional revenues from existing carrier customers and attract new customers as demand for seamless transatlantic city-to-city services increases. Targeted new customers include the U.S. regional Bell operating companies, as well as U.S. and European Internet service providers.



  INCREASE HIGH USAGE RETAIL CUSTOMER BASE AND ROUTE TRAFFIC OVER OUR OWN
NETWORK



     As a result of the Esprit Telecom and NetSource acquisitions, we have an established retail customer base of leading international businesses, organizations and governmental agencies. We intend to continue to focus our retail marketing efforts on small, medium and large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which generate substantial volumes of telecommunications traffic. By routing this traffic over our Hermes Railtel, Business Services and Access Services networks, we seek to realize the benefits of owning our own infrastructure. In order to build our customer base, we anticipate significantly increasing the size of our direct sales force. We also seek to offer a level of service superior to that provided by incumbent telecommunications providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenues."



GTS CARRIER SERVICES


  OVERVIEW


     Our Carrier Services line of business is made up of three components:



     - Hermes Railtel;



     - Transoceanic Services; and



     - IP Services.



     Cross-border transmission capacity has historically been used predominantly for the transmission of voice traffic. We believe that cross-border transmission capacity will increasingly be used to transport data traffic and in several years the volume of capacity used for transporting data traffic will significantly exceed that used for transporting voice traffic. This trend is being driven by the rapid growth of the Internet and other data-intensive applications such as videoconferencing, multimedia, and medical and business imaging, among others.



     We intend to participate in this developing market by providing comprehensive telecommunications transport services to established and emerging telecommunications carriers, Internet service providers and other significant consumers of transmission services. We believe that our customers will increasingly demand network connection to the world's major commercial and financial centers. In addition, we believe that our customers will demand Internet or IP-based services such as Internet access, web hosting and management services in order to participate in the expected growth of the Internet.



  HERMES RAILTEL NETWORK



     We are one of the leading providers of telecommunications services to other telecommunications carriers. We operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. At March 3, 1999, the network operated over approximately 12,200 kilometers connecting 19 cities in 10 countries. We expect the network to extend approximately 25,000 kilometers with points of presence, or equipment for switching or relaying traffic, in approximately 50 cities in 20 European countries by the end of 2000.



     Capacity on the Hermes Railtel network is sold to public telecommunications operators, other carriers, Internet service providers, resellers of unused telecommunications capacity and other telecommunication service providers. We believe that we are able to provide our customers a service that is superior to other services currently available through public telecommunications operators or through other independent providers.



     At March 3, 1999, we operated the Hermes Railtel network in Belgium, The Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain, linking the following 19 cities: Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen, Stockholm, Hamburg and Madrid. If completed as expected by the end of 2000, our network will extend approximately 25,000 kilometers. During 1999, we plan to extend our network through France to Barcelona and commence operating in Austria, the Czech Republic, Luxembourg and Portugal.



     We currently lease capacity on transatlantic cables linking the network with North America and are exploring various interconnectivity options to Russia. At March 3, 1999, 54 customers were under contract for service on the Hermes Railtel network, and at December 31, 1998 our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided Hermes Railtel performs in accordance with contractual specifications.



     We intend to continue to build Hermes Railtel's network using cost-efficient access to an infrastructure of railways, motorways, pipeline companies, waterways and power companies. We have a flexible approach to the network plan and intend to fine-tune the scope, route and design of the network based on our evaluation of customer demand. We have entered into agreements for the construction and/or lease of fiber optic routes for the network in the countries where we currently operate. We continue to negotiate rights-of-way and other infrastructure arrangements in order to extend the network. We expect to incur approximately $750 million in additional capital expenditures, including capital lease obligations, through 2000 in connection with the build-out of the network.



     In June 1998, we acquired our 75% interest in Ebone, a Danish company which connects European Internet service providers to the Internet over its own network. In May 1999, we acquired the remaining 25% interest in Ebone. As of December 31, 1998, Ebone served 83 customers in 25 countries. As part of the transaction, Ebone purchased approximately $100 million of long-term capacity rights on Hermes Railtel's network. It will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. Many of Ebone's existing customers own a portion of Ebone's shares through an association.



     MANAGED BANDWIDTH SERVICES



     Hermes Railtel provides primarily large capacity cross-border European circuits and transatlantic services to carriers and service providers over an integrated, managed network. The Hermes Railtel network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology (a form of packet switched transmission technology), provides digital transmission capability upon which a broad range of advanced functionality may be built. The Hermes Railtel network offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2.048 Mbps (or millions of bits per second) to a data transmission rate of 2.5 gigabits per second (or billions of bits per second). For more information on technology in the telecommunications industry, see "Industry Overview -- IP Communications Technology."



     Point-to-Point Transmission Capacity. The current market for cross-border transport is also served by international private leased circuits provided by public telecommunications operators. Traditionally, such private leased circuits are formed by combining half-circuits from two public telecommunications operators between customer locations, often with additional public telecommunications operators providing transit segments. Under such private leased circuits, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only at a data transmission rate of 2.048 Mbps, and in certain instances, at a data transmission rate of 34 Mbps. We provide a Point-to-Point Transmission Capacity service to our customers. We believe this service is a significant improvement to private leased circuits because it provides a greater range of bandwidths from 2,048 Mbps to multiples of 140 Mbps or 155 Mbps and allows customers to choose a service level agreement which provides service guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.



     Our point-to-point transmission capacity consists of "integrated" and "node-to-node" services. Our network integrated service provides an end-to-end service between customer-specified locations where we arrange for the connection between the network node location and the customer's location. The node-to-node service can be selected when the customer prefers to provide its own connection to the local network node location. In node-to-node service, we guarantee service only on our network and not from our network node to the customer's location. Our network prices for both services are competitive relative to current service offerings. Our customers can choose flexible contract terms from one to ten years in duration, with discount schemes designed to ensure that we remain a cost-effective solution.



     Virtual Network Transmission Services. As the European marketplace liberalizes and carriers and other telecommunications service providers plan to expand their operations across Europe, a need arises for a flexible and cost-effective means of telecommunications transport. Such service providers have traditionally obtained international transport service by leasing international private leased circuits. Leasing private leased circuits requires a carrier to lease channels on a segment-by-segment basis from multiple public telecommunications operators, linking the target cities under arrangements having a fixed capacity and pricing structure for each segment of the carrier's network. Private leased circuits have several disadvantages, including (1) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (2) delays in implementation due to numerous contractual negotiations and the need to interconnect numerous leased circuits,
(3) limited opportunities to lease high-bandwidth pan-European capacity and (4) variability of quality due to the absence of a centrally managed single uniform network. Telecommunications carriers could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by traffic volume.



     Our network transmission service provides a new solution and an attractive alternative to leasing circuits or building infrastructure. This service enables our customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along our network with a pricing structure based on the overall amount of leased capacity for the customer's entire network.



     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements and prefer to have control over the physical configuration of their networks. This service connects multiple customer locations with multiple paths in a ring configuration. We provide the customer with reliable and direct control over the paths dedicated to its traffic within the ring and exclusive control over the routing. We can add additional ring capacity with no service interruption and additional customer locations with minimal service interruption. We can provide this ring service at a very competitive rate compared to other point-to-point services. For a discussion of the risks associated with the

Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."



     INTERNET ACCESS AND IP TRANSPORT



     Ebone Internet Access Services. Internet service providers, which are companies that provide Internet access to end-users, have purchased Internet access from Ebone since 1991. Ebone has one of the largest installed bases of Internet service provider customers in Europe. Building on the expertise developed since the advent of the Internet in Europe, Ebone now offers Internet service providers a high quality Internet access service with the following significant features:



     - Reliable access to Internet service throughout Ebone's network, which is made possible by always dedicating excess bandwidth capacity on its network;



     - Access to other Internet networks through links with major Internet backbone providers in Europe and in the United States; and



     - Access speeds ranging up to 620 Mbps.



     IP Transport Services. We are developing IP transport services for service providers that focus on building their own Internet backbone, Intranet or voice over IP services. This IP traffic has been traditionally supported by a combination of managed bandwidth services (like the ring or the point-to-point services of Hermes Railtel's network) and Internet network services (like Ebone's Internet services).



     Today, large service providers building their Internet networks demand the speed offered by fiber infrastructure, the reliability of managed bandwidth services and the flexibility of Internet network services.



     We intend to carry the international Internet traffic of service providers between their private points of presence and/or Internet exchange points. We expect these services to combine high quality transmission services with the ability to upgrade transmission capacity and speed and to control configurations which are the strengths of large Internet network providers. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."


     BUSINESS AND MARKETING STRATEGY


     The overall strategy of Hermes Railtel is to offer public telecommunications operators and other carriers pan-European cross-border telecommunications transport services. Our Hermes Railtel network provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. Our primary service offering is the sale of large capacity cross-border circuits to our customers. Our network's focus on carriers is designed to complement and not compete with such carriers' own business objectives in providing services to their end-users.



     As a result of our acquisition of Ebone, we are now accelerating our plans to become a leading player in the provision of seamless transatlantic city-to-city services in order to take advantage of the increased market demand for low cost transatlantic city-to-city services. In 1998, we contracted for long-term leased capacity on transatlantic cables linking the Hermes Railtel network to North America. In addition, we intend to further increase our transatlantic capacity through the purchase of capacity from the FLAG Atlantic Limited joint venture. We also intend to invest further in extending and increasing the capacity of the Hermes Railtel network.



     To establish ourselves as the leading provider of telecommunications services to carriers within Europe, we offer our customers significantly higher quality transmission and advanced network capabilities at a competitive price by focusing on the following:



     - High Capacity Cross-Border Network Facilities. Our network is designed to offer our customers high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow range of capacity offerings. By utilizing dense wavelength division multiplexing technology over our network, we anticipate that, once fully deployed, this technology will enable our network to provide a minimum speed of 800 gigabits per second on all major routes. Options are in place to expand fiber capacity further on a number of routes.



     - Uniform Network Architecture. Our network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies under the control of separate, not necessarily compatible, network control systems. The Hermes Railtel network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the network.



     - Diverse Routing. We have designed our network over multiple routes to provide high levels of reliability so that if a failure occurs on one route, traffic can be diverted to an alternate route. The network is designed to provide availability of over 99.9% for most routes and to provide customers with a wide range of telecommunications transmission capacity. We believe that to achieve this level of reliability without the use of a network similar to Hermes Railtel's network, carrier customers would need to purchase additional dedicated circuits.



     - Rapid Provisioning. Our customers can quickly obtain additional capacity on our network. This ability to rapidly provide service is largely due to our development of capacity substantially in excess of our forecasted requirements.



     - Flexibility. Our services provide customers flexibility across Hermes Railtel's network so that the customer may minimize risk by enabling network rerouting, eventually even under customer direct control.



     - Advanced Technology. We are deploying dense wavelength division multiplexing and synchronous digital hierarchy technology that can be upgraded and will permit significant expansion of transmission capacity without increasing the number of fiber pairs on a network. This technology also provides the basis for structuring advanced operating features, such as virtual private network services and IP-based services.



     - Innovative Pricing. We believe that the price of high-bandwidth circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. We offer competitive pricing with tailored contract terms and volume discounts. This allows our customers to plan more efficiently the fixed costs of their service portfolio. Our customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers purchasing capacity from public telecommunications operators generally choose from a narrow set of capabilities under inflexible pricing plans.



     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."



     PRICING AND DISTRIBUTION



     We primarily conduct sales of Hermes Railtel's services through Hermes Europe Railtel (Ireland) Limited, a subsidiary.



     Currently, the price of cross-border pan-European calls is often significantly higher than the underlying cost of transport and termination of such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating our network enables us to attractively and competitively price services even as overall tariffs for telecommunication services decline. Our low cost basis is a result of, among other things, the application of new technologies to our network, which allows us to operate our network with fewer employees than legacy networks.

     The term of a typical customer agreement currently ranges from one to three years in length. The customer agrees to purchase, and we agree to provide, cross-border transmission capacity. In general, the customer agrees to pay certain non-recurring charges upfront and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, the customer is generally required to pay us a cancellation charge equal to three months' service for every twelve months remaining in the contract term. We guarantee transmission services to a certain service level. If such levels are not met or we fail to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable for the failed link.


     CUSTOMERS


     At March 3, 1999, 54 customers were under contract for service on Hermes Railtel's network, including public telecommunications operators and other carriers, global consortia, Internet service providers and resellers. As of December 31, 1998, our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided our network performs in accordance with contractual specifications. We believe that the type and quality of our customers validate our business plan and network concept and illustrate the type of customers we expect to be attracted to the full network. The success of our network to date also demonstrates the demand for cross-border transport services. We are targeting seven major market segments or customer groups, which can be characterized as follows:



     - Existing Public Telecommunications Operators. This customer segment consists of the traditional European public telecommunications operators that generally participate in the standard bilateral agreements for cross-border connectivity. We provide a vehicle for public telecommunications operators to compete in non-domestic markets. As of January 1, 1998, all public telecommunications traffic can be transported by carriers other than the domestic public telecommunications operator, thus vastly expanding the potential demand from public telecommunications operators for our services.



     - Global Consortia of Telecommunications Operators. Many of the largest public telecommunications operators and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets such as those in Western Europe, particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia was to provide pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and voice services for a closed user group. We believe that we provide an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, we believe that we are well-positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.



     - International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Existing customers in this segment include Teleglobe and targeted future customers include the United States regional Bell operating companies. We can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.



     - Other Carriers. This segment consists of other European carriers competing with existing public telecommunications operators, cable TV and mobile carriers and competitive access providers. These other carriers have chosen to compete with the incumbent public telecommunications operators in their respective countries. We believe that these other carriers will prefer to use the services of independent carriers such as ourselves to meet their cross-border telecommunication transport needs.



     - Internet Backbone Networks. Internet backbone networks are providers of large capacity international connectivity services between Internet nodes (points of interconnection between local Internet service providers). These networks are a fast-emerging segment and are expected to


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       generate significant demand for the services we offer. The Internet segment is experiencing significant growth in demand for transmission capacity.



     - Resellers. Resellers are telecommunications service providers that do not own transmission facilities, but obtain communications services from other carriers for resale to the public. Resellers are a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the United States, for example, resellers were a significant factor in the expansion of competition.



     - Other Service Providers. We also target data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. Their basic network transmission requirement is to connect data switches or processors, and they currently purchase their own international circuits and build additional resiliency into their network infrastructure. We expect to allow them to meet these needs cost-effectively and to extend their services to new markets or customers without substantial capital investment.



     We expect that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, single-source local and long distance services for small and medium-sized businesses and emerging broadband applications such as cable TV programming distribution (other than broadcast) to the end-user.


     NETWORK DESIGN


     Network Architecture. Our network design is based on a layered architecture that separates physical, optical and telecom layers of our network with standard interfaces in order to optimize design and operation and provide flexibility for introducing new technologies, such as IP.



     Physical Layer. The physical layer of our network is based on a mesh of routes comprised of dark fiber, or fiber optic cable that is not yet equipped or activated for commercial use. When the network is completed, the physical layer will interconnect cities on the network via at least two or three different paths to minimize service interruptions when fiber or equipment failures occur. In each major city, we intend to locate two additional customer access sites for maximum reliability.



     Optical Layer. The optical layer of our network is based on dense wavelength division multiplexing. This is a cost-effective technology that substantially increases the capacity of an existing fiber optic network by multiplying the number of signals that it can carry simultaneously. Specifically, this layer:



     - supports the provision of optical services directly to customers at 2.5 gigabits per second, representing the speed for digital signal transmission expressed in billions of bits per second; and



     - provides for the operation of multiple synchronous digital hierarchy transmission networks and/or IP systems to run concurrently on a single fiber pair in a highly cost-efficient manner. Ciena 40 wavelength systems are currently installed on our network in five countries with a potential capacity of 100 gigabits per second on a fiber pair.



     Telecom Layer. The synchronous digital hierarchy layer of our network, running via dense wavelength division multiplexing channels in the core of the network, and directly on fiber elsewhere, supports the provision of point-to-point services to customers at speeds of 2 Mbps up to 155 Mbps. The synchronous digital hierarchy layer is itself a multi-layered architecture consisting of multiple synchronous digital hierarchy rings, or cables, which are optimized for different telecommunications traffic characteristics. Each synchronous digital hierarchy ring supports fully automatic re-routing of traffic in the case of a break in the ring.


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


     We expect to add an IP layer to our network starting in the second quarter of 1999. This layer will support high capacity IP routers, or computer devices for routing packet-switched data traffic, which can deliver IP services to customers at speeds up to 2.5 gigabits per second. These routers will be supported on the dense wavelength division multiplexing layer of the network directly and/or through asynchronous transfer mode technology in the core of our network and on top of the synchronous digital hierarchy layer elsewhere. These changes will also enhance the services that Ebone can offer to its Internet service provider customers. We plan to extend our enhanced IP transport capabilities to all cities on our network by 2000. This layer will be able to handle failures independently of the lower layers by re-routing at the IP level.



     Our network is controlled by a single active network operations center in Brussels, Belgium. We maintain a backup center in Amsterdam, The Netherlands that has equivalent management systems continuously synchronized with the primary center.



     Our network operations center can pinpoint potential service problems and deal with service re-routing much more effectively than other networks that are controlled by multiple operators in different countries. Our advanced operational support systems also provide comprehensive support for:



     - managing the large number of network components and local repair organizations required for an extensive international network of our size; and



     - providing advanced customer support for customer operational activities.



     Overall, our combination of backup paths and management components enable recovery from individual failures at the optical, synchronous digital hierarchy and IP layers. Our resilient approach provides for a high level of network performance and reliability. As a result, we are able to enter into strong performance commitments with our customers, and services on most routes of our network have performed at or above 99.9% availability.



     We expect to operate our network and to own substantially all of our network equipment as well as some segments of the fiber optic cable. A substantial portion of the fiber is leased from third parties on a long-term basis. Long-term leases for fiber are advantageous to us because they reduce or eliminate the costly burden of building large quantities of capacity before they can be fully utilized. Where we lease dark fiber, the owner of such fiber will generally be responsible for maintaining such fiber optic cable. In general, we will enter into agreements with equipment vendors and infrastructure providers and other third parties to supply and/or maintain the necessary equipment for our network. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."


     NETWORK CAPACITY


     We are building our network to include Ciena 40 dense wavelength division multiplexing systems on a majority of our routes. This allows for synchronous digital hierarchy and IP systems of 2.5 gigabits per second to be installed only when required, thus providing for efficient management of capital investment.



     Should capacity be required beyond the initial 100 gigabits per second on the first fiber pair, we can bring additional fiber pair(s) into operation that utilize either higher capacity dense wavelength division multiplexing systems at
2.5 gigabits per second or at 10 gigabits per second. Such systems have been available on some routes on our network since 1998. The remaining routes are planned to have this upgrade in 1999. We plan to have a minimum of two fiber pairs on all routes. This approach will extend capacity as we implement it on new paths and on selected existing paths over time.


     NETWORK AGREEMENTS


     We have entered into agreements and letters of intent with various infrastructure providers for construction and/or leasing of dark fiber for portions of our network. Our agreements for leases of portions of our network typically require the infrastructure provider to provide a certain number of pairs of dark


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


fiber and in some cases facilities along our network route commencing on dates we provide. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. We are allowed to use the cable for the transmission of messages and other purposes, including increasing capacity. The infrastructure provider is responsible for maintenance of the cable facilities. The infrastructure provider may also provide space for the location of our equipment and related maintenance. The agreements typically provide for termination by the parties only for material breach, but allow the breaching party 90 days to cure their breach. The agreements typically contain a transition period after termination of the agreement to allow us to continue to serve our customers until we can reach agreement with an alternative infrastructure provider. In certain areas of our network where it is not possible to lease dark fiber, we have signed agreements or letters of intent for the right to use managed bandwidth. The terms of these agreements typically range from 10 to 25 years. For a discussion of the risks associated with our network agreements, see "Risk Factors -- Failure to obtain new leases of transmission capacity or renew existing leases on our leased lines could cause us to incur losses on the leased portions of our network" and "Risk Factors -- Failure to carry sufficient traffic on our leased lines could cause us to incur losses on the leased portion of our network."



     We are also deploying our network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. We constantly evaluate multiple alternative infrastructure suppliers in order to maximize our flexibility. Many portions of our network utilize long-term right-of-way agreements with landowners. As a result of our network development activities to date, we have gained access to infrastructure for our network routes which we believe will be difficult for competitors to duplicate.



     LOCAL ACCESS



     We expect to provide customer access to our network primarily through our Access Services line of business using synchronous digital hierarchy access lines in those cities where Access Services will be present and the Hermes Railtel network has nodes. Arrangements with our Access Services line of business are expected to be on an arms length basis. In each city, as one of our points of presence is deployed, we may contract with one or more suppliers to provide local access service to customer locations. Currently, we have contracted with a number of unaffiliated local access providers to connect our network to intra-city networks. Under these agreements, we can offer our carrier customers service from their premises in one city to their premises in another city. Various local access network suppliers may also be interested in linking the business centers in which they are active to our network. Therefore, we believe that the relationships between ourselves and local access network suppliers can benefit both parties.



  TRANSOCEANIC SERVICES



     In January 1999, we signed an agreement with FLAG Telecom, to establish a 50/50 joint venture to build and operate the world's first transoceanic dual cable system designed to carry voice, high-speed data and video traffic at speeds up to 1.28 terabits or trillions of bits per second. The high-capacity fiber optic link between Europe and the United States, to be known as FLAG Atlantic-1, is expected to begin offering services in the last quarter of 2000. The joint venture plans to offer a direct link between New York City, London and Paris, with connections to numerous other cities in the United States, Europe and other countries in the Middle East and Asia Pacific. The project is subject to financing, the execution of related agreements and other conditions.



     Construction of the initial 160 Gbps portion of FLAG Atlantic-1 will cost approximately US$1 billion. Financing will be provided by a combination of equity contributions and capacity purchases by the joint venture participants, customer sales, and non-recourse bank debt. A contract to build the cable has been awarded to Alcatel Submarine Networks, the general contractor. The system's design allows for 160 Gbps incremental upgrades as demand warrants. Under the terms of the joint venture agreement, we will be responsible for the construction and maintenance of the land-based portion of FLAG Atlantic-1.


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


     The two subsea sections of the cable are approximately 5,900 kilometers and 6,350 kilometers for each link, with an overall system length of approximately 12,500 kilometers. The joint venture will provide links from the European landing points to the cities of Paris and London where plans are for customers to be able to connect to Carrier Services' network as well as to other networks that customers may choose.



     BUSINESS AND MARKETING STRATEGY



     We believe that a large portion of Carrier Services' market growth will come in the form of IP-based voice and data services. Because a majority of the world's IP traffic originates in the United States, our Carrier Services line of business has chosen to invest in its own capacity infrastructure through Transoceanic Services' participation in FLAG Atlantic Limited. We believe that owning a large volume of capacity will provide us with a competitive low cost position to serve existing and future customers. We also intend to utilize FLAG Atlantic Limited as a lessor of transatlantic capacity to Hermes Railtel, thus extending the Hermes Railtel network at favorable prices. Transoceanic Services will also provide backhaul services which it will market through a newly developed sales force. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."



     CUSTOMERS



     In addition to selling capacity to Hermes Railtel, Transoceanic Services intends to target customers, including emerging alternative carriers, incumbent telecommunications carriers and Internet service providers that require high quality dedicated transmission capacity to major commercial and financial centers. Sales will be made with our direct sales forces, as well as through indirect channels.



  IP SERVICES



     In order to capitalize on the projected growth in IP voice and data transmission services and to take full advantage of Hermes Railtel's network, as well as its Ebone subsidiary and transoceanic capacity, we intend to offer IP-based services to telecommunications carriers, businesses and other high usage customers. We have recently developed a strategic plan which envisions progressing from a service offering focused on IP transport to one which focuses on value-added IP-based service offerings.



     PRODUCTS AND SERVICES



     We intend to offer a broad array of competitively priced comprehensive IP services to meet our customers' requirements.



     - Connectivity. Connectivity services may include dial-up and dedicated access, IP transport, voice over IP, fax over IP, virtual private networks and IP clearinghouse services;



     - Network and Management Services. These services may include security and network integration as well as router and server management, billing and information services to managed IP networks; and



     - Value Added Services. These services may include web hosting, collocation, unified messaging and basic Internet service provider services such as newsgroups, mail, groupware and directory services. We are also considering metering and billing services as well as e-commerce and call center applications.



     BUSINESS AND MARKETING STRATEGY



     We estimate that a large portion of our market growth will come in IP-based voice and data services. These services will range from Internet access and IP transport to value-added services such as e-commerce and unified messaging. We expect to use a number of complementary strategies to enter these service markets, including:



     - acquisition or partnership with emerging providers of value-added services and IP-based application companies;



     - expansion of Internet access and IP transport capabilities and service offerings;



     - development of a full web hosting capability either through acquisition, partnership or our own development; and



     - expansion of virtual private network, intranet and extranet service offerings.



     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."



GTS BUSINESS SERVICES



  OVERVIEW



     Through our Business Services line of business we provide high quality, competitively priced long distance voice and fax services for retail business customers to worldwide destinations and network management, access and termination services to telecommunications service providers such as calling card companies and resellers in the United Kingdom, Germany, The Netherlands, Spain, France, Italy, Norway, Sweden, Belgium, Denmark and Ireland. We provide these services using our switches, fiber optic cable and other infrastructure, as well as leased lines and capacity provided by other carriers and service providers. We established our Business Services customer base and sales network and acquired additional switches, routers and other infrastructure through the recent acquisitions of Esprit Telecom, NetSource and Omnicom.



     We are in the process of developing our plans for integrating Esprit Telecom, NetSource and Omnicom into our Business Services, Carrier Services and Wholesale Services lines of business. We may have one or more of our other entities purchase assets from Esprit Telecom as part of our strategy. Any such transaction must be effected in accordance with the applicable covenants in the indentures governing the Esprit Telecom 11.5% senior notes due 2007 and 10.875% senior notes due 2008. In addition, we may also decide in the future to execute a tender or exchange offer or consent solicitations with respect to these notes, if we determine that it is advisable to better integrate Esprit Telecom into our overall corporate structure.



     Other than references to Omnicom as a newly acquired subsidiary, the following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See
"Summary -- Recent Developments -- Omnicom Acquisition."



  PRODUCTS AND SERVICES



     We currently offer a range of telecommunications services to two targeted business customer segments: (i) retail business customers consisting of small, medium and large-sized businesses, governmental agencies and other organizations with significant international traffic and (ii) telecommunications service providers and resellers. We have recently introduced a new category of service -- enhanced services -- to complement our established telecommunications services and products. In some markets, we plan to target small and medium-sized enterprises, small and home offices and high-value residential customers.



     Retail Services. The largest share of the business and corporate retail market is currently international voice and fax transmission services. In most of our Business Services markets, we also provide our retail clients with national long distance services. As we integrate Esprit Telecom and NetSource and build out local access in targeted metropolitan markets throughout Europe, we intend to


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


provide our retail clients with seamless national and international city-to-city service through our Carrier Services and Access Services infrastructure. We believe that customers have selected us as a provider on the basis of competitive pricing, network quality, responsive account management and customized services. See "-- Competition Faced by Our Lines of Business."



     We distinguish our retail business customers between direct access retail customers and indirect access retail customers. Our direct access customers use our owned or dedicated leased lines, while our indirect access customers access our services indirectly on a switched basis using the public telecommunications operator network by means of an access code. Our direct access retail customers are generally users of telecommunication services who generate relatively large amounts of long distance traffic, with such traffic usually being important to the execution of their core businesses. We offer retail direct access in all of our existing Business Services markets.



     Our indirect access retail clients access our services by dialing an access code, generally either using an auto dialer or via a code programmed directly into their own switches so that it is transparent to the user. These customers generally consist of small and medium-size businesses whose telecommunication requirements do not warrant the costs associated with the dedicated leased lines of direct access service. Contracts for both direct and indirect access are typically for a period of one year. See "-- Business and Marketing Strategy
-- Target High Users of Long Distance Traffic." For a discussion of regulatory issues relating to the provision of retail indirect access services, see
"-- Licenses and Regulatory Issues."



     Service Provider/Reseller Services. We provide network management, access and termination services to a number of telecommunications service providers, such as calling card companies and Internet service providers, and to resellers which distribute our telecommunication services to customers with average monthly revenue levels below those that we currently target. These companies are typically marketing-focused rather than network-focused, and we are able to provide a high degree of telecommunication support to such providers, including stationing their equipment at our switch sites, incoming call verification and bill generation. In some cases, these customers use competitor carriers to either seek lower costs overall or to have backup services. Contracts for our service provider and reseller services are typically for a period of one year.



     Enhanced Services. We focus on developing new products and services which address the specific needs of our customer base including calling cards, an international toll free service and itemized billing, which we target to organizations that require their customers or employees to be able to simply and cost-effectively call them from other countries. We plan to introduce additional services, including unified messaging, interactive voice services, prepaid calling cards and prepaid mobile phone services. Our target customers include calling card operators, hotels and information technology companies. In addition, we provide itemized billing and detailed costing for accounting and control purposes, national freephone services, as well as limited prepaid and account-based calling card services in some markets, and limited data services on a trial basis.



     Fixed-to-Mobile Traffic. This service allows our Business Services customers with a router to place calls to cellular phone subscribers at more favorable rates than if they were placed directly to the relevant cellular phone service through the public telecommunications operator. Due to the relatively high penetration of cellular phones throughout Europe, the cost of calls to such phones is an increasingly significant part of companies' total telephony costs. Consequently, we believe that this service will continue to prove attractive.

  BUSINESS AND MARKETING STRATEGY



     In order to achieve our objective of becoming one of the largest pan-European independent telecommunications service providers to business and other high-usage customers, we intend to implement the following strategies:



     TARGET HIGH USERS OF LONG DISTANCE TRAFFIC



     We have an established retail customer base of leading international businesses, organizations and governmental agencies, including a number of international financial institutions and large global hotel chains. We intend to continue to focus a significant part of our retail marketing efforts on medium- to large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which typically generate long distance telecommunications expenditures in excess of $5,000 per month. We will increasingly focus our marketing efforts on small to medium-sized enterprises that utilize significant amounts of long distance services, and plan to target small offices and home offices and high value residential customers in certain countries. We believe that these market segments offer significant opportunities, because a substantial portion of them have traditionally been under-served by the public telecommunications operators.



     PROVIDE CUSTOMER VALUE AND SERVICE



     We seek to offer our business services to our customers not only at a discount to the prices charged by public telecommunications operators, but with a level of service superior to that provided by such other service providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. We focus on providing individual attention to potential and current customers, beginning early in the sales cycle and continuing throughout a customer's relationship with us. We offer each client direct, personalized service to ensure full access and a smooth transition to the services we provide.



     DEVELOP OUR PRODUCT AND SERVICES PORTFOLIO



     We seek to develop new products and services which address the specific and changing needs of our current customer base and to attract and retain new customers. Our infrastructure gives us the flexibility to offer new products and services without undertaking major network modifications, and we believe that we are well positioned, both from a technical and marketing perspective, to add additional products and service offerings. The provision of national long distance services is one of our rapidly growing businesses and we expect that this will offer us major opportunities, as liberalization leads to more favorable public telephone operator connection rates in Europe.



  NETWORK AND OPERATIONS



     Through our acquisitions of Esprit Telecom and NetSource, we have acquired a core infrastructure network for providing services to business customers. This consists of three components: the switching equipment, the transmission infrastructure and network between those switches, and systems to support the management of the network.



     SWITCHING EQUIPMENT



     We utilize advanced digital switching equipment and network routing architecture from recognized industry manufacturers to form a reliable network platform for the delivery of quality telecommunications transmissions. We own and operate three switches at switching centers in London, Dusseldorf and Amsterdam for switching national and international long distance calls. We own and operate a switch in Mannheim, Germany and a switch in Dublin, Ireland for switching national and international long-distance calls. We have has also acquired additional switches, in Dusseldorf, Frankfurt and Hamburg. We have installed and are currently testing additional switches which have been installed in Paris and Barcelona. We will add more switches to the network as traffic flows, capacity and business conditions warrant and as we expand into new markets.

     We continuously evaluate developments in switching technology and products offered by other companies, and will add different platforms which are complementary and beneficial to our service network. We maintain our switches with up-to-date software and ensure their compatibility with the large number of signaling systems in use in the European and United States markets. Using least-cost routing technologies, each switch is programmed to select the most cost-efficient route or carrier for the required destination. We also employ dynamic compression equipment to improve utilization of our most costly transmission lines.



     TRANSMISSION INFRASTRUCTURE AND NETWORK



     We currently maintain network sites in 31 locations in 11 European countries, 11 of which locations are primary switching centers and 20 are local points of presence, as well as network connections to certain carriers located in the United States. In most cases, network sites are situated at the site of the sales offices. We intend to extend the reach of our services network by linking new sales offices and terminating sites with a view to providing seamless and cost-effective transmission. Overall management of our services is carried out centrally from our network management center in the United Kingdom, with additional support staff based locally to facilitate complete oversight of all network functions. Thus, we are able to evaluate current and projected traffic patterns in order to establish buildout priorities.



     One of our key services is least cost routing. The equipment required to provide this service consists of a small programmable call router which is connected to the PBX of a corporate customer or, in the case of a smaller office without a PBX, connected directly to an outbound telephone cable. In certain service areas such as The Netherlands, we also market telephone equipment with routing technology already incorporated into the equipment (called a dialer). We offer different types of routers depending on the market being served and local technological requirements.



     MONITORING AND MAINTENANCE



     From our network management center in the United Kingdom, we monitor our equipment and facilities and provide technical assistance and support 24 hours a day, year-round. Various quality measures are monitored on an ongoing basis, with the aim of identifying problems at an early stage before they affect the customer. Through the use of sophisticated network management equipment, we are able to effectively control bandwidth and provide diagnostic services. We use an internal staff of technicians both to install and repair electronics and to provide service to customers.



     NETWORK RESILIENCE



     Our network infrastructure is designed to provide resilience through back-up power systems, automatic traffic re-routing and computerized automatic network monitoring. If our network experiences a failure of one of its links, the routing intelligence of the switch is designed to enable the call to be transferred to the next choice route or, if all other routes are unavailable, to the public switched telephone network, thus ensuring call delivery without affecting the customer.



  SALES



     The local managing directors in each country are responsible for all local sales activities and local marketing, local regulatory compliance and licensing requirements, and the relationship with the local telecommunications companies. A central marketing organization is responsible for coordinating the country market initiatives, driving product development, market research and analysis, and promotion and advertising. From our network management center in the United Kingdom we provide transmission, technical support and billing services to each of our sales offices and terminating sites. In addition, our network management center is also responsible for the implementation, upgrading and functionality of information technology systems (including the billing and management information systems).



     Direct sales constitute our principal sales method in the United Kingdom, Germany, Spain, France, Belgium, Luxembourg, Italy, Sweden, Norway, Denmark, The Netherlands and Ireland. We support our


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


direct sales effort by telemarketing and telesales, and complement it to a lesser extent by independent sales intermediaries and resellers. In Sweden, Denmark and Norway we market our products and services principally through sales agents. In addition, because we have begun to increase our focus on specific industry groups, such as financial institutions, hotels, travel service organizations and transport companies, we have assigned specialists to particular industries.



     We currently operate in eleven countries that account for approximately 80% of the international long distance telecommunications minutes that originated in EU member states in the 1998 calendar year, and maintain sales offices in 42 cities. Each country's sales operation is run as a profit center by a country manager, and varies from smaller operations in the early stages of development, to fully operational businesses in the more developed markets consisting of support and sales staff, as well as customer service personnel. The sales operation in each country is responsible for originating and managing business in its respective local market, and is staffed with employees who understand our Business Services line of business, philosophy, products and systems and local telecommunication systems and products, business practices, languages and customs. As of December 31, 1998 we had approximately 245 direct sales people, 300 sales agents and 150 full-time equivalent telemarketing employees in our Business Services line of business.



     The United Kingdom. From sales offices in London, Reading, the Midlands, Manchester and Glasgow, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations in our Business Services line of business.



     Germany. We offer both direct and indirect retail access and service provider and reseller services to all international and national long distance locations and through NetSource, we also provide services to small-office and home-office and residential customers. In addition, we offer retail services to businesses through six regional sales offices located in Frankfurt, Hamburg, Berlin, Munich, Oberhausen and Stuttgart and through relationships with third-party distributors. In June 1998, Esprit Telecom acquired the switch-based telecommunications services business of Plusnet, which at that date offered national and international long distance voice telephony to approximately 700 business customers.



     The Netherlands. We have sales offices in Amsterdam, Rotterdam, Leiden, Zwolle, Eindhoven and Venray. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.



     Scandinavia. We operate in Sweden, Norway and Denmark as a reseller, providing our business customers with indirect retail access and service provider and reseller services to all international and national long distance destinations using least cost routing.



     Spain. We operate one of the few alternative telecommunications providers currently operating in the Spanish market. From sales offices in Madrid, Barcelona and Bilbao, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations.



     France. We operate sales offices in Paris, Lille, Lyon, and Strasbourg. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.



     Belgium. From sales offices in Brussels and Antwerp, we currently offer direct and indirect retail access wholesale and service provider and reseller services to all international and national long distance destinations.



     Italy. From a sales office in Milan, we currently offer direct and indirect retail access to all international and national long distance destinations.



     Ireland. From sales offices in Dublin and Cork, we offer both direct and indirect retail access services to all international and national long distance destinations.


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


  BILLING AND MANAGEMENT INFORMATION SYSTEMS



     Our detail records for customers we acquired through the acquisition of Esprit Telecom are collected and backed-up locally and transmitted to the internal billing center in the United Kingdom for processing. Call records are transmitted electronically to Tel Labs Inc., a data processing company in the United States, for final processing of customer records, which are then returned for verification, printing and distribution to customers. In 1997, we began to consider an upgrade to our information and management systems, which we believed to be required in order to provide the capability and flexibility to support our anticipated growth. We have selected a new customer care and billing system from Seville Systems, a billing system vendor headquartered in Edmonton, Canada. The new system is undergoing final customization and testing. The introduction of the new system will be accompanied by additional systems designed to support the critical service activation, customer care and service assurance processes. We expect that investment will continue with major additional systems in the billing, customer care, network management, product management, prospect management and information systems areas being introduced over the next several years. We expect to integrate the acquired legacy billing systems at NetSource and Esprit Telecom into our new Business Services billing process by mid-1999. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."



GTS WHOLESALE SERVICES



  OVERVIEW



     By utilizing the existing infrastructure of Esprit Telecom, we are creating a sixth line of business to be known as Wholesale Services. Wholesale Services will provide international traffic termination services to other telecommunication carriers, including public telecommunications companies, new operators, global alliances and regional telephone companies, to which it is able to provide highly responsive and flexible services. Wholesale traffic will enable us to benefit from greater purchasing power and higher network utilization. Through our Wholesale Services line of business, we will integrate the wholesale services activities of Esprit Telecom with the international switching and transit service activities of GTS -- Monaco Access. At a later date, our Wholesale Services line of business will also incorporate the wholesale activities of NetSource.



     Through our Wholesale Services line of business, we offer competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, as distinguished from "retail" services offered to end-users. These services include:



     - international switched traffic;



     - international private lines;



     - facilities management, including billing, customer management and fault reduction systems;



     - resale distribution for Internet service providers; and



     - prepaid calling card platform services.



     Wholesale customers are other international and national carriers that connect with Wholesale Services to carry their traffic to destinations where our rates are competitive, both on the Hermes Railtel network and on other off-network routes. Wholesale Services has contracts with these customers, but they generally do not include minimum usage levels. Our wholesale customers generally maintain relationships with a number of telecommunications providers. In several cases, Wholesale Services will also use its wholesale customers as suppliers for termination of its off-network calls. We believe that success in the wholesale business is predicated on high network quality at a low cost base. At present, the majority of our Wholesale Services' wholesale customers are located throughout Europe. We expect that demand for our Wholesale Services line of business will further increase in other European markets as these markets mature. As we continue to increase the capacity of Hermes Railtel's network, we anticipate that our


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


resultant cost base will enable us to price our wholesale services more competitively and therefore increase the volume of such services.



     Our partner in GTS-Monaco Access, SNF, is an investment fund designated by the Principality of Monaco to represent its interests. We exercise operational control of the joint venture, and provide managerial and financial support, international telecommunications expertise and strategic planning. We have entered into an agreement with SNF and Monaco Telecom to purchase for approximately $5 million SNF's 50% interest in GTS-Monaco Access, terminate the GTS-Monaco Access joint venture and transfer its customers and revenues to the UK as we combine with Esprit Telecom's wholesale activities.



     By utilizing our Carrier Services and Access Services networks as well as over 25 third-party carriers in London and 40 third-party carriers across Europe and North America, we provide telecommunications termination to destinations world-wide and a wide range of alternative routing paths that facilitate cost-effective termination and ensure reliability and increased call/termination success rates. Calls are carried from the entry switch point to the switch point from which the call can be terminated most economically. If this exit switch site is within the country of the termination, we consider the call to be an "on-net" call, whereas we otherwise consider it to be an "off-net" call. Off-net calls are passed on to other carriers for transmission and termination. In general, we realize higher gross margins with respect to on-net calls because we utilize our own infrastructure. We expect that the expansion of the our Carrier Services and Access Services networks will allow us to increase the proportion of on-net calls as well as further reduce the cost of these calls.



  BUSINESS AND MARKETING STRATEGY



     Our strategy for developing our Wholesale Services line of business includes the following:



     - Develop Advanced Carrier Services Offerings. Wholesale Services may develop its "advanced carrier services" offerings to include global 0800 services and international free phone services, which we believe will broaden customer relationships, enhance revenues and help to protect us from price-based competition.



     - Develop Relationships to Broaden Service Offerings. Our Wholesale Services line of business may develop relationships to broaden its service offerings. Wholesale Services has entered into agreements with UUNET, one of its gateway customers, to provide wholesale Internet access to Wholesale Services' carrier customers in a number of Western European countries. The agreement allows these services to use the same brand names as those of our affiliates.



     - Pricing. Price is a critical factor in the market for international switching as competition increases due to expanding international capacity, advances in technology and falling regulatory barriers. Wholesale Services intends to price its services competitively with the prevailing price for comparable inter-public telecommunications operators transit and gateway services. Wholesale Services is not bound by legacy systems, infrastructure and personnel levels and can, therefore, manage competitive cost operations.



     - Attractiveness of Independence. Because our Western European activities are not affiliated with any of the major consortia or large Western European telecommunications companies, our Wholesale Services line of business may be considered an attractive service provider for Western European carriers who may otherwise be reluctant to obtain services from the larger operators of international gateways that are often their competitors in the retail market.



     - Exploit Internal Opportunities. Wholesale Services may collaborate with our other companies in Europe and the CIS. Wholesale Services is expected to realize significant reductions in its cost structure through access to low-cost European transmission capacity through an alternative infrastructure provider such as Hermes Railtel. Wholesale Services will act as the international carrier for traffic generated by our other lines of business.


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


     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."



  TARGETED CUSTOMERS



     Targeted customers for our Wholesale Services line of business include:



      - Non-Affiliated Public Telecommunications Operators. We believe that various large American and Western European public telecommunications operators that lack adequate international switching and transport facilities of their own may be persuaded to purchase international services from Wholesale Services rather than from competing public telecommunications operators or consortia;



      - Mobile Carriers. We believe that some of the alternative mobile carriers, which currently provide only a small percentage of Western European mobile telecommunications traffic, may prefer the "independent" international gateway service offerings of Wholesale Services to those of their public telecommunications operator competitors;



      - Internet Service Providers. Growth in Internet usage creates a significant opportunity for a nonaligned Internet access provider such as Wholesale Services, since many Internet service providers will be in direct competition with public telecommunications operator-owned services in large European markets;



      - Second Carriers/Resellers. We believe that many second carriers will seek to enter new markets quickly without investing in international switching capacity; and



      - Established Public Telecommunications Operators. This customer segment will be a niche market for Wholesale Services. As markets are deregulated and carriers become increasingly competitive, opportunities may emerge to leverage our non-aligned status to route traffic between those new competitors.



GTS ACCESS SERVICES



  OVERVIEW



     Through Access Services, we intend to capitalize on our experience in developing and operating local telecommunications networks in Russia and Central Europe by building, acquiring or leasing technologically advanced fiber optic networks in order to provide local access services in up to 12 metropolitan markets throughout Europe, by 2001. We presently provide local telecommunication access infrastructure and leased lines in several cities in Russia, the CIS and Central Europe, including Moscow, St. Petersburg, Kiev, Prague and Budapest. Currently, the regulatory regimes in Europe vary from country to country and some countries do not permit alternative providers of local access to operate.



  PRODUCTS AND SERVICES



     Together with our Business Services line of business, we intend to offer through Access Services a broad array of competitively priced, comprehensive services to meet customer telecommunications service requirements, including private line services, local, national and international switched telephony services, high-speed local access network interconnection services, virtual private network services, video transmission services and IP-based services, including voice over IP, web hosting and data transmission services. According to industry sources, demand for data transmission in the United States is currently growing much faster than voice, and we expect that this trend will develop in Europe as competitively priced telecommunications services become available. In addition, we intend to develop competitively priced value-added telecommunications services that are tailored to the specific needs of individual customers.

     The types of services that we intend to offer in combination with our Business Services include:



     - Switched Services. Switched services involve the transmission of voice, data or video to locations specified by end-users or carriers. Through our Business Services, we have the technological capability to offer a full range of switched service, including local, national and international calls as well as enhanced services. We intend to own and operate switches and enter into interconnection agreements with other telecommunication service providers and carriers, including Hermes Railtel's network, in order to offer to customers cost-effective local, national and international calling services. Switched service features are expected to include, to the extent allowed by local regulations, enhanced services such as conference calling, call forwarding, analog or digital connectivity, desk-to-desk calling, four digit dialing, full network monitoring and maintenance, caller ID, voice mail/messaging and e-mail to voice-mail conversion.



     - Non-Switched Services. Non-switched services involve a fixed, dedicated communications link between two or more specific locations. Businesses commonly use this service to obtain a private direct link between multiple business facilities or to another end-user/carrier. We expect to provide high capacity, advanced technology to deliver customer traffic with a lower cost and higher reliability as compared to the local public telephone operator. Through a highly reliable and cost-efficient network that can carry significant amounts of capacity, we intend to provide non-switched voice, data and video transmission between (1) end users,
       (2) end users and carriers and (3) multiple carriers, allowing our customers the option to bypass the older, less efficient technology and higher priced services of the incumbent public telecommunications operators.



     - Other Services. We also intend to develop service offerings to take advantage of new market opportunities. We expect such services to include one or more of the following: high speed data transmission services, IP-based services, including Internet for multi-media applications, Web hosting, voice over IP, calling card services, and enhanced voice services. These products are expected to be developed and offered as customer demand dictates and as the relevant regulatory environment permits. We believe that there will be substantial demand for data and Internet services by large business and other high-usage customers, and that a bundled service offering of national and international data and voice services will be attractive to this targeted customer base.



  BUSINESS AND MARKETING STRATEGY



     We believe that the size and growth potential of the European telecommunications market, and the increasing liberalization of telecommunications regulations in Europe, offer considerable opportunities to expand into the provision of local access to retail customers in metropolitan markets throughout Europe.



     Our strategy for entering into a specific metropolitan market will be determined through an analysis of a number of demographic and economic factors, including:



     - business concentration;



     - presence of governmental, financial and business customers;



     - local economic trends and prospects;



     - demand and spending for switched and non-switched voice, data and video telecommunications services;



     - feasibility of construction;



     - presence of existing and potential competitors;



     - the regulatory environment;



     - the market's proximity to the Hermes Railtel network; and



     - the presence of local access companies that may be potential acquisition candidates.


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


In targeting cities in which our entry strategy will be the construction of a fiber optic cable network, we will initially focus on cities in which there are no competitive local exchange carrier competitors providing local access services or only one other such competitor. Our current intention is to enter two metropolitan markets by the end of 1999 and to provide services in up to 12 target metropolitan markets by 2001.



     We expect to use one or more of the following strategies to enter a market:



     - constructing a fiber-loop network;



     - purchasing or leasing fiber optic cable which has not been equipped or activated for commercial use;



     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or



     - forming partnerships with or acquiring providers of local access services that own and operate their own fiber loops and network equipment.



  CUSTOMERS



     We plan to offer local access and other telecommunications services primarily to telecommunications-intensive businesses for which reliable telecommunications services are critical, as well as to our Carrier Services and Business Services lines of business. We will use our fiber switches and other equipment where available and/or reselling other carriers' equipment as needed. These businesses include financial services companies, multi-national companies, governmental agencies, resellers, Internet service providers and wireless communications companies.



  NETWORK



     In those markets in which we determine to build our own fiber loops, we intend to construct, acquire or lease facilities to operate advanced, competitive local telecommunications networks employing current transmission technology with dual ring architecture and central system monitoring and maintenance. We believe that a base of uniform, reliable networks, which employ the most current technology and support a broad array of high quality services, will allow us to compete cost-effectively against products and services offered by public telecommunications operators and, in certain markets, other competitive providers of local access.



     Our plan for our basic transmission platform is fiber optic cable deployed in rings, equipped with high-capacity synchronous digital hierarchy equipment. These rings will provide redundancy by using dual paths for telecommunications transmissions and will extend to a customer facility either directly or on a point-to-point link from the rings. These rings will finally connect to the customer through customer-dedicated or shared electronics on or near the customer premises.



     NETWORK CONSTRUCTION



     Prior to undertaking acquisition or construction of a network in a particular market, we will undertake an analysis of a number of factors, as discussed above, to determine whether the acquisition or construction is economically justifiable. Wherever appropriate, we will seek to purchase or lease fiber optic cable that is not equipped or has not been activated for commercial use or utilize high-frequency short-haul microwave transmissions as a method of accelerated entry into a selected market.



     We expect that we will contract construction and installation services to independent contractors selected through a competitive bidding process. Our personnel are expected to provide project management services, including contract negotiation, construction supervision, testing and certification of installed facilities. The construction period of a network is expected to vary greatly, depending on such factors as network route kilometers, number of buildings involved in the initial installation and local construction regulations. Upon completion of the first phase of construction, or the initial loop, we expect to commence generating revenue. Further expansion of the network will be dictated by customer growth and customers' relative proximity to the initial loop.


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


     Our initial capital requirement to develop our Access Services business in Europe will be financed with a majority of the proceeds from our July 1998 stock and convertible debt offerings. In addition, we contemplate that we will raise additional financing, the proceeds of which will be applied toward the construction of our local access infrastructure. We have not yet determined the size and timing of such financing. We cannot estimate with any degree of certainty the amount and timing of our future capital requirements for the development of our Access Services line of business, which will be dependent on many factors, including the success of our Access Services business, the rate at which we expand our networks and develop new networks, the types of services we offer, staffing levels, acquisitions and customer growth, as well as other factors that are not within our control including competitive conditions, regulatory developments and capital costs. We believe that as we develop our Access Services line of business, it is likely that we will need to raise additional capital. See "Risk Factors -- We may be unable to raise the additional capital necessary to implement our business strategy."



  SALES AND MARKETING



     In each of our target markets, we intend to establish our own direct sales force. As we will be targeting large financial, corporate and governmental customers with demanding telecommunications service requirements, we expect that our internal sales force will include dedicated sales and customer service representatives. Our Access Services sales force will offer direct local access to Business Services customers in those metropolitan markets in which our Access Services builds local fiber loops. In addition, our Access Services will work closely with our Business Services to identify key customers and develop joint service offerings.



  GTS ACCESS SERVICES IN CENTRAL EUROPE



     In Central Europe, we currently provide private data communications services to government and commercial customers in Hungary, the Czech Republic, Slovakia and Romania. In the Czech Republic, we provide outgoing voice services and high-speed Internet access to business customers and operate an international gateway and a data services network. In Hungary, we provide data transmission services through a nationwide microwave network and a satellite-based network installed at customer sites throughout the country. We plan to develop two fiber loops in Budapest. Subject to certain regulatory approvals, we have also obtained a license to provide international data services in Poland and expect to begin operations during the first quarter of 1999.



     In January and February 1999, we acquired an interest in two Internet providers in Central Europe, DataNet in Hungary and NetForce in the Czech Republic. In addition, we also acquired interests in two of the largest Internet service providers in Poland, Internet Technologies and ATOM.



     Our strategy in Central Europe is to expand our service offerings as the regulatory environment permits, utilizing our existing infrastructure where possible and providing a broad range of services to our target markets. The establishment of competitive providers of local access in various Central European cities is a major component of this strategy.



  BILLING AND MANAGEMENT INFORMATION SYSTEMS



     Sophisticated information and processing systems will be vital to the success of Access Services. Specifically, we will need to develop systems to enter, schedule, provision, and track a customer's order from the point of sale to the initiation of service and such systems will need to include, or interface with, trouble-shooting systems, management, billing, collection and customer service systems. We expect the development of our systems to require substantial capital and management resources. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."



GTS BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS



     We provide digital voice, data, Internet and local services in Moscow through our Sovintel, Sovam and TeleCommunications of Moscow ventures and provide these same services to fourteen additional cities in the CIS through our TeleRoss long distance network. We continue to evaluate the business environment in Russia and the CIS for possible attractive opportunities for investments that may complement our existing operations in Russia and the CIS. We are exploring with our advisors a number of potential transactions, some of which may involve the sale, including through a public offering, of certain of our Russian businesses, or the contribution of these businesses in exchange for an interest of equivalent or greater value in the surviving entity and, if consummated, may be material to our operations and financial condition. Our ability to carry out these transactions is subject to political, economic, market and other conditions, and we cannot assure you whether or when these transactions would occur. We will effect any such transactions in compliance with the provisions of the indenture governing our 9 7/8% senior notes.



  BACKGROUND ON THE POLITICAL, ECONOMIC AND TAX ENVIRONMENT IN RUSSIA



     Political. In recent years, Russia has been undergoing a substantial political transformation. The various government institutions in Russia and the other independent countries of the CIS and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change.



     The political and economic changes in Russia have resulted in significant dislocations of authority. As a result of the turmoil at the federal government level and the continuing absence of a strong central government, the regions of Russia are exercising more independence in both political and economic policies. Significant organized criminal activity and high levels of corruption among government officials exist where we operate. For a description of political risks our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."



     Economic. In May and early June 1998, the Central Bank of Russia and other Russian governmental authorities adopted a number of measures, including increasing the inter-bank lending rate charged by the Russian Central Bank and the rate offered on sovereign debt obligations, in order to maintain the value of the ruble and reduce the risk of the flight of foreign capital from the Russian economy. These measures failed to stabilize the economy or provide adequate liquidity.



     On August 17, 1998, the Russian government and the Central Bank of Russia announced emergency steps to improve liquidity. Pursuant to this decision, the ruble's value was allowed to float between 6.0 and 9.5 rubles to the United States Dollar. Also, a 90-day moratorium was placed on the payment of foreign exchange to meet certain obligations of Russian entities. Finally, the Russian government announced that it intended to restructure the payment terms of certain treasury bills. Since the decision on August 17th, the ruble's value has declined substantially below the 9.5 ruble/United States Dollar floor set on that date. Although the 90-day moratorium has not been extended, the consequences of the decision on August 17 and its aftermath remain unclear. The International Monetary Fund and the G-7 have thus far refused to advance emergency funds to Russia to address the recent liquidity crisis. For a description of economic risks relating to our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."



     Taxes. Generally, taxes payable by Russian companies are substantial. There is no consolidation provision, and thus, dividends are subject to Russian taxes at each level that they are paid. Currently, dividends are taxed at 15% and the payor is required to withhold the tax when paying the dividend, except with respect to dividends to foreign entities that qualify for an exemption under treaties on the avoidance of double taxation. To date, the system of tax collection has been relatively ineffective, resulting in the continual imposition of new taxes in an attempt to raise government revenues. This history, plus the existence of large government budget deficits, raises the risk of a sudden imposition of arbitrary or onerous taxes, which could adversely affect us. For a description of tax risks relating to our operations in Russia and the CIS face, see "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations -- Our Russian tax burden may be significantly greater than anticipated."


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


  OVERVIEW OF RUSSIAN TELECOMMUNICATIONS MARKET



     We believe that evolving changes in government policy over the last several years and the overall inadequacy of basic telecommunications services throughout Russia have created a significant opportunity, although recent political and economic developments have created considerable uncertainty. Following the former Soviet Union's transformation from a centralized economy to a more market-oriented economy, increased demand from emerging private businesses and from individuals, together with the poor state of the public telephone network, has led to rapid growth in the telecommunications sector in Russia and the other independent republics of the CIS.



     Although it remains subject to certain restrictions, significant progress in privatization of the telecommunications industry in Russia and the other independent republics of the CIS has occurred. Under Russian law, state-owned enterprises within the telecommunications sector were subject to privatization but only pursuant to a decision of the Russian government in each individual case and with the state retaining a certain percentage of the stock of the privatized entity for three years, subject to extension for national security reasons. At present, virtually all of the former state telecommunications enterprises have been privatized and, subject to the above restrictions, shares of the newly formed joint stock companies have been sold to the public.



     Despite the recent changes in the Russian telecommunications industry, the level and quality of telecommunications service generally available from most public operators in Moscow remains significantly below that available in cities of Western Europe and the United States, although in recent years, the Moscow local telephone infrastructure has benefitted from significant capital investment. Outside Moscow (and to a lesser extent St. Petersburg), most standard Russian telecommunications equipment is obsolete.



  MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN RUSSIA AND THE CIS



     We have a policy worldwide of complying with all applicable laws. However, emerging market countries often have commercial practices and less developed legal and regulatory frameworks that differ significantly from practices in the United States and other Western countries. In addition, some local practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits that may be common methods of doing business in these markets, might be unlawful under the laws of the United States and other countries.



     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. We recruited a more experienced financial and legal team, including a new Chief Financial Officer, a senior finance officer overseeing all of the regions in which we operate, a senior finance officer for the CIS region, and a senior legal officer for the CIS region and adopted a more rigorous Foreign Corrupt Practices Act and applicable local laws compliance program.



     In addition, in early 1997, we retained special outside counsel to conduct a thorough review of certain of our business practices in the emerging markets in which we operate to determine whether deficiencies existed that needed to be remedied. In the course of this review, we replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. The review did not identify any violations of law that we believe would have a material adverse effect on our financial condition. However, if we were found by government authorities to have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, future results of operations and cash flows could be materially adversely affected in a particular period.



     We believe that the special counsel review was properly conducted and sufficient in scope and that the actions taken since the review to strengthen our management, financial controls and legal compliance will be adequate to address any possible deficiencies. However, we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs we have implemented will be effective. The audit committee of our board recently reviewed our legal compliance procedures. We believe that this continued oversight will help to ensure that any problems in these


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


procedures are addressed. For a discussion of the risks we face, see "Risk Factors -- Our management, legal and financial controls may be inadequate to ensure that we comply with applicable laws."



  GTS BUSINESS SERVICES - CIS



     OPERATIONS



     We provide a broad range of telecommunications services in Russia, including international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. Dedicated and leased capacity supplements our own infrastructure, allowing us to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian and Ukrainian carriers.



     Our business units seek to integrate and co-market their service offerings, utilizing TeleRoss as the long distance provider, Sovintel as the international gateway, TeleCommunications of Moscow and Mobile Services for local access, and Sovam Teleport as the data communications and Internet access network for business applications and on-line services. This integrated marketing approach enables us to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and the other independent countries of the CIS. We have taken preliminary steps to combine Telecommunications of Moscow, TeleRoss and Sovam. For a discussion of the risks associated with our joint ventures, see "Risk Factors -- Turmoil in Russia and the CIS creates uncertainty for our operations -- We may be overly dependent on our joint ventures partners."



     Sovintel. We own 50% of Sovintel, a joint venture with Rostelecom, the national long distance carrier. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 180 countries and private line dedicated voice channels and (ii) leveraging the infrastructure and services of our other Russian ventures, including TeleRoss, TeleCommunications of Moscow and Sovam. Sovintel customers, which primarily consist of businesses, hotels and Moscow-based cellular operators, are able to access these telecommunications services through Sovintel's fully-digital overlay network in Moscow. In addition, Sovintel continues construction of its St. Petersburg network which is interconnected to Sovintel's Moscow network and is intended to support Sovintel's Moscow clients which have a presence in St. Petersburg.



     Telecommunications of Moscow. During the third quarter of 1998, we increased our beneficial ownership of Telecommunications of Moscow to 95%. Telecommunications of Moscow provides a licensed numbering plan and interconnection to the Moscow city telephone network for carriers needing basic local access service in Moscow. Telecommunications of Moscow is currently licensed to provide 100,000 numbers in Moscow, of which over 78,000 have been leased. Telecommunications of Moscow has completed agreements required to construct and provide an additional 50,000 numbers. The construction started in 1998 and is expected to be completed by the end of 1999. Telecommunications of Moscow's switching facilities are fully integrated with the networks of Rostelecom, Sovintel, and Moscow city telephone network, allowing it to provide high quality digital service to its customers.



     Telecommunications of Moscow acts as a local gateway by providing numbers and ports to carriers in Moscow, including Sovintel, VimpelCom and Moscow Cellular, and thus providing interconnectivity to the Moscow city telephone network. Access to the Moscow city telephone network provides customers with the higher quality and broader range of services available in Moscow, such as the services provided by Sovintel. Access from outlying regions is typically obtained through a domestic long distance service provider such as TeleRoss. See "-- Sovintel" and "-- TeleRoss."



     TeleRoss. TeleRoss is a wholly owned subsidiary that operates a domestic long distance network. In addition, TeleRoss has a 50% ownership interest in 14 joint ventures that originate traffic and provide local termination of calls. The TeleRoss domestic long distance network serves 15 major Russian cities, including Moscow and, through satellite technology, 21 customers located outside these cities. TeleRoss provides digital domestic long distance services and other value-added services through its own infrastructure as well as access to Sovintel's international gateway services and access to the Moscow city


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


telephone network through Telecommunications of Moscow's switching facilities. Sovam uses the TeleRoss digital channels to provide regional data service and has co-located its access facilities with TeleRoss.



      Sovam. Sovam provides high-speed data communications services, electronic mail and database access over a high-speed packet/frame relay network to its customers in a large number of major Russian and CIS cities. Sovam also offers Russia On Line, the first Russian language Internet service. Russia on Line (which is our registered trademark) provides direct access to the Internet as well as access to a wide range of local and international information services and databases. In addition to serving the Moscow and St. Petersburg markets, Sovam offers its services in all TeleRoss cities, as well as 32 additional cities in Russia and the CIS.



      Sovam employs a dedicated sales and marketing force. Sovam's sales efforts are focused primarily on the banking and financial communities and large multinational companies. We frequently market bundled service packages, which include Sovam's data and Internet service, Sovintel's international service and TeleRoss's long distance service in order to offer customers a comprehensive telecommunications solution.



  GTS MOBILE SERVICES - CIS



     Our Mobile Services line of business operates cellular businesses in Russia and the Ukraine. In Russia, we have a wholly owned subsidiary, Vostok Mobile, which currently operates thirteen AMPS cellular companies in Russian regions located primarily west of the Urals under the trade name Unicel. Vostok Mobile owns between 50% and 100% of the Unicel cellular joint ventures in Russia. Unicel provides analog cellular telephone service based on the Advanced Mobile Phone System, or AMPS technology. In addition, through Vostok Mobile, we participate in PrimTelefone, a 50%-owned joint venture that operates an analog network in Vladivostok and other cities in the Primorsky region of Russia based on the Nordic Mobile Telephone System, or NMT technology. In April 1998, PrimTelefone was also awarded a license to operate GSM-1800 in 14 regions of the Russian Far East. In the Ukraine, we have an approximately 57% beneficial interest in Golden Telecom, which operates a digital GSM-1800 cellular network in Kiev, and an international overlay network in the Ukraine. Our Mobile Services entities hold licenses covering major Russian and the Ukrainian markets excluding Moscow and St. Petersburg, with an aggregate 1997 population of approximately 42 million people.



COMPETITION FACED BY OUR LINES OF BUSINESS



     The European and international telecommunications industries are highly competitive. Our competitors in these markets include the following entities, many of which have substantially greater technical, financial, marketing and other resources:



     - established national or regional public telecommunications operators and providers;



     - private multinational telecommunications carriers;



     - other private telecommunications developers and niche providers; and



     - consortia of telecommunications providers.



     Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their national or regional home markets and designed their networks according to national rather than international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up European telecommunications markets to competition. These directives required EU member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of companies, including our company, have emerged to compete with the European public telecommunications operators. We believe that competition for telecommunications services in Europe will continue to increase as a result of continuing liberalization.



     Accordingly, we compete primarily with national public telecommunications operators and other providers which have established market presences, fully-built networks and financial and other resources which are substantially greater than ours and, in the case of many public telecommunications operators, control over the intra-national transmission lines and connections to such lines. Additionally, the ownership of such infrastructure provides them with significant cost advantages. Since we utilize many of these networks to provide our services, the failure to gain cost-oriented access to such networks could have a material adverse impact on our business, results of operations and financial condition.



     We believe that other competitors in the European markets will include private multinational consortia such as Unisource, Concert and Global One, as well as resellers, microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and other competitive local telecommunications providers. We also compete with other medium-sized private carriers and resellers in Europe. These companies are generally more aggressive than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature marketplaces. Like ourselves, these providers often target medium-to large-sized business customers and other big market segments. In addition, the development of new technologies could give rise to significant new competitors.



     Competition in the European telecommunications industry is based upon price, customer service, type and quality of services and customer relationships. Our strategy is predicated on our ability to reduce our prices below the prices charged by the public telecommunications operators or dominant carriers in each of our markets, yet offer high-quality products and telecommunications services. However, prices have decreased substantially over the last few years in most of our markets. Some of our larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which we operate. We expect that prices will continue to decrease for the foreseeable future and that public telecommunications operators and other providers will continue to improve their product offerings. For a discussion of the risks posed by our competitors' operations, see "Risk
Factors -- Established competitors with greater resources may make it more difficult for us to effectively market our services, offer our services at a profit and attract and retain customers and "Risk Factors-- Our competitive position may be compromised by our dependence on other telecommunications service providers."



     We have outlined below the competitive environment with respect to each of our six lines of business.



  GTS CARRIER SERVICES



     The success of our Carrier Services line of business depends upon our ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (1) the respective public telecommunications operator in each country in which Hermes Railtel's network operates, (2) global alliances among some of the world's largest telecommunications carriers, and (3) global operators. We expect that some of these current and future competitors may also become our customers. We also believe that the ongoing liberalization of the European telecommunications market will attract additional entrants to the carrier's carrier market and increase the intensity of competition. Competitors in this market compete primarily on the basis of price and quality. We intend to focus on these factors and on service innovation as well. Our Carrier Services business plan anticipates substantial direct and indirect competition. For a discussion of the risks associated with our Carrier Services line of business, see "Risk
Factors -- Our Access Services and Business Services activities may cause our Carrier Services line of business to lose customers" and "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."



     Various telecommunications companies, including MCI/WorldCom, Inc., Viatel, Inc., KPN-Qwest, Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd., and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. Some of these networks include, or their promoters have expressed their intentions to include, transatlantic connectivity.

  GTS BUSINESS SERVICES



     We have not achieved and we do not expect to achieve a significant market share for our services in any of Business Services' markets. We expect that prices for our Business Services line of business will continue to decrease for the foreseeable future. In addition, certain of our customers, in particular wholesale carriers, may sometimes use more than one service provider and may reduce their use of our services and switch to other providers.



     The following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."



     In each of our current Business Services markets we compete primarily with the national public telecommunications providers. Other competitors of Business Services include private multinational consortia as well as microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and competing local telecommunications providers and other medium-sized carriers and resellers in Europe. Some of these carriers have established their own switch sites and operate their own networks. Competitors in this segment include MCI/WorldCom, COLT, Viatel and RSL, which compete in multiple countries, and country-specific competitors such as Energis
(UK), Arcor (Germany), Telfort (The Netherlands), Retevision (Spain), Infostrada (Italy) and Cegetel (France). These providers are generally more entrepreneurial than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature markets. Like us, these providers often target small, medium and large-sized business customers or other market niches.



  GTS WHOLESALE SERVICES



     Our Wholesale Services line of business will face competition from a consortia of telecommunications operators, large public telecommunications operators and other international telephone operators with advanced network infrastructures, access to large quantities of long-haul capacity and established customer bases. Public telecommunications operators currently providing large amounts of international traffic have already established direct routes, transit arrangements and correspondent relations and many have excess capacity that they resell in competition with Wholesale Services.



     With deregulation of the telecommunications markets, opportunities for the establishment of international gateways will likely develop and, as a result, competition in the market for our Wholesale Services will increase. We intend to relocate and consolidate our Wholesale Services operations in London, which is served by the Hermes Railtel network. This will allow us to route our Wholesale Services customers' traffic through the Hermes Railtel network and incur reduced transmission expenses, thereby enhancing the competitiveness of Wholesale Services' operations.



  GTS ACCESS SERVICES



     Public telecommunications operators often offer both local and long distance services and benefit greatly from their position as sole historic provider in the markets they serve. We believe that the market for the provision of local services is sufficiently attractive to cause additional competitive local exchange carriers, including multi-national carriers, to enter the market to offer products and services which would compete with ours.



     We will compete with public telecommunications providers and, in certain markets, competitive local exchange carriers, including, among others, COLT TeleCom Group plc, which is providing service through networks in London, Frankfurt, Munich, Hamburg, Berlin, Paris, Zurich, Amsterdam, Brussels, Madrid and Dusseldorf, and MCI/WorldCom, whose pan-European fiber network connects London, Amsterdam, Brussels, Frankfurt and Paris. We believe, based on our experience in Western and Central Europe, Russia and the CIS, that we have the knowledge and ability to develop products and services which will be competitive with other competitive local exchange carriers in terms of content, quality and price.

  GTS BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS



     We face significant competition in virtually all of our existing telecommunications businesses in Russia and the other independent countries of the CIS. We believe that we have certain competitive advantages in each of these markets because of our operating history, our ability to bundle a broad range of telecommunications services in the region and our ability to make rapid decisions in pursuing new business opportunities and addressing customer service needs. We also believe that our local partnerships and reliance on nationals in the management of its businesses and joint ventures provide us with better knowledge of local political and regulatory structures, cultural awareness and access to customers.


LICENSES AND REGULATORY ISSUES


  OVERVIEW



     The regulation of the European telecommunications industry is in the midst of significant changes. In 1987, a policy document, the EC Green Paper on Telecommunications, charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly public telephone operator networks and the liberalization of services. In 1990, the EU member states approved two directives that established these principles in EU law: the Open Network Provision Framework Directive and the EU Services Directive. Combined, these two directives set forth the basic rules for access to public telephone networks and the liberalization of the provision of all telecommunications services within the EU except for certain reserved services, including voice telephony.



     In 1992, the EU approved the Open Network Provision Leased Line Directive, which requires the incumbent operators to lease lines to competitors and end users, and to establish cost accounting systems for these products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-orientated tariffs for leased lines. Even though most EU member states have established regulatory frameworks requiring public telecommunications operators to lease lines to competitors and end users, we believe that, in some EU member states, such lines are not yet being offered at cost-orientated prices.



     In 1996, the EU issued the Full Competition Directive, which requires EU member states to permit the provision of telecommunications services, other than reserved services, over (1) networks established by the provider of the services, (2) network infrastructure provided by third parties or (3) by means of sharing of networks from July 1996. Since then, there has been an increasing supply of such capacity offered at attractive prices from such alternative suppliers. The Full Competition Directive also established January 1, 1998 as the date by which all EU member states must remove all remaining restrictions on the provision of telecommunications services, including voice telephony. However, the following EU member states were granted a delay in implementing this liberalization directive:



          - Greece, through December 31, 2000;



          - Ireland, through January 1, 2000;



          - Luxembourg, through July 1, 1998;



          - Portugal, through January 1, 2000; and



          - Spain, until November 30, 1998.



     Ireland implemented the Full Competition Directive in December 1998. Subject to the foregoing, each EU member state is obliged, under EU law, to enforce the terms of the Full Competition Directive in such a manner so as to ensure that its aim and purpose is carried out. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU member state level. In practice, implementation and enforcement of the directive has been and may also continue to be delayed on a country by country basis.

     As a complement to the Full Competition Directive, the European Parliament and Council of Ministers in June 1997 adopted a directive which governs the manner in which public network operators and service providers interconnect with the public telecommunications operators' public networks. Among other things, this directive requires EU member states to ensure that public telecommunications operators with significant market power should provide interconnection on the basis of cost-oriented charges.



     In April 1997, the European Parliament and the Council of Ministers adopted a directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of scarce resources, such as radio frequencies or numbers.



     In February 1998, the European Parliament and the Council of Ministers adopted a directive on the application of the Open Network Provision to voice telephony and on universal service.



     Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU member states are still in the initial stages of liberalizing their telecommunications markets and establishing regulatory structures suitable for a competitive environment. For example, most EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of EU directives differs significantly among the EU member states. While some EU member states have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.



     Member states of the EU are also bound as a matter of international law to comply with certain multilateral trade rules and regulations. On February 15, 1997, over 60 members of the World Trade Organization committed to open their telecommunications markets for basic telecommunications services to foreign competition and ownership and to adopt regulatory measures designed to protect foreign telecommunications providers against anticompetitive behavior by domestic public telecommunications operators. For most signatories to this World Trade Organization Telecommunications Agreement, these commitments took effect on February 5, 1998 (including the EU member states). We believe that the World Trade Organization Telecommunications Agreement will contribute to the creation of a more competitive environment internationally. Specifically, it will result in downward pressure on call termination charges outside the EU. For a discussion of the regulatory risks involved, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."



     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations and the interpretation of such laws and regulations differ significantly among the jurisdictions in which we operate. For a discussion of the regulatory risks we face, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."



     We are in the process of reviewing the licenses, permits and authorizations that we obtained through our acquisition of NetSource and Esprit Telecom. It may be possible for us to use certain of these licenses to provide services through our Carrier Services, Business Services or Access Services lines of business.



  GTS CARRIER SERVICES



     HERMES RAILTEL



     A summary discussion of the regulatory framework in certain countries where Hermes Railtel has developed and is developing its network is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the construction and operation of telecommunications infrastructure. We believe that the adoption of the Full Competition Directive and the various related directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the construction and operation of telecommunications infrastructure in the countries of the EU where we currently operate.



     Hermes Railtel requires licenses, authorizations or registrations in almost all countries to operate the network. Licenses, authorizations or registrations have been obtained in Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain, Sweden, Switzerland, the UK and the United States. No license or authorization is required to operate a network in Denmark. Hermes Railtel intends to file applications in other countries in anticipation of service launch in accordance with the network roll-out plan.



     Belgium. Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Most of the EC telecommunications liberalization package was adopted at the end of December 1997. The implementing legislation (Royal Decrees) regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure was approved by the Council of Ministers at the end of June 1998. The official publication and the entry into force of that implementing legislation took place in July 1998. Until such entry into force, the Belgian Telecommunication Authority continued to work with the system of provisional licenses. Hermes Railtel obtained, through a wholly owned subsidiary, a license in February 1997 from the Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. Hermes Railtel also had an authorization to provide liberalized services using alternative infrastructure. The liberalization legislation requires all previously licenced operators to apply for new licenses or authorizations. Hermes Railtel applied for a new license in October 1998 and was granted its license to build and operate its network under the new regulatory framework on January 26, 1999.



     Denmark. With the liberalization of infrastructure as of July 1, 1997, Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. According to the Danish rules, Hermes Railtel will not require any regulatory approval in order to install or operate the network in Denmark.



     France. A new regulatory agency, the Autorite de Regulation des Telecommunications, was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. In October 1997, Hermes Railtel obtained authorization to operate its network in specific regions of France. In August 1998, Hermes Railtel was granted an extension of its license in order to extend its network in France to reach Italy and Spain. Such authorization requires prior notification to and approval of the Autorite de Regulation des Telecommunications of any substantial changes in the capital of Hermes Railtel or its controlling shareholder.



     Germany. Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from August 1996. Hermes Railtel was granted a license by the German regulatory authorities on July 18, 1997. The license permits Hermes Railtel to operate the portions of the network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In 1998, Hermes Railtel was granted extensions to its license to include operation of routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark.



     Italy. Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. On September 19, 1997, Italy enacted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection and universal service have been approved. Hermes Railtel was granted a license by the Italian authorities in August 1998, enabling the development of its network in the northwest region of Italy and the offering of services in Milan.

     Luxembourg. A new Telecommunication Act entered into force in April 1997, and a Royal Decree on licensing conditions entered into force in July 1998. Hermes Railtel applied to the Luxembourg regulatory authority for a license to build and operate its network in Luxembourg in October 1998. On February 11, 1999, we were granted a license to build and operate a public telecommunications network.



     The Netherlands. On July 1, 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, Hermes Railtel was granted an authorization for the installation, maintenance and use of a fixed telecommunications infrastructure.



     A new Telecommunications Act came partly into force on December 15, 1998. The new Act confirms the full liberalization of the telecommunications market according to European Community standards. When the new Telecommunications Act entered into force, the authorization held by Hermes Railtel ceased to exist. Under the new Telecommunications Act, Hermes Railtel has an obligation to register its activities. A request for registration with the Dutch regulatory authority ("OPTA") was filed in February 1999 and the OPTA granted Hermes Railtel its registration as a public telecommunications operator on March 3, 1999.



     Spain. Spain was granted the right to delay in liberalizing its telecommunications market until November 30, 1998. In April 1998, Spain adopted the LGT, its new telecommunications law. The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. On December 3, 1998, the Spanish regulatory authority began to issue licenses under the new regime. Hermes Railtel was granted a license to install and operate a telecommunications network in Spain on January 14, 1999.



     Sweden. Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. Hermes Railtel registered with Swedish authorities and has been able to provide service in Sweden since July 1998.



     Switzerland. The Swiss Parliament has passed a Telecommunications Law which entered into force on January 1, 1998. Although Switzerland is not a Member State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization directives. From that date, voice telephony monopoly was abolished and services fully liberalized. In September 1998, the Swiss regulatory authority granted Hermes Railtel a definitive concession (replacing an earlier provisional concession) to build and operate its network in Switzerland.



     United Kingdom. Since the elimination in 1991 of the UK telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the UK telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The UK has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. Hermes Railtel has received a license from the Secretary of State for Trade and Industry dated December 18, 1996 which grants it the right to run a telecommunications system or systems in the UK connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to Hermes Railtel was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience to facilitate reforms to the licensing regime which are expected in 1999. The Department of Trade and Industry has confirmed that it intends to replace the initial licenses with new licenses and that it would not revoke an initial license without replacing it with another license giving an equivalent authorization. The Department of Trade and Industry is currently discussing with license holders the arrangements to put these new licenses into effect. Although the Department of Trade and Industry has indicated that the new licenses are expected to be of 25 years' duration, we cannot assure you that this will be the case or that the new licenses will not contain terms or conditions unfavorable to Hermes Railtel.



     United States. Hermes Railtel was granted a license by the FCC pursuant to section 214 of the Communications Act of 1934 authorizing it to provide limited global facilities-based and global resale services (subject to the terms and conditions imposed by the law and authorization), effective October 23, 1998. The 214 authorization does not allow Hermes Railtel to offer US services to or from Hungary, Poland, the Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India.



     Hermes Railtel intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the Hermes Railtel network roll-out plan. With the exception of Austria and Portugal, which are members of the EU and whose laws must comply with EC Directives, these countries have not generally liberalized their telecommunications sector. We cannot assure you that they will do so in a timely manner or at all. In addition, the terms and conditions of Hermes Railtel's licenses, authorizations or registrations may limit or otherwise affect Hermes Railtel's scope of operations.



     We cannot assure you that (1) Hermes Railtel will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, (2) such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or (3) the licenses, authorizations or registrations required in the future can be obtained by Hermes Railtel. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on Hermes Railtel.



     TRANSOCEANIC SERVICES



     A summary discussion of the regulatory framework in the United Kingdom, United States and France that will apply to Transoceanic Services has already been provided in the section on Hermes Railtel above. Transoceanic Services, like Hermes Railtel, will require licenses, authorizations or registrations to operate its own network in the United Kingdom, United States and France. Since Hermes Railtel has obtained similar licenses, authorizations or registrations in the United Kingdom, United States and France, Transoceanic Services will endeavor to use the same (where allowed by national licensing frameworks) in order to build its initial network, while it obtains its own licenses, authorizations and registrations. Alternatively, Transoceanic Services may seek to benefit from Hermes Railtel's licenses to the extent that they may be transferred from Hermes Railtel to GTS Carrier Services. The transfer of these licenses could be undertaken in the event that the Hermes Railtel network and Transoceanic Services can be operated under one license. Such a transfer initially may be envisaged in France where licenses may be transferred subject to ministerial approval. The regulatory framework in the United Kingdom and United States, however, would require GTS Carrier Services to obtain new licenses, authorizations or registrations.



     In addition, the terms and conditions of the licenses, authorizations or registrations may limit or otherwise affect Transoceanic Services' scope of operations. We cannot assure you that Transoceanic Services will be able to obtain such licenses, authorizations or registrations or that Transoceanic Services' operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it plans to operate. For a discussion of these risks, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offering in those countries."



     IP SERVICES



     At present there is no general consensus on the regulatory position of IP services in Europe and the United States. At the moment IP services are generally treated as unregulated or, in some European countries, as a telecommunications service subject to minimal regulatory requirements. We cannot assure you that IP services will not be regulated in the future in Europe or the United States. We will continue to monitor regulatory developments that may impact IP services' operations.



  GTS BUSINESS SERVICES



     A summary discussion of the regulatory framework in the countries in which Business Services operates has already been provided in the section on Hermes Railtel above.



     The following discussion of GTS Business Services does not reflect the effect of the Omnicom acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."


     UNITED KINGDOM


     The telecommunications services which we provide through Business Services are subject to and affected by licenses issued by the United Kingdom's Department of Trade and Industry and regulations introduced by Oftel, the United Kingdom telecommunications regulatory authority. Business Services' UK subsidiary received an international simple resale license from the Department of Trade and Industry in 1993, which permitted us to provide international telecommunications services by way of resale of other carriers' facilities. In December 1996, Business Services' UK subsidiary was among the first recipients of an international facilities license, which permits us to purchase, lease or build our own international infrastructure and to interconnect to the public network. In December 1997, we were granted a domestic public telephone operator license that will enable us to build out our network and obtain more favorable interconnect terms from British Telecom.



     Business Services' UK subsidiary also holds a license issued by the U.S. Federal Communications Commission under Section 214 of the United States Communications Act of 1934, as amended. Subject to certain restrictions, the
Section 214 authorization permits us to originate and terminate facilities-based and resold private line and switched telecommunications services in the United States, including among other things, reselling international private lines interconnected at both ends to the public switched telephone network on the United States-United Kingdom route for the provision of switched services. Under the FCC's rules, such interconnected private lines may at present be used only for switched traffic that either:



          (1) originates in the United Kingdom and terminates in the United States or vice versa;



          (2) originates in the United States, the United Kingdom, Canada, New Zealand, Australia, Sweden, The Netherlands, France, Germany, Belgium, Denmark, Norway, Luxembourg, Austria, Switzerland, Japan, Italy, Ireland and Hong Kong and terminates in another of those countries, having been routed through the third country via private lines; or



          (3) uses the interconnected international private lines to reach a switching hub.



     This third routing arrangement, termed "switched hubbing," may involve several configurations:



          (1) traffic originates in the United States, is carried via private lines to the United Kingdom and is routed through a switch to points beyond the United Kingdom;



          (2) traffic originates in the United Kingdom, is carried over private lines to the United States, and is routed through a switch to points beyond the United States; or



          (3) traffic originates in points beyond the United States or the United Kingdom and is routed via a United States or United Kingdom switch to terminate in another country (provided that no traffic originates or terminates in a country that we are not authorized to serve). With respect to switched hubbing traffic originated or terminated on the Esprit Network at switches in EU member states other than the United Kingdom, domestic laws of such EU member states require that the leased lines be interconnected with the public switched telephone network at one end only. In addition, the FCC has not made any pronouncement about the legality of switched hubbing arrangements where the carrier in the destination country does not consent to receiving traffic indirectly from the originating country and does not realize the traffic it receives from the "hub" country is actually originating from a different country.


     GERMANY


     Our German subsidiaries have authority to provide value-added telecommunications services throughout Germany. In June 1997, we also received Type 3 and Type 4 licenses authorizing us to build, acquire and operate infrastructure and to provide public voice telephony services and to interconnect with the incumbent public telecommunications operators' network. These licenses applied initially to restricted areas within Dusseldorf but have since been expanded to the whole Dusseldorf area and to permit connection to a cable landing station in northern Germany. In addition, the acquisition of Plusnet has provided us with a national network licensed to provide point-to-point service on 55 national routes and 300 local routes. We have also been granted a carrier select code to provide Indirect Access to our retail services. We entered into an interconnect agreement with Deutsche Telekom in November 1997. Pursuant to this agreement, we interconnect with Deutsche Telekom's network in five locations, while Plusnet's network interconnects with Deutsche Telekom's network in six locations.



     NetSource received a Type 4 license and entered into interconnect agreements in February 1998.


     FRANCE


     In March 1998, our French subsidiary was granted a public voice telephony and public network operator license permitting us to serve all of France. This license permits us to provide all services, including managed bandwidth on the London-Paris ring. They also facilitate our building out the fiber optic ring to Belgium. In July 1998, our French subsidiary was granted the right to receive one of the seven available one digit access codes. After a challenge by a disappointed applicant, the Conseil d'Etat, the French high court, affirmed the ART's decision. In July 1998, our license was amended to impose certain network deployment obligations on us. We are now in the process of building out a national network.



     THE NETHERLANDS



     NetSource is qualified as a telecommunications provider and obtained a carrier selection code license in September 1997.



     BELGIUM



     The Belgian regulator, BIPT, has granted our Belgian subsidiary provisional national voice telephony and network operator licenses, and our Belgian subsidiary was the first independent operator to achieve interconnection with the incumbent public telephone operator, Belgacom. Following the recent adoption of final legislation, our Belgian subsidiary has filed an application for definitive national voice telephony and network operator licenses and expects to receive the same shortly. NetSource plans on using the Esprit Telecom licenses for its Belgian operations.


     SPAIN


     On December 3, 1998, Business Services' Spanish subsidiary was granted class B1 licenses for Madrid, Barcelona and Gerona. We were also granted similar licenses for Bilbao and Valencia. These licenses permit us to provide public telephony services and operate a network in those cities. A C1 license allowing the installation of a national network was granted on December 17, 1998.



     ITALY



     Our Italian subsidiary received a closed user group voice telephony license in May 1998. We filed an application for authorization to install infrastructure and provide services on a national basis in March 1999.


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


     IRELAND



     Through NetSource we received a general telecommunications license to operate in Ireland in December 1998.



     NORWAY



     Through NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.


     DENMARK


     Under Danish rules, we do not require any regulatory approvals to install or operate a network in Denmark. Through a subsidiary of NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.



     SWEDEN



     Through NetSource, we were registered as a public telecommunications provider in October 1998 and we entered into interconnection agreements in January 1999.



     LUXEMBOURG



     Through NetSource, we have applied for licenses to operate in Luxembourg.



  WHOLESALE SERVICES



     Currently, GTS-Monaco Access's telecommunications activities in Monaco require no telecommunications license. However, GTS-Monaco Access will have to comply with EU regulation to the extent it does business in EU member states or its business has an effect on trade between EU member states. The regulatory requirements established by the EU create general guidelines under which the national agencies of EU member states regulate. Accordingly, local laws and regulations may differ significantly among these jurisdictions, and the interpretation and enforcement of such laws and regulations may vary. In certain of our existing and target markets, there are laws and regulations which affect the number and types of customers which we can address. For instance, certain countries may and do require licenses for communication companies to interconnect to the public network to originate traffic.



     In addition, one of the services provided by GTS-Monaco Access is a form of transit service, known in the industry as "re-filing." Re-filing is the practice of routing traffic through a third country in order to take advantage of disparities in settlement rates between different countries, thereby resulting in lower overall costs on an end-to-end basis. Re-filing is prevalent in the industry even though the practice is technically in contravention of ITU regulations. In practice, because of the widespread non-observance of these regulations, such a contravention normally does not give rise to specific legal problems. However, we cannot assure you that GTS-Monaco Access's re-filing services might not be disrupted or be the subject of legal process at some time in the future. We are currently reviewing licenses we will need in connection with our transfer of business of GTS-Monaco Access to the U.K.



  ACCESS SERVICES



     Access Services has been granted Type 3 (infrastructure) and Type 4 (voice telephony) licenses authorizing it to serve seven major cities in Germany. In April 1999, we were granted licenses authorizing us to install local access networks and to provide voice telephony services in Geneva and Zurich. We are currently evaluating Access Services' ability to build out fiber loops and provide access services in its target metropolitan markets under existing infrastructure licenses and authorizations to provide telephony services held by our Business Services line of business.

     Our determination as to which markets we may enter will depend in part on our evaluation of the regulatory regime in such market. The detailed regulation varies from country to country. Delays in receiving required regulatory approvals and licenses, or the enactment of adverse regulations or regulatory requirements, may delay or prevent us from entering a particular market or offering our services in any European market, restrict the types of services offered by us, constrain our deployment of its networks or otherwise adversely affect our operations.



     We cannot assure you that Access Services will be able to obtain the necessary regulatory approvals on a timely basis or that we will not otherwise be affected by regulatory developments, either of which may have a material adverse effect on us.



  BUSINESS SERVICES - CIS AND MOBILE SERVICES - CIS



     Telecommunications operators in Russia are nominally subject to the regulations of Goskomsvyaz, the successor of the Russian Ministry of Communications, and its subordinated bodies, Gossvyaznadzor and the State Radio Frequency Commission. As a practical matter, these national telecommunications authorities as well as certain regional and local authorities generally regulate telecommunications operators in their jurisdictions through their power to issue licenses and permits.



     The Communications Law sets out a comprehensive legal and regulatory framework for the sector. It also sets forth general principles for the right to carry on telecommunications activities, describes government involvement in telecommunications regulation and operation, establishes the institutional framework involved in regulation and administration of telecommunications, and deals with various operational matters, such as ownership of networks, protection of fair competition, interconnection, privacy and liability. Separate legislation implements this institutional framework.



     Goskomsvyaz issues licenses to provide telecommunications services on the basis of a decision by the Licensing Commission at Goskomsvyaz. Goskomsvyaz has generally issued no new licensing regulations since the enactment of the Communications Law, and in practice Goskomsvyaz continues to issue licenses based on the pre-existing licensing regulations, except to the extent such regulations have been modified by licensing regulations with respect to cellular services. According to the general licensing regulations, licenses for rendering telecommunications services may be issued and renewed for periods which range from 5 to 15 years and several different licenses may be issued to one person. Under the cellular licensing regulations, licenses for rendering cellular services may be issued only on the basis of a competitive tender for longer periods ranging from five to 15 years. Once the licenses are received, the licensee is required to register its right to hold and operate under the license with Gossvyaznadzor, the national authority responsible for monitoring compliance with regulatory and technical norms. Renewals may be obtained upon application to Goskomsvyaz and verification by appropriate government authorities that the licensee has conducted its activities in accordance with the licenses. Officials of Goskomsvyaz have fairly broad discretion with respect to both the issuance and renewal procedures. The Communications Law as well as the general and cellular licensing regulations provide that a license may not be transferred or assigned to another holder. Regional authorities also exercise some influence especially in directly influencing the issuance of AMPS licenses because AMPS has been designated a "regional standard." In August 1995, the Russian government created Svyazinvest, a holding company, to hold the federal government's interests in the majority of Russian local telecommunications operators. In addition, entities such as Svyazinvest at the federal level, as well as other entities at the oblast and krai levels (administrative regions within Russia) and Moscow and St. Petersburg exercise significant control over their respective local telephone networks and may therefore affect the licensing process.



     Telecommunications laws and regulations in Ukraine are similar in many respects to those of Russia, but are subject to greater risks and uncertainties. Regulations currently prohibit foreign entities from directly owning more than 49% of any telecommunications operating company. Our Ukrainian joint venture agreements provide us with the option of purchasing an additional 1% of the cellular network if these rules are liberalized. The Ukrainian government has imposed substantial frequency permit fees in connection with providing GSM service in Ukraine, and Golden Telecom has paid a $2.9 million


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


frequency license fee on Golden Telecom's license. We cannot assure you that additional fees will not be imposed in the future upon the reissuance and/or renewal of such license. For a comprehensive discussion of these regulatory risks, see also "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     JP Advisors, a Delaware limited liability company ("JP Advisors"), entered into a consulting agreement with the Company dated as of February 22, 1999, whereby JP Advisors provides services in the identification, assessment, evaluation of potential acquisition targets. W. James Peet, the sole member of JP Advisors, is a member of the Board of Directors of the Company. JP Advisors may also assist in the negotiation, documentation and consummation of certain acquisitions as agreed from time to time. The agreement has no specified duration and may be terminated by either party at will. During the term of the agreement, the Company will pay JP Advisors $25,000 per month and upon consummation of a transaction with certain target companies, a success fee of
(A) 0.5% of the transaction's value up to $100 million or (B) 0.25% of the transaction's value in excess of $100 million, plus $500,000. However, in no event will the fee paid in connection with any single transaction exceed $1 million. Upon mutual agreement, instead of cash, fees may be paid in stock, warrants, options or other form of consideration.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS


DEBENTURES DUE 2010



     On July 8 and July 22, 1998, we issued approximately U.S.$466.9 million of debentures. The debentures will mature on July 1, 2010 and are unsecured senior subordinated obligations of GTS. In the event of our change of control, holders of the debentures will have the right to require us to purchase such holder's debentures at a price equal to 100% of the principal amount plus accrued interest. The debentures will bear interest payable semiannually at a rate of 5 3/4% per annum.



     Each debenture will be convertible into such number of shares of our common stock as is equal to the principal amount of such debenture divided by U.S.$55.05. We covenanted that at all times we will cause there to be authorized and reserved for issuance upon conversion of the debenture such number of shares of our common stock as would be issuable upon conversion of all the debentures then outstanding. The debentures are subordinated to all existing and future senior indebtedness of GTS and to all current and future obligations of our subsidiaries, including trade obligations. The debentures rank pari passu with the convertible bonds.



     We, at our option, may elect to redeem all or a portion of the debentures commencing on July 1, 2001, at redemption prices beginning at 104.025% of principal amount for the twelve-month period commencing July 1, 2001 declining to par at July 1, 2008 and thereafter.


SENIOR NOTES DUE 2005


     Concurrently with the initial public offering, we offered $105 million of 9 7/8% notes. The notes were issued pursuant to an indenture between us and The Bank of New York as trustee, dated February 10, 1998. The notes mature in 2005 and bear interest, payable semi-annually, at 9 7/8% per annum. The indenture governing the notes does not provide for a sinking fund. The notes are subject to redemption at any time on or after February 15, 2002, at our option, in whole or in part, at declining redemption prices set forth in the indenture governing the notes. Notwithstanding the foregoing, during the first three years after the date of the indenture, we will be permitted to redeem up to 33 1/3% of the aggregate principal amount of the notes with the net proceeds of any public equity offerings or strategic equity investments at 109.875% of the principal amount thereof. We placed net proceeds of U.S.$19.6 million from the offering of the notes representing funds that, together with the proceeds from the investment thereof, are sufficient to pay the first four scheduled interest payments (but not additional interest) on the notes, into an escrow account to be held by The Bank of New York as trustee for the benefit of the holders of the notes. We granted to the trustee for the benefit of the holders, a first priority and exclusive security interest in the escrow account and the proceeds thereof. Funds will be disbursed from the escrow account for interest payments (but not additional interest) on the notes. Pending such disbursement, all funds contained in the escrow account are invested in cash equivalents.



     Upon a change of control of GTS, or in the event of asset sales (as defined in the related indenture) in certain circumstances, we are required by the terms of the indenture to make an offer to purchase the outstanding notes at a purchase price equal to 101% and 100%, respectively, of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.



     Our indebtedness evidenced by the 9 7/8% notes ranks pari passu in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the 9 7/8% notes. The indenture governing the notes contains a number of covenants restricting our operations and our restricted group members, including those restricting: the incurrence of indebtedness; the making of restricted payments unless no default or event of default exists, our leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed the basket; transactions with stockholders and affiliates; the incurrence of liens; sale-leaseback transactions; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; consolidation, merger or sale of substantially all of our assets; and requiring the purchase of notes, at the option of the holder, upon the occurrence of a change of control and certain asset sales.



     The events of default under the indenture governing the 9 7/8% notes include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any restricted group member on any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding notes may immediately accelerate the maturity of all the notes as provided in the related indenture.



HERMES RAILTEL NOTES



     Hermes Railtel sold U.S.$265 million aggregate principal amount of notes in August 1997. These notes have a ten year maturity and are unsecured, senior obligations of Hermes Railtel. Hermes Railtel placed approximately $56.6 million of the net proceeds in escrow for the first two years' interest payments on the notes. The notes were issued pursuant to an indenture containing certain covenants for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, assets sales and mergers. The notes are redeemable in whole or part, at the option of Hermes Railtel at any time on or after August 15, 2002 at a price ranging from 105.75% to 100.0% of the principal amount.



     A portion of the notes are also redeemable at any time or from time to time prior to August 15, 2000 at a redemption price equal to 111.5% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to Hermes Railtel of at least U.S.$75 million. In the event of a change of control of Hermes Railtel, holders of the notes have the right to require Hermes Railtel to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.


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


NEW HERMES RAILTEL NOTES



     On December 21, 1998, Hermes Railtel sold U.S.$200 million aggregate principal amount of U.S. dollar notes and Euro 85 million aggregate principal amount of Euro denominated notes. This transaction closed on January 4, 1999. The U.S. dollar notes have a ten year maturity, and the Euro denominated notes have a seven year maturity. The notes are unsecured, senior obligations of Hermes Railtel. The notes were issued pursuant to two indentures among Hermes Railtel and The Bank of New York as trustee, both dated January 4, 1999, which are substantially similar to the indenture governing the notes sold in August 1997 by Hermes Railtel. Both indentures dated January 4, 1999, contain certain covenants made by Hermes Railtel for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries, transactions with affiliates, asset sales and mergers. The U.S. dollar notes are redeemable in whole or in part, at the option of Hermes Railtel at any time on or after January 15, 2004 at a price ranging from 105.188% to 100.0% of the principal amount. The Euro denominated notes are redeemable in whole or in part, at the option of Hermes Railtel at any time on or after January 15, 2003 at a price ranging from 105.188% to 100.0% of the principal amount.



     A portion of the notes are also redeemable at any time prior to or from time to time prior to January 15, 2002 at a redemption price equal to 110.375% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to Hermes Railtel of at least U.S.$75 million, provided, however, that following such redemption at least two-thirds of the principal amount of each of the original U.S. dollar notes and Euro notes remain outstanding. In the event of a change of control of Hermes Railtel or us, holders of the notes have the right to require Hermes Railtel to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.



THE ESPRIT TELECOM NOTES



     Pursuant to our acquisition of Esprit Telecom, we assumed all of Esprit Telecom's outstanding indebtedness. This includes $230,000,000 principal amount of 11 1/2% senior notes due 2007 and DM 125,000,000 principal amount of 11 1/2% senior notes due 2007 issued in December 1997. In June 1998, Esprit Telecom also issued $150,000,000 principal amount of 10 7/8% senior notes due 2008 and DM 150,000,000 principal amount of 11% senior notes due 2008. Interest on both the 1997 notes and the 1998 notes is paid semi-annually on each June 15 and December
15. We may redeem any 1997 notes, at our option, at any time on or after December 15, 2002 at 105.75% of their principal amount at maturity, plus accrued interest, declining to 100%, on or after December 2005. We may redeem any 1998 notes, at our option, at any time on or after June 15, 2003, at 105.438% of their principal amount at maturity, plus accrued interest, declining to 100% on or after December 2006. We may redeem, at our option, up to 35% of the principal amount of each series of the 1997 and 1998 notes prior to December 15, 2000 and June 15, 2001, respectively, at redemption prices equal to 111.50% of the principal amount of the 1997 notes, and 110.875% of the principal amount of the 1998 notes, in addition to other amounts. We may also redeem, at our option, the 1997 and 1998 notes, in whole but not in part, in the event of certain changes affecting UK withholding taxes or in the event definitive notes are issued at a redemption price equal to their principal amount plus accrued and unpaid interest in addition to other amounts. The 1997 and 1998 notes rank pari passu with each other and all other senior indebtedness of Esprit Telecom.



     The material terms of the indentures governing the 1997 and 1998 notes are substantially the same and contain covenants with respect to Esprit Telecom, including limitations on indebtedness, restricted payments, dividends and other payments affecting Esprit Telecom subsidiaries, the issuance and sale of capital stock of Esprit Telecom subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by Esprit Telecom subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports.


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


EQUIPMENT FINANCING



     In connection with the purchase of equipment and services for certain cellular ventures in the CIS region, we entered into a credit agreement with a bank providing for up to $30.7 million financing. The facility is guaranteed by the vendor of such equipment and services, and is insured against certain political risks by the Overseas Private Investment Corporation. The loans under the facility bear interest at LIBOR plus 35 basis points, with principal and interest payments due semiannually in June and December of each year through December 15, 2002. At December 31, 1998, U.S.$16.5 million was outstanding under the facility.

                            DESCRIPTION OF THE BONDS


     The following terms and conditions (subject to attachment and except for the sentences in italics) will be endorsed on the certificates issued in respect of the bonds.


GENERAL


     Our Senior Subordinated Convertible Bonds due 2000 were initially issued under an indenture dated as of July 14, 1997 between GTS, The Bank of New York, as trustee, registrar and paying, conversion and transfer agent. The issue of the bonds was authorized by a resolution of our board of directors on June 18, 1997. Some of the following statements are summaries of, and are subject to, the detailed provisions of the Indenture, which contains the forms of bonds. Copies of the indenture are available for inspection at the registered office of the trustee, located at One Wall Street, New York, New York, 10286 and at the specified offices of each of the paying agents. The bondholders are entitled to the benefit of, are bound by, and are deemed to have notice of all the provisions of the indenture. The bonds mature on June 30, 2000.



     The bonds are limited in aggregate original principal amount to U.S.$155,250,000; provided, however, that we may issue an additional $18,000,000 principal amount of bonds under the Indenture to satisfy any preemptive rights of our existing shareholders. Pursuant to such preemptive rights, some of our existing shareholders acquired approximately $3.5 million in aggregate principal amount of bonds on August 29, 1997.


STATUS, FORM, DENOMINATION AND TITLE

     (A) STATUS


     The bonds are direct, unsecured, senior subordinated obligations of GTS and will rank equally with each other and with all other present and future unsecured, senior subordinated indebtedness of GTS.


     (B) FORM AND DENOMINATION


     The bonds are issued in registered form in the minimum denomination of U.S.$10,000 and integral multiples of $1,000 in excess thereof.


     (C) TITLE


     Title to the bonds passes only by registration in the register of bondholders maintained by the registrar. The registered holder of any bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not such bond is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the certificate issued in respect of it) and no person will be liable for so treating the holder.


INTEREST


     The bonds bear interest payable at the rate of 8.75% per annum from and including the date of their issuance. Interest on each bond will cease to accrue from the redemption date or conversion date thereof unless, upon due presentation of such bond, payment of principal is improperly withheld or refused or conversion is not consummated, as the case may be. In such event, interest will continue to accrue on such bond up to and including (a) the date on which payment in full of the principal thereof (plus accrued interest) is made or (if earlier) the date on which the funds for the payment in full of the principal thereof (plus accrued interest) have been received in New York City by the trustee or (b) the bonds are converted to shares of our common stock. Interest shall be computed on the basis of a 360 day year consisting of twelve
(12) months of 30 days each and, in the case of an incomplete month, the number of days elapsed.



     Interest is payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 1998, to the person in whose name a bond (or any predecessor bond) is registered at the close of business on the preceding June 30 or December 31, as the case may be. Each bond will carry a right to interest in respect of all periods from the date of issue thereof, or the date from which interest has been paid to, whichever is later, up to but excluding the relevant redemption date or conversion date.



     The Luxembourg Stock Exchange will be informed of each change in the interest rate of the bonds on the date of such change.


TRANSFERS OF BONDS; ISSUE OF CERTIFICATES

     (A) TRANSFERS


     A bond may be transferred by depositing the certificate issued in respect of that bond, with the form of transfer on the back duly completed and signed, at the specified office of the registrar or any of the transfer agents.


     Except as set forth below, the Global Certificates may be transferred in whole, but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee.

     (B) DEFINITIVE BONDS


     Bonds represented by interests in Global Certificates are exchangeable for certificated physical bonds in registered form only if (i) DTC is at any time unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days of notice of such fact, or (ii) the trustee has instituted or been directed to institute any judicial proceeding in a court to enforce the rights of the bondholders under the bonds and has been advised by counsel that it is necessary or appropriate to obtain possession of certificated physical bonds.


     (C) REPLACEMENTS OF BONDS


     In case any certificate representing a bond becomes mutilated, defaced, destroyed, lost or stolen, we will execute and, upon our request, the trustee will authenticate and deliver a new certificate of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such bond, in exchange and substitution for such certificate (upon surrender and cancellation thereof in the case of mutilated or defaced certificates) or in lieu of and substitution for such certificate. In case such certificate is destroyed, lost or stolen, the applicant for a substitute certificate shall furnish to us satisfactory evidence of the destruction, loss or theft of such certificate and of the ownership thereof. Upon the issuance of any substituted certificate, we may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith, together with such indemnity as we and the trustee shall require.


     (D) FORMALITIES FREE OF CHARGE


     Registration of transfer of bonds will be effected without charge but only upon payment (or the giving of such indemnity as we, the trustee or any of the paying agents may require) in respect of any tax or other governmental charges which may be imposed in relation to it.


     (E) CLOSED PERIODS


     No bondholder may require the transfer of a bond to be registered during the period of 15 days ending on the due date for any payment of principal of or interest on or additional amounts, if any, on that bond or after a conversion notice has been delivered.


     (F) REGULATIONS


     All transfers of bonds and entries on the register will be made subject to the detailed regulations concerning transfer of bonds set forth in the Indenture. We may change the regulations with the prior


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


written approval of the trustee. A copy of the current regulations will be mailed (at our expense) by the trustee to any bondholder who asks for one.


     (G) PAYMENTS


     The principal of, and premium, if any, on the bonds will be paid against surrender thereof at the main office of the paying agent in New York City or, subject to applicable laws and regulations, at the offices of the paying agent in Luxembourg by U.S. dollar check drawn on a bank in the City of New York, or by a wire transfer to a U.S. dollar account maintained by the payee with a bank in the City of New York. We will at all times maintain a principal paying agent and conversion agent in New York City, and, so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so requires, a paying agent, conversion agent and transfer agent in Luxembourg.



     Payment in respect of interest on any interest payment date with respect to any bond will be made to the person in whose name such bond is registered at the close of business on the June 30 or December 31, as the case may be, preceding such interest payment date by U.S. dollar check drawn on a bank in the City of New York mailed to such person at the address specified in the register on such day or, under certain circumstances, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the City of New York, provided that a written request from such holder to such effect designating such account is received by the relevant paying agent no later than fifteen days before the relevant interest payment date. Unless such designation is revoked, any such designation made by such person with respect to such bond will remain in effect with respect to any future payments with respect to such bond payable to such person.



     If any payment on a bond is due on a day that is, at any place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, then, at each place of payment, such payment need not be made on such day but may be made on the next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the originally scheduled date of such payment, and no interest will accrue for the period from and after such date.


ADDITIONAL AMOUNTS


     All payments of principal, premium, if any, and interest with respect to the bonds will be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions, pay to a holder of bonds who is a non-U.S. holder such additional amounts as may be necessary so that every net payment of principal, premium, if any, or interest with respect to such bonds after such withholding or deduction, will not be less than the amount provided for in the bonds. However, we shall not be required to make any payment of additional amounts for or on account of:



          (a) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such bondholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such bondholder, if such bondholder is an estate, trust, partnership or corporation) and the United States, including without limitation, such bondholder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment


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


     therein, or (ii) the presentation of a bond for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for whichever occurs later;


          (b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;


          (c) any tax, fee, duty, or future assessment or other governmental charge imposed by reason of such bondholder's past or present status as a personal holding company, foreign personal holding company, passive foreign investment company or controlled foreign corporation with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;



          (d) any tax, fee, duty, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal or interest with respect to the bonds;



          (e) any tax, fee, duty, assessment of other governmental charge imposed on any interest received (x) by a holder or beneficial owner of bonds that for U.S. federal income tax purposes is treated as actually or constructively owning 10% or more of the voting power of our stock, (y) on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business by a holder or beneficial owner of bonds that is a bank and (z) by a holder or beneficial owner of bonds that is a controlled foreign corporation and with respect to which we are a related person;



          (f) any tax, fee, duty, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium, if any, or interest with respect to any bond, if such payment can be made without such withholding by any other paying agent with respect to the bonds;



          (g) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, identification, documentation, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the bondholder or of the beneficial owner of such bond, if such compliance is required by a present or future statute, treaty, regulation, ruling or administrative practice as a precondition to a reduction of or relief or exemption from such tax, assessment or other governmental charge; or


          (h) any combination of items (a), (b), (c), (d), (e), (f) and (g);


nor shall Additional Amounts be paid to any holder of a bond who is a fiduciary or partnership or other than the sole beneficial owner of the bond to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner of the bond would not have been entitled to payment of additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the bond.



     The term "non-U.S. holder" means any corporation, individual, fiduciary or partnership that for United States federal income tax purposes is a foreign corporation, nonresident alien individual, nonresident alien fiduciary of a foreign estate or trust, or foreign partnership one or more members of which is a foreign corporation, nonresident alien individual or nonresident alien fiduciary of a foreign estate or trust.


REDEMPTION FOR TAX RESOURCES


     We may redeem any bond in whole but not in part at any time at a redemption price equal to the principal amount thereof together, if appropriate, with accrued interest to but excluding the date fixed for redemption, if we determine, based upon a written opinion of independent counsel selected by us, that as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of (i) the United States or any political subdivision or tax authority thereof affecting taxation or (ii) the relevant taxing jurisdiction or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in application or official interpretation of such laws, regulations or rulings, which amendment or change is effective on or after the original issue date, we would be required to pay additional amounts on the occasion of the next payment due with respect to such bond.



     We will provide notice of our intention to redeem bonds not less than 30 days nor more than 60 days prior to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the effective date of such change or amendment and that at the time notice of such redemption is given, such obligation to pay such additional amounts remains in effect and we cannot avoid by taking reasonable measures available to us. From and after any redemption date, if monies for the redemption of bonds shall have been made available for redemption on such redemption date, such bonds shall cease to bear interest and the only right of the holders of such bonds appertaining thereto shall be to receive payment of the principal amount thereof, premium if any, and, if appropriate, all unpaid interest accrued to such redemption date.


SUBORDINATION


     The indebtedness evidenced by the bonds will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all existing and future senior indebtedness. In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or our assets, or any liquidation, dissolution or other winding-up of GTS, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities, all senior indebtedness will be entitled to be paid in full before any payment or distribution is made on account of the principal of (including upon redemption), premium, if any, or interest on the bonds or additional amounts. Notwithstanding the foregoing, bondholders may receive shares of stock and any debt securities that are subordinated at least to the same extent as the bonds to senior indebtedness and any securities issued in exchange for senior indebtedness.



     During the continuance of any default in the payment of principal, premium, if any, or interest on any designated senior indebtedness, when the same becomes due and such default is continuing beyond any applicable grace periods, and after receipt by the trustee and us from the representative of holders of such designated senior indebtedness of written notice of such default, no direct or indirect payment by or on our behalf of any kind or character may be made on account of the principal of (including redemption amount), premium, if any, or interest or additional amounts on, or the purchase, redemption, or other acquisition of, the bonds unless and until such default has been cured or waived or has ceased to exist or such designated senior indebtedness shall have been discharged or paid in full.



     In addition, upon the occurrence and during the continuance of any other default with respect to any designated senior indebtedness pursuant to which the maturity thereof may be accelerated as a result of such default and upon receipt by the trustee and us from the representatives of holders of such designated senior indebtedness of written notice of such non-payment default, no payment of any kind or character may be made by us on account of the principal of, premium, if any, or interest or additional amounts on, or the purchase, redemption or other acquisition of, the bonds for the period specified below.



     This period shall commence upon receipt of written notice of a non-payment default by the trustee from the representatives of holders of designated senior indebtedness and shall end on the earliest to occur of the following events: (i) 179 days has elapsed since the receipt of such notice (provided such designated senior indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such designated senior indebtedness is discharged or paid in full, or (iii) such period shall have been terminated by written notice to us or the trustee from the representative of holders of designated senior indebtedness initiating such period, after which we shall promptly resume making any and all required payments in respect of the bonds, including any missed payments. Only one period with respect to the bonds may be commenced within any 365 consecutive day period. No non-payment default that existed or was continuing on the date of the commencement of any such period will be, or can be, made the basis for the commencement of a second such period, whether or not within a period of

365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will such a period extend beyond 179 days from the receipt by the trustee of the notice initiating such period and there must be a 186 consecutive day period in any 365 day period during which no such period is in effect. Notwithstanding the foregoing, no further notice may be given in respect of any non-payment default unless and until all scheduled payments of principal, premium, if any, and interest not paid on the bonds during any such period as a result of any notice or acceleration shall have been paid in full in cash.



     If we fail to make any payment on the bonds when due after giving effect to any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would enable the holders of the bonds to accelerate the maturity thereof. We will promptly notify holders of senior indebtedness if payment of the bonds is accelerated because of an event of default. See
"-- Events of Default."



     By reason of such subordination, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or similar case or proceeding of GTS, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the bonds and funds which would be otherwise payable to the holders of the bonds will be paid to the holders of the senior indebtedness to the extent necessary to pay the senior indebtedness in full, and we may be unable to meet our obligations fully with respect to the bonds.



     At March 31, 1999 we had $105.0 million of senior indebtedness outstanding. The indenture limits, but does not prohibit, the incurrence by us of additional indebtedness (including indebtedness which is senior to the bonds). See "Risk Factors -- We may default on our obligations to bondholders because the bonds are subordinate obligations."


CONVERSION

     (A) CONVERSION RIGHT


     Subject to and upon compliance with the provisions of the Indenture, any bondholder shall have the right, at its option, at any time and from time to time on or after the occurrence of a complying public equity offering and prior to the close of business on June 30, 2000, to convert the principal amount of any such bond, or any portion of such principal amount (subject to minimum authorized denominations of the bonds), into that number of fully paid and non-assessable shares of our common stock (as such shares shall then be constituted) obtained by dividing the principal amount of the bond or portion thereof surrendered for conversion by the conversion price in effect at such time, by surrender of the bond so to be converted in whole or in part in the manner provided in paragraph (B)(i) below. A bondholder is not entitled to any rights of a holder of shares of our common stock until such holder has converted its bonds to shares of common stock, and only to the extent such bonds are deemed to have been converted to shares of common stock under the Indenture. A complying public equity offering occurred on February 10, 1998 and the conversion price is $20 per share.


     (B) EXERCISE OF CONVERSION RIGHT; ISSUANCE OF SHARES OF COMMON STOCK ON CONVERSION

     (i) Exercise of Conversion Right


     Bondholders have a conversion right which is exercisable in whole or in part at any time and from time to time subsequent to the conversion date but not later than the maturity of the bond. In order to exercise its conversion right, a bondholder shall complete a notice in the then current form obtainable from the trustee or a specified office of a conversion agent (which may be accompanied by a share transfer form, or other instrument which may be required, signed by the bondholder or may include an authorization signed by the bondholder, authorizing the bondholder's nominee to become the registered transferee and to execute any requisite transfer form or other instrument which may be required, on behalf of the bondholder) and deliver such conversion notice and where appropriate, an executed share transfer form, or other instrument which may be required, to the trustee or a specified office of any conversion agent (together with the relevant bond or bonds if in definitive form) and any payment required by paragraph (D) below. Once given, a conversion notice shall be irrevocable and may not be withdrawn without our consent in writing.


     (ii) General


     In the event where bondholders have elected to convert their bonds by giving notice thereof to us in accordance with the terms of the Indenture, then any subsequent redemption of the bonds shall not affect the right of the holders of such bonds to receive shares of our common stock and such bonds shall not be so redeemed. No earlier than 60 days and no later than 30 days prior to the maturity of the bonds, we shall deliver a notice to the trustee, the bondholders and the Luxembourg Stock Exchange of the status of the conversion rights, if any, of the bondholders.


     (C) CONVERSION PRICE


     Each bond will be converted into such number of shares of common stock as is equal to the principal amount of such bond divided by $20.


     (D) STAMP AND OTHER DUTIES AND EXCHANGE COSTS


     Payment of all stamp, transfer and registration duties (if any) and any brokers' commission and stock exchange transaction charges and any other tax thereon arising on exercise of conversion rights and/or on the transfer or delivery of shares of common stock by us (or the trustee pursuant to the Indenture) to or to the order of the trustee or the relevant bondholder in connection therewith, payable in or imposed by the United States, any state or other political sub-division thereof and any other jurisdiction in which the register in respect of any securities is located will be made or procured by us. If we shall fail to pay any such duties or costs, the relevant bondholder shall be entitled to tender and pay the same. We have covenanted in the indenture to reimburse each such bondholder in respect of the payment of such duties or costs and any penalties paid in respect thereof. A bondholder exercising conversion rights must pay to the relevant conversion agent any such duties or costs arising in any other circumstances.


     (E) CASH PAYMENT INSTRUCTIONS


     Upon the exercise of conversion rights, a bondholder shall, when delivering the relevant conversion notice, give directions to the relevant conversion agent for payment of any cash sum which such bondholder is entitled to receive pursuant to the indenture and which shall be paid by way of U.S. dollar check drawn on a bank in the City of New York or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the City of New York.


     (F) FRACTIONS ARISING ON CONVERSION


     No fraction of a share of common stock shall be delivered on exercise of conversion rights but a cash payment shall be made by us to the relevant bondholder, pursuant to directions given to the relevant conversion agent by the bondholder as provided in (E) above, not later than 21 days after the conversion date, of an amount equal to the value of such fraction (such amount to be rounded up to the nearest U.S.$0.01).


REDEMPTION AND PURCHASE

     (A) FINAL REDEMPTION AT MATURITY


     Unless previously redeemed or converted or to be converted or purchased and cancelled, on June 30, 2000 outstanding bonds will be redeemed by us at their principal amount plus accrued interest, if any. However, in the event that a complying public equity offering has not occurred prior to June 30, 2000, outstanding bonds will be redeemed at maturity at 121.0% of their principal amount, plus accrued interest, if any.


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

     (B) ACCELERATION FOLLOWING AN EVENT OF DEFAULT


     If the bonds are accelerated following the occurrence of an event of default, the bonds will be repaid at their principal amount multiplied by 106.5% plus accrued interest to the date of acceleration, if the date of acceleration occurs on or before June 30, 1998; 113.5% plus accrued interest to the date of acceleration if the date of acceleration occurs after such date but on or before June 30, 1999; and 121.0% if the date of acceleration occurs thereafter; provided that notwithstanding the foregoing, each bondholder shall have the option to exercise its conversion right, if any.



     The payment of the premium referred to above upon the occurrence of an event of default may not be enforceable under U.S. federal or New York Law.


     (C) CANCELLATION


     All bonds redeemed pursuant to the Indenture or purchased by us in the open market will be forthwith cancelled and may not be reissued or sold. We will not permit our subsidiaries and will to the fullest extent of the rights available to us under the relevant contractual or organizational documents not permit our significant joint ventures to purchase any of the bonds.


     (D) LIMITED OPTIONAL REDEMPTION


     The bonds are redeemable at our option, in whole but not in part on or after the second anniversary of a complying public equity offering, on not less than 90 nor more than 120 days' prior notice (which notice shall provide the trustee and the bondholders information concerning the right of bondholders to convert prior to the redemption date and information pertinent to the conversion price) at the principal amount thereof plus accrued interest to the redemption date, provided that the shares of common stock into which bonds are convertible would not be at the time of redemption "restricted securities" in the hands of any bondholder not affiliated with us, within the meaning of the Securities Act, and provided further, that the average closing price of the shares of common stock for the 20 consecutive trading days prior to the date of our notice of redemption is greater than 130% of the conversion price determined in conjunction with such complying public equity offering.



     The redemption of the bonds at the option of GTS under the Indenture may be prohibited by the terms of or result in an event of default under or require the consents of holders of senior indebtedness of GTS. Our obligations under our senior indebtedness represent obligations senior in right of payment to the bonds. Consequently, the purchase of the bonds pursuant to an optional redemption will be precluded, absent any required consent of the lenders under senior indebtedness or repayment of all amounts outstanding thereunder or the waiver of any event of default caused thereunder.


EVENTS OF DEFAULT


     The following are "events of default" under the indenture:



          (a) we fail to pay the principal of or any premium (if any) or interest (including additional amounts) on any of the bonds when due (upon maturity, acceleration, redemption, required purchase or otherwise and whether or not prohibited by the subordination provisions) and, in the case of interest only, such failure continues for a period of 30 days; or



          (b) we do not perform or comply with any one or more of its other obligations in the bonds or the Indenture (other than a default under (a) above) for a period of 60 days after written notice of such default shall have been given to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of bonds then outstanding; or



          (c) (i) one or more defaults in the payment of principal of or premium, if any, on our indebtedness or that of any material subsidiary or any significant joint venture aggregating U.S.$10 million (or the foreign currency equivalent thereof) or more, when the same becomes due and payable at the maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) our indebtedness or that of any material subsidiary or any significant joint venture aggregating U.S.$10 million (or the foreign currency equivalent thereof) or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the maturity thereof, or



          (d) any holder or holders of indebtedness aggregating U.S.$10 million (or the foreign currency equivalent thereof) or more of GTS or that of any material subsidiary or any significant joint venture shall notify us or the trustee of the intended sale or disposition of any of our assets, those of any of our material subsidiaries or significant joint ventures that have been pledged to or for the benefit of such person to secure such indebtedness, or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets pursuant to the terms of any agreement or instrument evidencing any such indebtedness or in accordance with applicable law; or



          (e) one or more final judgments (or judgments which can no longer be appealed) or orders or similar judicial or administrative action shall be rendered against us or any material subsidiary or significant joint venture for the payment of money, either individually or in an aggregate amount, in excess of U.S.$10 million (or the foreign currency equivalent thereof) and which shall not have been discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgement or order or similar judicial or administrative action or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or



          (f) we or any material subsidiary or material joint venture, pursuant to or under or within any applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or like law; (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iii) makes a general assignment for the benefit of its creditors; (iv) or shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally; (v) or a court of competent jurisdiction (or like entity) shall enter an order or decree under any applicable law described above that is for relief against us or any material subsidiary or material joint venture, as applicable in an involuntary case or proceeding, appoints a custodian for us or such other entity for all or substantially all of our properties or orders the liquidation of us or such other entity, as applicable and in each such case in this clause (v), the order or decree remains unstayed and in effect for 60 days; (vi) or we or such other entity shall take any corporate action regarding any of the foregoing; or



          (g) excluding the events referred to in paragraph (f) above, any seizure, compulsory acquisition, expropriation or nationalization of any of our assets, those of any subsidiary or significant joint venture for which there is not paid fair market value and where the seizure, compulsory acquisition, expropriation or nationalization (whether by an outright taking or by confiscatory tax or other policies), individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the business, (including without limitation the ability to generate cash flow over the life of the bonds) the condition (financial or other), our properties or our results of operations, our subsidiaries, and significant joint ventures on a combined basis.



     If an event of default (other than as specified in subparagraph (f) above) shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the bonds then outstanding by notice to the trustee and to us, may declare the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding bonds due and payable immediately upon which declaration, all amounts payable in respect of the outstanding bonds shall be due and payable immediately. If an event of default specified in subparagraph (f) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, on all of the outstanding bonds shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of bonds.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding bonds, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all bonds, (iii) the unpaid principal of and premium, if any, on any outstanding bonds which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the bonds, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the bonds which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all events of default, other than the non-payment of principal of, premium, if any, and interest on the bonds that have become due solely by such declaration of acceleration, have been cured or waived.



     The holders of not less than a majority in aggregate principal amount of the outstanding bonds may on behalf of the holders of all the bonds waive any past defects under the Indenture, existing default or event of default, except a default or event of default in the payment of the principal of, premium, if any, or interest on any bond, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each bond outstanding.



     No holder of any of the bonds has any right to institute any proceeding with respect to the Indenture or the bonds or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of outstanding bonds have made written requests, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the bonds and the Indenture, and the trustee has failed to institute such proceeding within 30 days after receipt of such notice and the trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding bonds. Such limitations do not apply, however, to a suit instituted by a holder of a bond for the enforcement of the payment of the principal of, premium, if any, or interest on such bond on or after the respective due dates expressed in such bonds.



     During the existence of an event of default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the trustee, whether or not an event of default shall occur and be continuing, the trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding bonds have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.



     If a default or an event of default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of the bonds, and to the Luxembourg Stock Exchange for so long as the bonds are listed thereon, notice of the default or event of default within 30 days after obtaining knowledge thereof. Except in the case of a default or an event of default in payment of principal or premium, if any, or interest on any bonds, the trustee may withhold the notice to the holders of such bonds if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the bonds.


REPORTING REQUIREMENTS


     For the fiscal quarters ending June 30, 1997 and September 30, 1997 and for the fiscal year ended December 31, 1997 we will (i) transmit by mail to all bondholders, as their names and addresses appear in the register, without cost to such bondholders, and (ii) file with the trustee copies of our quarterly and


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


audited annual financial reports (including our condensed, combining financial data in the form and scope set forth in the condensed, consolidated financial statements for the first quarter of 1997 and for the fiscal year ending December 31, 1996, respectively) that are generally distributed to its shareholders at the time such reports are so distributed.



     Beginning with our financial statements for the quarter ending March 31, 1998 and thereafter, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, we shall prepare the annual and quarterly reports which we would have been required to file with the Securities and Exchange Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto (including, until such time as we are required to file reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, the condensed, combining financial data in the form and scope set forth in the condensed, consolidated financial statements described above) on or prior to the respective dates by which we would have been required so to file such documents. We shall also in any event within 15 days of each required filing date (i) transmit by mail to all bondholders, as their names and addresses appear in the register, without cost to such bondholders, and (ii) file with the trustee, copies of such annual and quarterly reports.



     We are required to furnish to the trustee annual and quarterly statements as to our performance of our obligations under the Indenture and as to any default in such performance. We are also required to notify the trustee within thirty (30) days after we have knowledge of any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.


REGISTRATION RIGHTS


     We filed a registration statement, of which this prospectus forms a part pursuant to the terms of a registration rights agreement with the trustee, amongst others, for the benefit of the holders of the bonds. Under the registration rights agreement with respect to the bonds, we agreed, at our expense, to cause a shelf registration statement covering the issuance, or issuance and resale as the case may be, and resale of a sufficient number of shares of common stock that may be issuable upon conversion of the bonds to be declared effective under the Securities Act prior to the first date on which any of such shares of common stock may be issued upon such conversion. We agreed to use our best efforts to maintain the effectiveness of such shelf registration statement until the earliest of (i) the expiration of the time period referred to in Rule 144(k) under the Securities Act with respect to all beneficial holders of shares of common stock that are not our affiliates within the meaning of the Securities Act, and (ii) such time as all the shares of common stock covered by such registration statement have been sold pursuant to such registration statement. We will provide to each bondholder, each holder of shares of common stock into which bonds are converted, and the paying agent, conversion agent and transfer agent in Luxembourg copies of the prospectus that is part of such registration statement, notify such holders of the effectiveness of such registration statement and take all other action required to permit unrestricted resales of such shares of common stock. A holder who sells the shares of common stock pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification provisions).



     Each holder must notify us not later than three business days prior to any proposed sale by such holder of shares of common stock pursuant to the shelf registration statement, which notice shall be effective for five business days. We may, upon written notice to such holder, suspend such holder's use of the prospectus (which is part of the shelf registration statement) for up to two periods not to exceed 45 consecutive days but not more than 60 days in any 365-day period if we in our reasonable judgment believes it may possess material non-public information the disclosure of which would have an adverse effect on us or any of our subsidiaries or any significant joint venture. Each holder, by its acceptance of a bond, agrees to hold any communication by us in response to a notice of a proposed sale under the shelf registration statement in confidence.

     If the registration statement of which this prospectus is a part does not remain effective with the SEC as required by the registration rights agreement, additional interest will accrue on the bonds from and including the day following such registration default to but excluding the day on which such registration default has been cured. These liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue and will accrue at a rate per annum of one quarter of one per cent (.25%) of the principal amount, to and including the 90th day following such registration default and at a rate per annum of one half of one cent (.5%) thereof from and after the 91st day following such registration default. In no event will liquidated damages accrue at a rate per annum exceeding one half of one per cent (.5%).



     The specific provisions relating to the registrations described above will be contained in the registration rights agreement which is filed as an exhibit hereto.


RESERVATION OF SHARES OF COMMON STOCK


     We shall at all times reserve and keep available out of our authorized common stock, solely for the purpose of issuance or delivery upon conversion of the bonds, the number of shares of common stock that it reasonably believes will be required to be delivered in connection with such conversion pursuant to the terms of the Indenture.


GOVERNING LAW


     The indenture and the bonds will be governed by the laws of the State of New York.


CERTAIN DEFINITIONS


     "affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.



     "asset sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any person other than GTS or a wholly-owned subsidiary of GTS, in one or a series of related transactions, of (a) any capital stock of any subsidiary or significant joint venture (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law); (b) all or substantially all of the properties and assets of any division or line of business of GTS or any subsidiary or significant joint venture; or
(c) any other properties or assets of GTS or any subsidiary or significant joint venture other than in the ordinary course of business. For the purposes of this definition, the term "asset sale" shall not include (i) any sale, transfer or other disposition of equipment, tools or other assets (including capital stock or other equity of any subsidiary or significant joint venture) by GTS or any of its subsidiaries or significant joint ventures in one or a series of related transactions in respect of which GTS or such subsidiary or significant joint venture receives cash or property with an aggregate fair market value of U.S.$10,000,000 (or the foreign currency equivalent thereof) or less; (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "-- Merger, Sale of Assets, Etc." above and (iii) any direct or indirect sale, transfer or other disposition of shares of capital stock of Hermes so long as after such sale, transfer or other disposition GTS owns or controls at least 51% of the voting stock of Hermes Railtel.



     "cash equivalents" means, at any time, (a) any evidence of indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than U.S.$500,000,000 (or the foreign currency equivalent thereof); (c) certificates of deposit with a maturity of 180 days or less of any financial institution that is not organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; and (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.



     "closing price" means the closing price of the shares of common stock on a qualifying stock exchange or if the shares of common stock are listed on more than one such exchange the average of such closing prices on all such exchanges.



     "common stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the issue date or issued after the issue date, and includes, without limitation, all series and classes of such common stock.



     "conversion agent" means the office or agency (which shall be located in the Borough of Manhattan, the City of New York, State of New York) where bonds may be presented for conversion.



     "conversion date" means the earliest date possible after the listings of the shares of common stock on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market that GTS may deliver shares of common stock to converting bondholders.



     "default" means any event that is, or after notice or passage of time or both would be, an event of default.



     "designated senior indebtedness" means senior indebtedness permitted under the Indenture, the principal amount of which is $30 million (or the foreign currency equivalent) or more and has been designated by GTS as designated senior indebtedness (which includes the Chatterjee notes and the capital research notes).



     "event of default" has the meaning set forth under "events of default" herein.



     "Exchange Act" means the Securities Exchange Act of 1934, as amended.



     "indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any (i) trade account payables arising in the ordinary course of business and (ii) other accrued current liabilities incurred in the ordinary course of business, including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction; (b) all obligations of such person evidenced by bonds, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (d) all capitalized lease obligations of such person; (e) all indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (f) all guarantees of indebtedness referred to in this definition by such person; (g) all redeemable capital stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; (h) all obligations under or in respect of currency agreements and interest rate protection obligations of such person; (i) any preferred stock of such person that provides for payments of liquidation value by way of a sinking fund, or by way of a mandatory redemption, defeasance, retirement, repurchase or otherwise, or allows the holder the option to redeem, in each case prior to the 91st day prior to the maturity of the bonds (valued at the sum of (without duplication) (A) the liquidation preference thereof, (B) any mandatory redemption payment obligations in respect thereof and (C) accrued dividends thereon); and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such redeemable capital stock as if such redeemable capital stock were purchased on any date on which indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such redeemable capital stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such redeemable capital stock.



     "joint venture" means joint venture, partnership or other similar arrangement, whether corporation, partnership or other legal form where GTS or one or more subsidiaries has, directly or indirectly, less than a majority of the voting stock or other ownership interest.



     "material joint venture" means a joint venture that, as of the end of the most recent four-quarter period, had (i) total assets which exceeded 10% of the total combined assets of GTS at the end of such period or (ii) total revenues which exceeded 15% of the total combined revenues of GTS for such period.



     "material subsidiary" means a subsidiary that, as of the end of the most recent four-quarter period, had (i) total assets which exceeded 10% of the total combined assets of GTS at the end of such period or (ii) total revenues which exceeded 15% of the total combined revenues of GTS for such period.



     "maturity" means, (i) when used with respect to the bonds, June 30, 2000 and (ii) when used with respect to any Indebtedness other than the bonds, the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.



     "paying agent" means the office or agency (which shall be located in the Borough of Manhattan, the City of New York, State of New York) where bonds may be presented for payment of principal, premium, if any, and interest.



     "person" means any individual, corporation, limited liability company partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.



     "redemption date" means with respect to any bonds to be redeemed, the date fixed by GTS for such redemption pursuant to the indenture and the bonds.



     "senior indebtedness" means the principal of, premium, if any, interest, and other amounts payable on or in respect of any indebtedness of GTS, whether outstanding on the issue date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the bonds. Notwithstanding the foregoing, "senior indebtedness" shall not include
(a) indebtedness evidenced by the bonds, (b) indebtedness that is pursuant to the instrument creating such indebtedness expressly subordinate or junior in right of payment to any Indebtedness of GTS, (c) indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to GTS, (d) indebtedness which is represented by redeemable capital stock, (e) indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade account payables or other current liabilities incurred in the ordinary course of business, (f) indebtedness of or amounts owed by GTS for compensation to employees or for services rendered to GTS, (g) any liability for federal, state, local or other taxes owed or owing by GTS, (h) other than the Chatterjee notes and the capital research notes, indebtedness of GTS to a wholly-owned subsidiary or any other affiliate of GTS or any of such affiliate's wholly-owned subsidiaries, (i) that portion of any indebtedness which is incurred by GTS in violation of the indenture and (j) amounts owing under leases (other than capitalized lease obligations).

     "significant joint venture" means any existing joint venture or any eligible joint venture.



     "subordinated indebtedness" means Indebtedness of GTS which is by its terms subordinated in right of payment to the bonds.



     "subsidiary" means, with respect to GTS, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Company, by one or more subsidiaries of GTS or by GTS and one or more subsidiaries and
(ii) any other person (other than a corporation), including, without limitation, a joint venture, in which GTS, one or more subsidiaries of GTS or GTS and one or more subsidiaries, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a subsidiary.



     "transfer agent" means the office or agency (which shall be located in the Borough of Manhattan, the city of New York, state of New York) where bonds may be presented for registration of transfer or for exchange.


ENFORCEMENT


     At any time after the bonds shall have become due and payable, the trustee may, at its discretion and without further notice, take such proceedings against us as we may think fit to enforce repayment of the bonds together with premium (if any) and accrued interest and to enforce the provisions of the indenture, but it shall not be bound to take any such proceedings unless (a) it shall have been so directed in writing by the holders of at least 25% in principal amount of the bonds then outstanding, and (b) it shall have been indemnified to its satisfaction. No bondholder shall be entitled to proceed directly against us unless the trustee, having become bound so to proceed, fails to do so within 30 days after the receipt of the request and offer, such request has not been rescinded pursuant to the terms of the Indenture, and such failure to proceed shall be continuing.


NOTICES


     Notices to bondholders shall be validly given if (i) mailed to them at their respective addresses in the register and (ii) published in an English language newspaper of general circulation in Europe approved by the trustee, currently expected to be the Financial Times, and, so long as the bonds are listed on the Luxembourg Stock Exchange, published in a daily newspaper of general circulation in Luxembourg approved by the trustee, currently expected to be the Luxemburger Wort. Any such notice shall be deemed to have been given on the first date on which both conditions shall have been met.


MEETINGS OF BONDHOLDERS, MODIFICATION AND WAIVER


     The indenture contains provisions for convening meetings of bondholders to consider any matter affecting their interests, including any modification of, or arrangement in respect of, the terms and conditions of the bonds or of the provisions of the indenture. Certain special quorum provisions apply for meetings of bondholders convened for the purpose of amending certain terms concerning, inter alia, the amounts payable on and the currency of payment of the bonds and the conversion rights. Any resolution duly passed at any such meeting will be binding on all bondholders, whether present or not.


SATISFACTION AND DISCHARGE


     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the bonds, as expressly provided for in the indenture) as to all outstanding bonds when either (a) all the bonds theretofore authenticated and delivered (except lost, stolen or destroyed bonds which have been replaced or repaid and bonds for whose payment money has theretofore been deposited with the trustee or any paying agent in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation and we have paid all other sums payable by it under the indenture or (b)(i) we have distributed to the trustee and each holder of bonds notice of redemption or all bonds have otherwise become due and payable; (ii) all bonds not theretofore delivered to the trustee for cancellation (except lost, stolen or destroyed bonds which have been replaced or paid) have been called for redemption pursuant to the terms of the bonds or have otherwise become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the bonds not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the bonds to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (iii) we shall have irrevocably deposited or caused to be deposited with the trustee or a trustee reasonably satisfactory to the trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, as trust funds in trust solely for the benefit of you for that purpose, money in such amount as is sufficient without consideration of reinvestment of such interest, to pay principal of, premium, if any, and interest on the outstanding bonds to maturity or redemption, as certified in a certificate of a nationally recognized firm of independent public accountants, provided that the trustee shall have been irrevocably instructed to apply such money to the payment of said principal, premium, if any, and interest with respect to the bonds and, provided, further, that from and after the time of deposit, the money deposited shall not be subject to the rights of holders of senior indebtedness' pursuant to the provisions of Article Ten; (iv) there exists no default or event of default under the Indenture; (v) we shall have paid all other sums payable under the Indenture by us; and (vi) we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the termination of our obligations under the bonds and the Indenture have been complied with.


AMENDMENTS AND WAIVERS


     From time to time, we, when authorized by a resolution of our board of directors, and the trustee may, without the consent of the holders of any outstanding bonds, amend, waive or supplement the indenture or the bonds for certain specified purposes, including, among other things, (a) curing ambiguities, defects or inconsistencies, (b) qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, (c) evidencing the succession of another person to us or any other obligor on the bonds, and the assumption by any such successor of the covenants of us or such obligor in the Indenture and in the bonds in accordance with the "Merger, Sale of Assets, Etc." covenant; (d) adding to our covenants of or any other obligor upon the bonds for the benefit of the holders of the bonds or surrendering any right or power conferred upon us or any other obligor upon the bonds, as applicable, in the indenture or in the bonds; (e) evidencing the replacement of the trustee by a trustee that is appointed to so act pursuant to the terms of the indenture; and (f) evidencing or making any other change that does not adversely affect the rights of any holder of bonds; provided, however, that such change does not adversely affect the rights of any holder of bonds and we have delivered to the Trustee an opinion of counsel to such effect.



     Other amendments and modifications of the indenture or the bonds may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding bonds; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding bond affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the bonds, (ii) change the currency in which any bonds or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any bond payable in money other than that stated in the bond, (iii) reduce the percentage in principal amount of outstanding bond that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the bonds, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the bonds, (v) waive a default in payment with respect to the bonds, (vi) amend, change or modify our obligations to make and consummate a change of control offer in the event of a change of control or make and consummate the offer with respect to any asset sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the bonds, (viii) modify or change any provision of the indenture affecting the subordination or ranking of the bonds in manner adverse to the holders of the bonds, or (ix) take any other action otherwise prohibited by the indenture or be taken without the consent of each bondholder affected thereby.


THE TRUSTEE


     The indenture provides that, except during the continuance of an event of default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.



     The trustee may, without the consent of the bondholders:



          (i) agree to any modification of the provisions of the indenture or the bonds which, in the opinion of the trustee, is of a formal, minor or technical nature, is made to correct a manifest error or to comply with mandatory provisions of law or is not materially prejudicial to the interests of the bondholders;



          (ii) waive or authorize any breach or proposed breach by us of the provisions of the indenture or the bonds, or determine that the occurrence of any event of default shall not be treated as such, which, in the opinion of the trustee, is not materially prejudicial to the interests of the bondholders.



     Any such modification, waiver or authorization shall be binding on the bondholders and, if the trustee so requires, such modification shall be notified by us to the bondholders as soon as possible.


INDEMNIFICATION OF THE TRUSTEE


     The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment or taking steps to enforce the conversion rights unless indemnified to its satisfaction. The trustee is entitled to enter into business transactions with us or any entity related to us without accounting for any profit.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.10 per share, of which 81,221,352 shares were issued and outstanding as of March 31, 1999, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which none were issued and outstanding as of March 31, 1999.



     In addition, we:



     - agreed to issue up to 4,037,500 shares of common stock in connection with our acquisition of NetSource (of which 3,873,705 shares of common stock were issued as of December 31, 1998 and up to 1.4 million additional shares of common stock may be issued, at our option, contingent on NetSource achieving certain performance targets in the first two quarters of 1999),



     - issue an additional 1,784,205 shares of common stock to holders of Esprit Telecom stock options, and



     - issued 1,850,497 shares of common stock as consideration for the 52% of the shares of Omnicom which we acquired on April 26, 1999.



     For a discussion of the risks associated with these additional issuances of stock, see "Risk Factors -- Substantial resales of our common stock may depress our stock price and dilute stockholders' ownership interest."



     On April 23, 1999, we issued 100,000 shares of the 7 1/4% convertible preferred stock.



     In our annual shareholders meeting scheduled for June 16, 1999, we intend to seek approval to increase our authorized capital stock from 135,000,000 shares of common stock to 270,000,000 shares of common stock. The vote of the holders of at least a majority of the issued and outstanding shares of common stock, voting together as a single class is required to approve the increase in the authorized common stock. We believe the increase in the number of authorized shares of common stock will provide flexibility in connection with financings, acquisitions of other companies, other investment opportunities, stock dividends or splits, and for other corporate purposes that our board of directors deems advisable.



     The following summary of the rights, privileges, restrictions and conditions of each of the classes of shares we issue does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, and to the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.



OUR COMMON STOCK



     Holders of common stock are entitled to one vote for one share held of record on all matters upon which shareholders have the right to vote. There are no cumulative voting rights. All issued and outstanding shares of common stock are, and the offered shares, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of common stock are entitled to all dividends that are declared from time to time by the board of directors out of funds legally available for that purpose. For more information, we refer you to "Dividend Policy." Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.



OUR PREFERRED STOCK



     The board of directors may authorize the issuance of one or more series of preferred stock having rights, including voting, conversion and redemption rights, and preferences, including dividend and liquidation preferences, that our board of directors may determine, without further action by our stockholders.

     The issuance of preferred stock by the board of directors could adversely affect the rights of the holders common stock. For example, the issuance of preferred stock could result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation and that could, upon conversion or otherwise, have all the rights appurtenant to the common stock. As of March 31, 1999, we have authorized 200,000 shares of Series A junior participating preferred stock, par value $.0001 per share. Other than our convertible preferred stock, no other series of preferred stock has been issued. There are no issued and outstanding shares of Series A preferred stock and no Series A preferred stock is being offered by this prospectus. A right to purchase shares of Series A preferred stock, however, is attached to each share of common stock. We have authorized 200,000 shares of Series A preferred stock initially for issuance upon exercise of those rights.



     The units of Series A preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that we may issue. Each unit of Series A preferred stock will have a minimum preferential quarterly dividend of $.01 per unit or any higher per share dividend declared on the common stock. In the event of liquidation, the holder of a unit of Series A preferred stock will receive a preferred liquidation payment equal to the greater of $.01 per unit and the per share amount paid in respect of a share of common stock.



     Each unit of Series A preferred stock will have one vote, voting together with the common stock. The holders of units of Series A preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.



     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each unit of Series A preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock. The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one unit of Series A preferred stock that may be acquired upon the exercise of each right is expected to approximate the economic value of one share of common stock.



OUR DEPOSITARY SHARES AND 7 1/4% CONVERTIBLE PREFERRED STOCK



     In April 1999, we issued and sold pursuant to exemptions from registration under the Securities Act, 10,000,000 depositary shares. Each depositary share represents 1/100 of a share of 7 1/4% convertible preferred stock deposited under the deposit agreement dated as of April 23, 1999, among GTS, The Bank of New York as depositary, and all holders from time to time of depositary receipts issued under the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share is entitled, proportionately, to all the rights, preferences and privileges of the shares of 7 1/4% convertible preferred stock represented by those depositary shares (including dividend, conversion, voting, and liquidation rights), and is subject to all of the limitations of the fractional shares of 7 1/4% convertible preferred stock represented by those depositary shares. The depositary shares are evidenced by depositary receipts.



     In summary, the holders of the depositary shares



     - have the option to convert the 7 1/4% convertible preferred stock represented by those depositary shares into our common stock,



     - are entitled to receive dividends, and



     - are entitled to vote in certain circumstances.



     DTC will act as securities depositary for the depositary shares.



     The following is a summary of certain terms of the 7 1/4% convertible preferred stock. The terms of the 7 1/4% convertible preferred stock are contained in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and

Restrictions which shall be referred to as the "certificate of designations." This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations.



     Under the certificate of designations, 100,000 shares of 7 1/4% convertible preferred stock with a liquidation preference of $5,000 per share have been authorized for issuance. The 7 1/4% convertible preferred stock is fully paid and nonassessable, and the holders have no preemptive rights in connection with those shares. We do not expect that there will be any trading market for the 7 1/4% convertible preferred stock except as represented by the depositary shares.



     The 7 1/4% convertible preferred stock:



     - ranks junior in right of payment to all of our existing and future debt obligations and to each senior class or series of our capital stock, and pari passu or senior to all of our of the capital stock



     - has a liquidation preference of $5,000 per share ($50 per depositary share) plus accrued and unpaid dividends and additional dividends,



     - is convertible at the option of the holder into shares of our common stock at a rate and subject to restrictions as described below, and



     - is redeemable in whole or in part, at our option at any time on or after March 15, 2002 at the prices described below plus accrued and unpaid dividends, if any, to the redemption date.



     The holders of 7 1/4% convertible preferred stock (and the corresponding depositary shares):



     - will have no voting rights except as required by law and as specified in the certificate of designations unless the events described below happen, and



     - may require us, upon a change of control event, to repurchase all of a portion of such holder's convertible preferred stock (and the corresponding depositary shares).



     We cannot assure you that any trading market for the depositary shares will develop. If any such market does develop, the liquidation preference of the 7 1/4% convertible preferred stock per depositary share is not necessarily the price at which depositary shares will actually trade, and the depositary shares may trade at lower prices.


SECTION 145 OF DGCL AND CERTAIN CHARTER PROVISIONS


     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation). A corporation may indemnify that person if he or she is or was a director, officer, employee or agent of the corporation. A corporation may also indemnify that person if he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. That person may recover the following from the corporation:



     - expenses (including attorneys' fees);



     - judgments;



     - fines; and



     - amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


     Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. Such person may recover expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:



     - for any breach of the director's duty of loyalty to the corporation or its stockholders,



     - for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law,



     - under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or



     - for any transaction from which the director derived an improper personal benefit.



     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in the preceding paragraph. Our Certificate of Incorporation and our By-laws further provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.



     Our directors and officers are covered under directors' and officers' liability insurance policies that we maintain.


CERTAIN CHARTER AND BY-LAW PROVISIONS


     Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest, although certain of such provisions in the By-laws are subject to final approval by our board of directors. Such provisions may also adversely affect prevailing market prices for the common stock which is discussed in the section "Risk Factors -- We have anti-takeover provisions that could delay or prevent a change in control, even if it would benefit shareholders."



     Classified Board of Directors and Related Provisions. Our Certificate of Incorporation provides that our board of directors be divided into three classes of directors serving staggered three-year terms. The classes of directors (designated class I, class II and class III) shall be, as nearly as possible, equal in number. Accordingly, one-third of our board of directors will be elected each year.



     - The terms of the initial class I directors terminated at the May 20, 1998 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2001 annual meeting of stockholders.



     - The term of the initial class II directors terminates on the date of the 1999 annual meeting of stockholders.



     - The term of the initial class III directors terminates on the date of the 2000 annual meeting of stockholders.

     At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The classified board provision may prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the board of directors until the second annual shareholders meeting following the date that party obtains the controlling interest.



     Subject to the rights of the holders of any series of preferred stock or any other class of our capital stock (other than common stock) then outstanding, directors may only be removed for cause by a majority vote of our holders of capital stock issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.



     No Shareholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation prohibits shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may take action at an annual or special meeting called in accordance with our By-laws. Our Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called only by the Chairman of the board of directors, the Chief Executive Officer or a majority of the board of directors. Special meetings may not be called by the shareholders, except as permitted by the shareholder rights By-law described below.



     Amendments to the Certificate of Incorporation. The provisions of the Certificate of Incorporation described above may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.


SECTION 203 OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION


     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder.



     Section 203 further provides that under certain circumstances, business combinations are allowed, such as when:



     - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,



     - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder, or



     - the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.



     In addition, our Certificate of Incorporation grants the board of directors the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, voting powers, dividend rate, conversion rights, redemption price, liquidation preference and other terms of the issued preferred stock without any further vote or action by the stockholders. The provisions of Section 203 of the DGCL described above and our Certificate of Incorporation, and any issuance of preferred stock with voting or conversion rights, may adversely affect your voting power and may have the effect of delaying or preventing a change of control of GTS or adversely affect the market price of our common stock.

SHAREHOLDER RIGHTS AGREEMENT AND SHAREHOLDER RIGHTS BY-LAW



     Shareholder Rights Plan. We have entered into a rights agreement. In connection with the rights agreement, our board of directors declared a distribution of one right for each outstanding share of common stock, each share of common stock offered by this prospectus and each share of our common stock issued (including shares distributed from treasury) thereafter and prior to a distribution date. Each right will entitle the registered holder, subject to the terms of the rights agreement, to purchase from us one one-thousandth of a share or a unit of Series A preferred stock at a purchase price of $75 per unit, subject to adjustment.



     Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of:



     - 10 days following a public announcement that a person or group of affiliated or associated persons (other than us, any of our subsidiaries or any of our employee benefit plans or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, and



     - 10 business days (or such later date determined by action of the board of directors prior to such time as any person makes such announcement) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock.



The Soros associates and Alan B. Slifka and his affiliates are excluded from being an acquiring person described above under the rights agreement unless they increase the aggregate percentage of their ownership interest in us to 20%.



     Until a distribution date:



     - the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates,



     - new common stock certificates issued after date of consummation of the offerings in July 1998 (also including shares distributed from treasury) will contain a notation incorporating the rights agreement by reference, and



     - the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.



     The rights will not be exercisable until a distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless we redeem them earlier.



     In the event that:



     - we are the surviving corporation in a merger with an acquiring person described above and shares of common stock shall remain outstanding,



     - a person becomes an acquiring person,



     - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or



     - during such time as there is an acquiring person, an event occurs which results in that person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization),



then, in each such case, each holder of a right (other than such person) will thereafter have the right to receive, upon exercise, units of Series A preferred stock (or, in some circumstances, our common stock, cash, property or other securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of Series A preferred stock issuable upon exercise of a right prior to the events described in this paragraph.



     In the event that, at any time following a stock acquisition date:



     - we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph),



     - any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person, or



     - 50% or more of our assets or earning power is sold or transferred,



each holder of a right (other than an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of such person having a value equal to two times the exercise price of the right.



     The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:



     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,



     - if holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or



     - upon the distribution to the holder of the Series A preferred stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).



     At any time until ten business days following a stock acquisition date, either



     - 75% of our board of directors, or



     - a majority of our board of directors and a majority of the continuing directors,



may redeem the rights in whole, but not in part, at a nominal price. Immediately upon the action of a majority of our board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. As used in the rights agreement, a continuing director means any person (other than a person attempting to acquire us or an affiliate or associate of such a person or a representative of such person or of any such affiliate or associate) who was a director prior to the date of the rights agreement and any person (other than an acquiring person or an affiliate or associate of an acquiring person or a representative of an acquiring person or of any such affiliate or associate) nominated for selection or elected to the board of directors pursuant to the approval of a majority of the continuing directors.



     At its option, either:



     - 75% of our board of directors, or



     - a majority of our board of directors and a majority of the continuing directors, may exchange each right for (1) one unit of Series A preferred stock or (2) such number of units of Series A preferred stock as will equal the spread between the market price of each unit to be issued and the purchase price of such unit set forth in the rights agreement.



     Any of the provisions of the rights agreement may be amended without the approval of either:



     - 75% of our board of directors, or

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of March 31, 1999, 81,221,352 shares of common stock were outstanding, excluding



     - 16,443,464 shares of common stock that are issuable pursuant to 4,386,313 exercisable warrants and the exercise of 12,057,151 options under GTS' option plans, of which 4,190,792 options are exercisable,



     - 5,875,700 shares of common stock into which the 8.75% senior subordinated bonds are convertible,



     - 8,481,417 shares of common stock into which the 5 3/4% convertible senior subordinated debentures are convertible,



     - 163,795 of additional shares of common stock to be issued resulting from the NetSource acquisition and an additional 1.4 million shares of common stock which may be issued, subject to NetSource meeting certain performance targets during the first two quarters of 1999,



     - 7,246,000 shares of our common stock issuable on conversion of the convertible preferred stock, not including an indeterminate number of shares of common stock may be issued as dividends on the convertible preferred stock or as a result of anti-dilution provisions of the convertible preferred stock, and



     - 1,850,497 shares of common stock issued in the Omnicom acquisition.



     Of the 81,221,352 outstanding shares of our common stock, the 12,765,000 shares registered in the initial public offering and the 14,506,900 shares registered in the stock offering in July 1998 will be freely tradable without restriction under the Securities Act. However those shares held by affiliates may generally be resold only in compliance with applicable provisions of Rule 144 under the Securities Act, as described below. Of the remainder, approximately 20,000,000 additional shares have been resold or may be resold under Rule 144 without restriction under the Securities Act. An additional approximately 2,000,000 shares have been resold or may be resold under Rule 144 subject to volume and manner of sale limitations. In addition, the 8,481,417 shares into which the debentures are convertible will be freely tradable without restriction under the Securities Act. We have registered 7,246,000 shares of our common stock issuable on the conversion of the convertible preferred stock in a registration statement.



     In addition, we have filed three registration statements which the SEC has declared effective. One registration statement covers the resale of the convertible bonds and the shares of our common stock into which the convertible bonds are convertible. Two registration statements on Form S-8 cover the resale of shares of our common stock issued to employees, officers and directors under our employee benefit plans.



     Furthermore, on April 19, 1999 the SEC declared effective a shelf registration statement, covering 24.1 million shares of our common stock held by a number of our stockholders, including all of the shares of common stock (and securities convertible into or exercisable for shares of common stock) owned by Alan B. Slifka and his affiliates and the Soros associates that were not sold in the offering in July 1998. These persons have agreed, in consideration for our filing of the shelf registration statement, that they may sell up to only 75% of their shares up to July 1999. The Soros associates have expressed to us that the above contractual restrictions may no longer apply and that they are free to enter into transactions in respect of their shares subject to applicable provisions of United States securities law. We have expressed to them our view that such restrictions continue to apply. This shelf registration statement contained a prospectus supplement for an underwritten public offering of 4,265,224 shares owned by Apax Funds Nominees Limited and 1,962,642 shares owned by Warburg, Pincus Ventures L.P.



     Certain former limited partners of partnerships formerly affiliated with Alan B. Slifka and dissolved in October 1998 may, upon giving us advance notice, withdraw some or all of their shares of common stock from registration under the shelf registration statement. By withdrawing their shares, those persons would no longer be bound by the restrictions on sale. The number of shares of our common stock that such persons may withdraw is capped at 726,953 shares of common stock minus the number of shares such persons sold in the July 1998 stock offering.



     On April 19, 1999, the SEC declared effective a registration statement covering all of the shares of common stock that may be issued to holders of NetSource stock in connection with the acquisition of NetSource. Up to 4,037,500 shares, plus up to an additional 1.4 million shares issuable contingent on NetSource achieving certain performance targets during the first two quarters of 1999, may be issued by us in connection with this acquisition. This shelf registration statement also includes shares issued to Apax Funds Limited and Warburg, Pincus Ventures, L.P., two institutional shareholders of Esprit Telecom, upon the closing of our offer for Esprit Telecom. We issued approximately 6.2 million shares of common stock to these two Esprit Telecom shareholders when our offer closed.



     We are obligated to file a registration statement with respect to 1,850,497 shares of our the common stock issued in the Omnicom acquisition by October 1, 1999.



     We cannot predict what effect, if any, that future sales of common stock or the availability of common stock for sale will have on the market price for common stock. Sales of large numbers of shares of common stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for common stock. See "Risk
Factors -- Substantial resales of our common stock may depress our stock price and dilute stockholders' ownership interest."



     In general, under Rule 144 as currently in effect, a person (or persons whose GTS shares are required to be aggregated) who has been deemed to have owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average weekly trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale. A person (or persons whose shares of GTS are required to be aggregated) who is not deemed an affiliate of an issuer at the time of the sale and for at least three months prior to the sale and who has owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.


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

                        CERTAIN U.S. TAX CONSIDERATIONS


     The following is a summary of the principal U.S. federal income tax considerations relevant to ownership, disposition and conversion of the bonds. This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein, this summary deals only with bonds purchased by a U.S. Holder (as defined below) at original issue and held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, dealers in securities or foreign currencies, tax-exempt investors, persons holding the Bonds as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or U.S. holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of the bonds should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.



     As used herein the term "U.S. holder" means a beneficial owner of a bond who or that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and
(B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A non-U.S. holder means a holder of bonds who or that is not, for U.S. federal income tax purposes, a U.S. holder.


THE BONDS


     Based on currently applicable authorities, we will treat the bonds as indebtedness for U.S. federal income tax purposes. However, since the bonds have certain equity characteristics, it is possible that the IRS will contend that they should be treated as an equity interest in, rather than one indebtedness. In the event the bonds are treated as equity, distributions received on a bond would first be taxable to the holder as dividend income to the extent of our accumulated earnings and profits, and next would be treated as a return of capital to the extent of the holder's tax basis in the bond, with any remaining amount treated as gain from the sale of a bond. Further, payments on bonds treated as equity to non-U.S. holders would not be eligible for the portfolio interest exception from U.S. withholding tax, and those payments would be subject to U.S. withholding tax at a flat rate of 30% unless reduced under an applicable tax treaty or unless we qualify as an "80/20 Company," as discussed below. Moreover, in the event of equity treatment, we would never be entitled to deduct interest or original issue discount on such bonds for U.S. federal income tax purposes. Except as otherwise noted, the remainder of this discussion assumes that the bonds will constitute indebtedness for U.S. tax purposes.


     Investors should also be aware that recently enacted legislation disallows deductions for interest paid or accrued on debt instruments issued after June 8, 1997 by a corporation if either (i) a substantial amount of the principal or interest is required to be paid in or converted into equity of the issuer, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement that is reasonably expected to result in a transaction described in either (i) or (ii). For these purposes, principal or interest shall be required to be so paid, converted, or determined if it may be required at the option of the holder and there is a substantial certainty the option will be exercised.

TAX CONSEQUENCES TO U.S. HOLDERS

  Payments of Interest and Original Issue Discount on the Bonds


     Except as otherwise provided below, U.S. holders will include payments of stated interest on the bonds to the extent of the lowest fixed rate provided by the bonds throughout their term as ordinary interest income when accrued or received in accordance with their respective method of tax accounting. Unless de minimis in amount, stated interest on the bonds in excess of such rate will be taxable to U.S. holders on the economic accrual basis as original issue discount ("OID") under the rules described below.



     A debt instrument is issued with OID if its "stated redemption price at maturity" exceeds its issue price by more than a de minimis amount. In general terms, U.S. holders are required to include OID gross income as ordinary interest income on the economic accrual basis in advance of the cash attributable to that income. Under Treasury regulations, the stated redemption price at maturity of a debt instrument is equal to the sum of all payments to be made thereon other than qualified stated interest. Qualified stated interest is stated interest which is unconditionally payable at least annually at a single fixed rate throughout the term of the debt instrument. The Treasury regulations further provide that, for purposes of the OID rules, if (i) a debt instrument provides for alternative payment schedules based on the occurrence of a contingency (or contingencies), (ii) the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and (iii) as of the issue date, based on all the facts and circumstances, a single payment schedule is significantly more likely than not to occur, then the yield and maturity of the debt instrument for purposes of computing OID are computed based on that payment schedule. When a debt instrument provides for alternative payment schedules upon the occurrence of one or more contingencies, the debt instrument provides for qualified stated interest to the extent of the lowest fixed rate of interest that would be payable under any payment schedule.



     The rate of stated interest payable on the bonds will increase on June 30, 1998 and June 30, 1999 if we had not made a complying equity offering by those dates. Further, absent such an offering during the term of the bonds, the bonds will be retired at maturity for 121% of their stated principal amount. If a complying equity offering occurs by June 1998, however, the rate of interest payable on the bonds will remain constant, and the bonds will be retired at maturity for their stated principal amount. As such, different payment schedules for the bonds will result depending on the timing or occurrence of a complying equity offering. For each of these schedules, the timing and amount of the payments will be known as of the issue date. As of the issue date, we took the position that it was significantly more likely than not that a complying equity offering would occur after June 30, 1998 and before July 1, 1999. As such, the payment schedule under which the bonds bore interest with one interest rate increase, and under which the bonds would be retired at their stated principal amount, was considered significantly more likely than not to occur. Under this approach, the stated redemption price at maturity of the bonds included a portion of the excess interest payable at the rate in effect after June 30, 1998, but not the 21% retirement premium payable at maturity of the bonds. The amount of such excess interest represented OID taxable to U.S. holders on the accrual basis prior to the receipt of cash attributable to that interest.



     Because a complying equity offering occurred before June 30, 1998, solely for purposes of the OID rules, the bonds will be treated as retired and reissued on the date of such occurrence for their adjusted issue price on such date, which generally will equal the bonds' stated principal amount increased by the total amount of OID required to be included in income in respect of the bonds by U.S. holders prior to that date. As a result of the deemed reissuance, (i) all stated interest on the bonds should be treated as qualified stated interest and a U.S. holder should include such interest in income as it accrues or is received, in accordance with its method of tax accounting, (ii) except as provided below, the bonds should not be treated as bearing OID upon reissuance, and (iii) a U.S. holder that included OID in income on the bonds based on the payment schedule treated by us as significantly more likely than not to occur as described above should be treated as reacquiring the bonds with "amortizable bond premium," as described below in "-- Market Discount and Premium," to the extent that such holder's adjusted tax basis in the bonds exceeds their principal amount.

     If a shelf registration statement does not remain effective with the SEC as described in the Registration Rights Agreement, additional interest will accrue on the bonds in the manner described therein. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. holder (or the timing of such recognition) if the likelihood of the change, as of the date the bonds are issued, is remote. We believe that the likelihood of a change in the interest on the bonds due to a Registration Default is remote and does not intend to treat the possibility of such a change in the interest rate as affecting the yield to maturity of any bond. In the unlikely event that the interest rate on the bonds is increased, then such increased interest may be treated as additional OID, includible by a holder in income as such interest accrues, in advance of receipt of any cash payment thereof.



     U.S. holders are permitted to elect to include all interest on a bond using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Bonds with amortizable bond premium or market discount and U.S. holders considering such an election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.


  Contingent Payment Debt Instrument Regulations


     Certain Treasury Regulations provide for special tax treatment of "contingent payment debt instruments" (the "contingent debt regulations"). These regulations apply to debt instruments with contingent interest that do not fall within the scope of the rules described above for debt instruments providing for alternative payment schedules, each of which can be determined (as to timing and amount) as of the issue date. By their terms, however, the contingent debt regulations do not apply where the contingency is remote or incidental or because the holder of the debt instrument has an option to convert the instrument into stock of the issuer. In general, if a debt instrument is subject to the contingent debt regulations, a U.S. holder must accrue contingent interest income as OID over the term of the debt instrument and in advance of the cash payments attributable thereto based upon a projected payment schedule (subject to later adjustments) provided by the issuer. Further, any gain and (subject to certain limitations) loss recognized by a holder with respect to the sale or other disposition of such an instrument will be ordinary, rather than capital, in nature.



     The application of the contingent debt regulations to instruments such as the bonds is uncertain. In particular, the bonds provide for (i) the payment of additional amounts in the event U.S. withholding tax is imposed and (ii) depending on certain contingencies, for (A) the payment of additional interest and retirement premium and (B) periodic decreases over the term of the bonds in the price at which bonds may be converted into shares of common stock. We are taking the position that the contingent debt regulations should not apply to the bonds because we believe the Bonds had, at the time of issuance, a payment schedule that was significantly more likely than not to occur. However, since the scope of the contingent debt regulations is not clear, it is possible that the Internal Revenue Service will take the position that the bonds are subject to the contingent debt regulations. If the bonds are ultimately found to be subject to the contingent debt regulations, U.S. holders, including U.S. holders using the cash method of tax accounting, would be required to accrue interest income as "original issue discount" over the term of the debt instrument based upon a projected payment schedule (subject to later adjustments) that could include projected values for the retirement premium and conversion price adjustments, and any gain and (subject to certain limitations) loss recognized by a holder on a sale or other taxable disposition with respect to such instrument would be ordinary, rather than capital, in nature. In addition, all or a portion of the gain or loss recognized on sale or other taxable disposition of shares of common stock received in exchange for bonds might be ordinary, rather than capital, in nature.


  Market Discount and Premium


     If a U.S. holder purchases a bond for an amount that is less than its stated redemption price at maturity or its adjusted issue price for bonds purchased prior to their deemed reissuance as described above the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.


     Under the market discount rules of the Code, a U.S. holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a bond as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such bond at the time of such payment or disposition. If such bond is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Code Section 1276(c)), the amount of gain realized on such disposition for purposes of the market discount rules shall be determined as if such holder had sold the bond at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the bond, unless the U.S. holder elects to accrue on the basis of a constant interest rate.



     A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such bond until the maturity of the Bond or its earlier disposition (except for certain nonrecognition transactions). A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Bond and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply.



     If a U.S. holder's tax basis in a bond (either (i) its purchase price or (ii) in the case of a U.S. holder that included OID in income prior to the deemed reissuance discussed above in "Payments of Interest and Original Issue Discount on the Bonds," the sum of the purchase price and the amount of OID included by such holder) reduced by the portion of the tax basis attributable to the bond's conversion feature exceeds the amount payable at maturity (or on the earlier call date, in the case of a bond that is redeemable at our option), such holder will be considered to have purchased such bond with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the bond and to offset interest otherwise required to be included in income in respect of such bond during any taxable year by the amortized amount of such excess for such taxable year. However, if such bond may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of such bond.


  Adjustment to Conversion Ratio


     The conversion price applicable to the bonds is subject to adjustments under certain circumstances. Under Section 305 of the Code and the Treasury Regulations promulgated thereunder, holders of the bonds may be treated as having received a constructive distribution, resulting in ordinary income to the extent of our current and accumulated earnings and profits, if, and to the extent that, adjustments in the conversion price occur within thirty-six months of certain taxable distributions on shares of common stock and increase the proportionate interest of a holder of a bond in our earnings and profits. As such, under certain circumstances that may or may not occur, such an adjustment may be treated as a taxable distribution to holders of the bonds, without regard to whether such holders receive any cash or other property. Further, in the event the bonds were treated as equity interests in, rather than our indebtedness, any change in the conversion price that increased the ratio at which bonds could be converted into shares of common stock would be treated as a taxable distribution with respect to the bonds under section 305 of the Code.


  Sale or Other Disposition


     In general, a U.S. holder of bonds will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such bonds measured by the difference between (i) the amount of cash and the fair market value of property received (except to the extent attributable to accrued interest on the bonds previously taken into account) and (ii) the U.S. holder's tax basis in the bonds (as increased by any accrued OID (net of all amortized acquisition premiums) and market discount previously includible in income by the U.S. holder and decreased by amortizable bond premiums, if any, deducted over the term of the bonds.) Subject to the market discount rules discussed above and except if the bonds are subject to the contingent debt regulations described above, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the bonds have been held for more than one year.



     No gain or loss will be recognized for U.S. federal income tax purposes by holders of the bonds upon the conversion thereof in exchange for shares of common stock (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of common stock and for shares of common stock received on accrual of accrued interest, OID or retirement premium). A U.S. holder's tax basis in the shares of common stock will equal the sum of the adjusted tax basis in the bonds reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash. The holding period of the shares of common stock received on the conversion of the bonds will include the period during which the bonds were held by such U.S. holder, except that the holding period of shares of common stock allocable to accrued original issue discount may commence on a later date. If any cash is received in lieu of fractional shares, the U.S. holder will recognize gain or loss, and the character and the amount of such gain or loss will be determined as if the U.S. holder had received such fractional shares and then immediately sold them for cash.


THE SHARES OF COMMON STOCK

  Dividends


     We do not presently intend to pay dividends on shares of common stock in the foreseeable future. If we should pay a dividend on shares of common stock, the dividend will be taxable as ordinary income to the extent of our current and accumulated earnings and profit. If there are no such earnings and profits, such dividend would be treated first as a return of capital to the extent of the U.S. holder's tax basis in the shares of common stock, and then, if the amount of the dividend exceeds such tax basis, as capital gain to the extent of such excess. As a result, until such time as we have current or accumulated earnings and profits, cash distributions on shares of common stock will be a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of any shares of common stock (but not below zero) in the hands of its holder. We believe that it does not presently have accumulated earnings and profits for tax purposes. However, we cannot predict whether it will have earnings and profits for future taxable years. See "Risk Factors."


  Sale of Shares of Common Stock


     Gain or loss will generally be recognized upon a sale or other taxable disposition of the shares of common stock in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the shares of common stock. Except as provided below, such gain or loss will be capital gain or loss, provided the shares of common stock are held as a capital assets and will be long-term capital gain or loss with respect to shares of common stock held for more than one year. If the bonds converted into shares of common stock are subject to the contingent debt regulations, a portion of such gain or loss might be ordinary rather than capital.


  Backup Withholding


     "Backup withholding" at a rate of 31% may apply to payments of interest on the bonds, dividends on the shares of common stock and to payments of the proceeds of a sale or exchange of the bonds or shares of common stock that are made to a non-corporate U.S. holder if such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S.

holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.


TAX CONSEQUENCES TO NON-U.S. HOLDERS

The Bonds

     Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:


          (a) payments of principal, interest and premium, if any, on our bonds or any paying agent to any Non-U.S. holder will not be subject to U.S. withholding tax, provided that, in the case of interest, either (i) we are an "80/20 company," as described below, or, (ii) if we are not an 80/20 company, the requirements for the "Portfolio Interest Exemption" are satisfied; and



          (b) a non-U.S. holder of a bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such bond, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such holder of a trade or business in the United States.



     U.S. withholding tax will not be imposed on interest paid by a U.S. corporation if at least 80% of the gross income derived by such corporation (either directly or through its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code (an "80/20 company"). At present, we believe that we qualify as an 80/20 company. However, the 80% test for active foreign business income is applied on a periodic basis, our operations and business plans may change in subsequent taxable years. Therefore, while at present it appears that this exception from withholding is available, we cannot assure you as to its future availability.



     If we are not an 80/20 company, a non-U.S. holder will be exempt from U.S. withholding tax under the portfolio interest exemption, provided that (A) such holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all of our classes of stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (B) the certification requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner. Such requirement will be fulfilled if the beneficial owner of a bond certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and (i) such beneficial owner files such Form W-8 with the withholding agent or (ii) in the case of a bond held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received such a statement from the Holder and furnishes the withholding agent with a copy thereof. Certain pass-through entities may be required to comply with additional certification requirements.



     If a non-U.S. holder of a bond is engaged in a trade or business in the United States, and if interest on the Bond is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, generally will be subject to regular U.S. federal income tax on interest and on gain realized on the sale, exchange or other disposition of a Bond in the same manner as if it were a U.S. holder. See "U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to us a properly executed IRS Form 4224 in order to claim an exemption from withholding tax on stated interest paid on the bonds on or before December 31, 1998 and payments made on or before such date of proceeds from a sale or exchange of a bond. Under recently finalized Treasury regulations (the "Final Regulations"), such a non-U.S. holder will be required to provide a Form W-8 to the withholding agent on which such Holder provides its name, address and TIN and states, under penalty of perjury, that the interest paid on a bond and the gain on the sale or exchange of a bond is effectively connected with such holder's U.S. trade or business in order to obtain an exemption from withholding tax on payments made after December 31, 1998. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.


The Shares of Common Stock

  Dividends


     Dividends that are paid by a U.S. corporation to a non-U.S. holder and that are not effectively connected with a trade or business carried on by such non-U.S. holder in the United States (or, if one or more of certain tax treaties apply, are attributable to a permanent establishment in the United States maintained by the non-U.S. holder) generally are subject to a 30% U.S. withholding tax. An exemption from such withholding exists with respect to dividends paid to Non-U.S. Holders by an 80/20 company. See "Non-U.S. Holders -- The Bonds." Under the provisions of the Code applicable to 80/20 companies, the proportion of an 80/20 company's dividends equal to such company's total gross income from foreign sources over its total gross income is exempt from U.S. withholding tax. At present, we believe that we qualifies as an 80/20 company. However, the 80% active foreign business income test is applied on a periodic basis, our operations and business plans may change in subsequent taxable years. Therefore, we cannot assure you of our future status as an 80/20 company. If, for any period or periods, we fail to satisfy the requirements applicable to an 80/20 company, the withholding agent generally would be required to withhold tax from dividends paid on shares of common stock. If withholding tax is collected on distributions that do not constitute dividends because the Company lacks earnings and profits, a non-U.S. holder may obtain a refund of the excess amounts withheld by timely filing a claim for refund with the Internal Revenue Service. The rate of withholding may be reduced to the extent provided by a tax treaty between the United States and the country of which the non-U.S. holder is a resident for tax purposes.



     In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with us or our dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid to the address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under the Final Regulations, a non-U.S. holder seeking a reduced rate of withholding under an income tax treaty generally would be required to provide to us a valid Internal Revenue Service Form W-8 certifying that such non-U.S. holder is entitled to benefits under an income tax treaty. The Final Regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a non-U.S holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A non-U.S. holder that is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.



     In the case of dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States or, if an income tax treaty applies, attributable to a U.S. permanent establishment of the non-U.S. holder, the non-U.S. holder will generally be subject to regular U.S. income tax in the same manner as if the non-U.S. holder were a U.S. resident, and will be exempt from U.S. withholding tax provided that the non-U.S. holder complies with the requirements for the exemption from withholding for effectively connected interest described above. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's "effectively connected earnings and profits," subject to certain adjustments.

  Gain on Disposition of Shares of Our Common Stock



     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of shares of common stock unless (i) the gain is effectively connected with a trade or business of such non-U.S. holder in the U.S., (ii) in the case of certain non-U.S. holders who are non-resident alien individuals and hold shares of common stock as capital assets, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and either (a) such individuals have a "tax home" (as defined for U.S. federal income tax purposes) in the United States or
(b) the gain is attributable to an office or other fixed place of business maintained by such individuals in the United States, (iii) the non-U.S. holder is subject to tax, pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates whose loss of U.S. citizenship has as one of its principal purposes of avoidance of U.S. taxes, or (iv) under certain circumstances if we are or have been during certain time periods a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and, assuming that the shares of our common stock are regularly traded on an established securities market for tax purposes, the non-U.S. holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of the outstanding shares of our common stock. We are not, and does not anticipate becoming, a United States real property holding corporation.


  Information Reporting Requirements and Backup Withholding


     Under the Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest and dividends paid to such holder and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required because the dividends were effectively connected with a trade or business in the United States of the non-U.S. holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.



     U.S. backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) generally will not apply to (i) payments on bonds received by non-U.S. holders if the certifications required by sections 871(h) and 881(c), discussed above, are received, provided in each case that we or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person,
(ii) dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (iii) under current law, dividends paid to a non-U.S. holder at an address outside of the United States. However, under the Final Regulations, effective as of January 1, 1999, a non-U.S. holder generally will be subject to backup withholding tax on dividends unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.



     Non-U.S. holders should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS TAX

ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE BONDS AND SHARES OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX JURISDICTION.

                                SELLING HOLDERS


     We originally issued and sold the bonds to certain accredited investors and UBS Securities, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated sold the bonds in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by the managers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The selling holders may from time to time offer and sell pursuant to this prospectus any or all of the bonds or shares issued upon conversion of the bonds.



     The following table sets forth information concerning the aggregate principal amount of bonds beneficially owned by each selling holder and the number of shares of common stock issuable upon conversion of bonds held thereby, which may be offered from time to time pursuant to this prospectus. The table below has been prepared on the basis of information furnished to us by or on behalf of the selling holders. Because the selling holders may, pursuant to this prospectus, offer all or some portion of the bonds or the common stock issuable upon conversion of the bonds, no estimate can be given as to the amount of the bonds or the common stock issuable upon conversion of the bonds that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified below may have converted, sold, transferred or otherwise disposed of all or a portion of their bonds since the date on which they provided the information regarding their bonds, in transactions exempt from the registration requirements of the Securities Act.



                                                PRINCIPAL                                    PERCENTAGE
                                                AMOUNT OF                       SHARES OF     OF COMMON
                                                BONDS HELD                        COMMON        STOCK
                                               PRIOR TO THE      PERCENTAGE     STOCK THAT   OUTSTANDING
                                              OFFERING THAT       OF BONDS        MAY BE      AFTER THE
               SELLING HOLDER                  MAY BE SOLD     OUTSTANDING(1)    SOLD(2)     OFFERING(3)
               --------------                 -------------    --------------   ----------   -----------
 1. Aim Balance Fund........................   $ 2,050,000           1.4%         102,500       *
 2. Aim Charter Fund........................    10,000,000           6.9          500,000       *
 3. Aim Global Utilities Fund...............       620,000         *               31,000       *
 4. Aim V.I. Global Utilities Fund..........        80,000         *                4,000       *
 5. Aim V.I. Growth & Income Fund...........     1,500,000           1.0           75,000       *
 6. Alexandra Global Investment Fund I,
  Ltd.(5)...................................    18,655,000          12.9          932,750       *
 7. Aristeia International Limited..........       750,000         *               37,500       *
 8. Bank of New York -- InterMaritime Bank,
    Geneva..................................       250,000         *               12,500       *
 9. Banque Cantonale Vaudoise...............       300,000         *               15,000       *
10. Baring Emerging Europe Trust PLC........     2,700,000           1.9          135,000       *
11. Barings (Ireland) as trustee to Baring
    Eastern Europe Fund.....................     1,800,000           1.2           90,000       *
12. Cassa Di Risparmio Di Firenze Spa.......     2,735,000           1.9          136,750       *
13. CFW-C, L.P..............................     3,300,000           2.3          165,000       *
14. Credit Suisse First Boston
  Corporation(6)............................     1,870,000           1.3           93,500       *
15. Daiwa Europe Ltd........................     3,025,000           2.1          151,250       *
16. Deutsche Morgan Grenfell Inc.(6)........       250,000         *               12,500       *
17. Donaldson, Lufkin & Jenrette Securities
    Corporation(6)..........................     7,625,000           5.3          381,250       *
18. Fidelity Investment Trust:
    Fidelity International Growth & Income
Fund........................................     3,000,000           2.1          150,000       *
19. Finter Bank Zurich......................       911,360         *               45,568       *
20. Goldman, Sachs & Co.(6).................     5,300,000           3.7          265,000       *
21. Global Bermuda Limited Partnership......     8,300,000           5.7          415,000       *
22. Halcyon Distressed Securities,
  L.P.(4)...................................     1,940,000           1.3           97,000       *
23. Halcyon Special Situations, L.P.(4).....       222,000         *               11,100       *
24. Halcyon Private Paper, L.P.(4)..........       438,000         *               21,900       *
25. Halcyon SFMT 1994, L.P.(4)..............       200,000         *               10,000       *
26. Halcyon SFMT 1994 II, L.P.(4)...........       100,000         *                5,000       *
27. Highbridge International LLC............     3,500,000           2.4          175,000       *

                                                PRINCIPAL                                    PERCENTAGE
                                                AMOUNT OF                       SHARES OF     OF COMMON
                                                BONDS HELD                        COMMON        STOCK
                                               PRIOR TO THE      PERCENTAGE     STOCK THAT   OUTSTANDING
                                              OFFERING THAT       OF BONDS        MAY BE      AFTER THE
               SELLING HOLDER                  MAY BE SOLD     OUTSTANDING(1)    SOLD(2)     OFFERING(3)
               --------------                 -------------    --------------   ----------   -----------
28. John M. Bader(4)........................        87,000         *                4,350       *
29. KA Management...........................     2,663,239           1.8          133,162       *
30. KA Trading..............................     1,311,761         *               65,588       *
31. Kevah Konner(4).........................        20,000         *                1,000       *
32. Lakeshore International, Ltd............     2,915,000           2.0          145,750       *
33. Merrill Lynch International
  Limited(6)................................     1,540,250           1.1           77,013       *
34. Morgan Stanley Dean Witter Convertible
    Securities Trust........................     4,000,000           2.8          200,000       *
35. Oz Master Fund, Ltd.....................     3,500,000           2.4          175,000       *
36. Palladin Overseas Fund Limited..........       500,000         *               25,000       *
37. Pictet & Cie............................       610,000         *               30,500       *
38. Ponderosa Value Partners, L.P.(7).......       200,000         *               10,000       *
39. Sage Capital............................       100,000         *                5,000       *
40. Salomon Brothers Capital Structure
Arbitrage
    Fund - LT...............................       300,000         *               15,000       *
41. Salomon Brothers Diversified Arbitrage
    Strategies Fund.........................     1,150,000         *               57,500       *
42. Salomon Brothers Equity Arbitrage
Finance
    Limited I...............................       550,000         *               27,500       *
43. Santander Merchant Bank, Ltd............       600,000         *               30,000       *
44. SBC Warburg Dillon Read Inc.(6).........       650,000         *               32,500       *
45. Solar Group S.A.........................       250,000         *               12,500       *
46. The American High Income Trust..........     7,500,000           5.2          375,000       *
47. The Bond Fund of America, Inc...........     7,500,000           5.2          375,000       *
48. The Gleneagles Fund Company.............       500,000         *               25,000       *
49. Tribeca Investments L.L.C...............    11,260,000           7.8          563,000       *
50. Von Eck/Chubb Global Fund...............     1,000,000         *               50,000       *
51. Ziff Asset Management, L.P..............    10,000,000           6.9          500,000       *
52. Unnamed holders of bonds or any future
    transferees, pledgees, donees or
    successors of or from any such unnamed
    holders(8)..............................   $ 4,658,390           3.2%         232,920       *


---------------

 *  Less than 1%.


(1) The information set forth in this column is based upon $144,787,000 aggregate principal amount of bonds originally issued.



(2) Assumes conversion of the full amount of bonds held by such holder at the conversion rate of $20 in principal amount of bonds per share of common stock. The conversion rate and the number of shares of common stock issuable upon conversion of the bonds is subject to adjustment under certain circumstances. See "Description of the Bonds -- Conversion." Accordingly, the number of shares of common stock issuable upon conversion of the bonds may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the bonds; cash will be paid in lieu of fractional shares, if any.



(3) Based upon 81,221,352 shares of common stock outstanding, as adjusted to give effect to the offerings, as of March 31, 1999, treating as outstanding the total number of shares of common stock shown as being issuable upon the assumed conversion by the named selling holder of the full amount of such selling holder's bonds but not assuming the conversion of the bonds of any other selling holder.



(4) Halcyon Distressed Securities, L.P., Halcyon Special Situations, L.P., Halcyon Private Paper, L.P., Halcyon SFMT 1994, L.P. and Halcyon SFMT 1994 II, L.P. are all managed by Halcyon/Alan B. Slifka Management Company LLC, of which Alan B. Slifka, the Chairman of the board of directors, is the Managing Principal. Kevah Konner and John M. Bader are principals of Halcyon/Alan B. Slifka Management Company LLC. Alan B. Slifka and affiliates beneficially owned 5,564,325 shares of common stock, representing 10.6% of the outstanding common stock and warrants to purchase common stock prior to the stock offerings. Such number of shares of common stock includes

    2,514,284 shares of common stock owned by Mr. Slifka, 49,500 shares of common stock held in trust for a minor child and options to purchase 230,000 shares of common stock; 2,563,041 shares of common stock owned by the Halcyon Partnerships and over which Mr. Slifka disclaims beneficial ownership; 67,500 shares of common stock held by GTS 1995 partners, LP; and 145,000 shares of common stock issuable upon the conversion of convertible bonds held by various Halcyon Partnerships which are managed by Halcyon/Alan
    B. Slifka Management Company LLC, over which Mr. Slifka disclaims beneficial ownership. Furthermore, we have agreed to register all of the common stock owned by such holders, other than the conversion shares registered hereby and shares sold in the stock offerings, pursuant to a shelf registration statement in consideration of the undertaking by Mr. Slifka and certain funds and partnerships affiliated with him not to sell such shares thereunder for specified periods of time after the consummation of the stock offerings. See "Shares Eligible for Future Sale."



(5) This selling holder has already converted aggregate principal amount of bonds equal to $5,155,000 into conversion shares.



(6) Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Morgan Grenfell, Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated acted as Managers in the Original Offering, pursuant to a Subscription Agreement dated July 9, 1997. DLJ was also an Initial Purchaser of HER Notes. DLJ, Merrill Lynch Credit Suisse First Boston Corporation, Goldman Sachs & Co. and SBC Warburg Dillon Read Inc., among others, acted as underwriters in the IPO, DLJ and Merrill Lynch acted as underwriters in our offering of our 9 7/8% notes. In addition, DLJ, Merrill Lynch and Goldman, Sachs & Co. are acting as underwriters in the offerings. Each of the entities named above or their affiliates have provided, and may provide in the future, investment banking services to us, for which they received or will receive, customary fees. Deutsche Morgan Grenfell, Inc. may also perform lending or other credit services to us, for which they will receive customary fees.



(7) An affiliate of this holder acted as a consultant to us in connection with the original offering, the initial public offering and the offering of Hermes Railtel notes.



(8) Assumes that the unnamed holder of the bonds or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any common stock other than the common stock issuable upon conversion of the bonds at the conversion rate of $20. No such unnamed holder may offer bonds pursuant to this prospectus until such unnamed holder is included as a selling holder in a supplement to this prospectus in accordance with the Registration Rights Agreement.



     Because the selling holders may, pursuant to this prospectus, offer all or some portion of the bonds or the common stock issuable upon conversion of the bonds, no estimate can be given as to the amount of the bonds or the common stock issuable upon conversion of the bonds that will be held by the selling holders upon termination of any such sales. See "Plan of Distribution." In addition, the selling holders identified below may have converted, sold, transferred or otherwise disposed of all or a portion of their bonds since the date on which they provided the information regarding their bonds, in transactions exempt from the registration requirements of the Securities Act.



     Other than as set forth above, none of the selling holders listed above has had any material relationship with us within the past three years. We and our directors, executive officers and certain stockholders have agreed, subject to certain exceptions, not to offer, pledge or sell bonds or common stock for a period of 90 days after the consummation of the offerings. In addition, we have agreed to register certain shares held by affiliates of Mr. Slifka within in consideration of such shareholders' undertaking to be bound by restrictions.



     Only selling holders identified above who have complied with the conditions to being included as selling holders and who beneficially own the bonds set forth opposite each such selling holders' name in the foregoing table on the effective date of the registration statement may sell such bonds pursuant to this prospectus. We may from time to time, in accordance with the Registration Rights Agreement, include additional selling holders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION


     The offered securities may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the offered securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of such securities for whom they may act as agents. The selling holders and any underwriters, broker/dealers or agents that participate in the distribution of offered securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.



     The offered securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of offered securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale, (ii) in the over-the-counter markets, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the offered securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of offered securities being offered and the terms of the offering, including the name or names of any underwriter, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.



     To comply with the securities laws of certain jurisdictions, if applicable, the offered securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.



     The selling holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provision may limit the timing of purchases and sales of any of the offered securities by the selling holders. The foregoing may affect the marketability of such securities.



     Pursuant to the Registration Rights Agreement, we will pay all expenses of the registration of the offered securities, including without limitation, SEC filing fees and expense of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts and selling commissions, if any. The selling holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling holders severally against certain civil liabilities including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.


                                 LEGAL MATTERS


     The validity of the offered securities offered hereby has been passed upon for us by Shearman & Sterling, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION



     We file reports, proxy statements and other information with the Securities and Exchange Commission. In addition, we have filed a Registration Statement on Form S-3 of which this prospectus is a part. All of the references in this prospectus to contracts, agreements and other documents are summaries of the actual documents which are contained as exhibits in the Registration Statement. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.



     You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on Nasdaq and Easdaq and reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500 U.S.A. and the Easdaq Market Authority, Rue des Colonies 56, Brussels 1000, Belgium.



               INCORPORATION OF INFORMATION WE FILE WITH THE SEC



     This prospectus incorporates certain documents about us by reference which are not presented in this prospectus or delivered with this prospectus. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:



     - our Quarterly Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999;



     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 23, 1999; and



     - our Current Reports on Form 8-K filed on January 13, 1999, March 9, 1999 and April 28, 1999 and our Amendment to our Current Reports on Form 8-K/A filed on January 20, 1999.



     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the depositary shares offered by this prospectus have been sold:



     - reports filed under Sections 13(a) and (c) of the Exchange Act;



     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and



     - any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:


     Global TeleSystems Group, Inc.

     1751 Pinnacle Drive


     North Tower - 12th Floor


     McLean, VA 22102


     (703) 918-4573



                                    EXPERTS



     The consolidated financial statements and schedules of Global TeleSystems Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 appearing in Global TeleSystems Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein which is based in part on the report of PricewaterhouseCoopers, independent accountants, and incorporated herein by reference. The consolidated financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                                                       EXHIBIT A


                        SUPPLEMENTAL EASDAQ INFORMATION


APPROVAL BY THE BELGIAN COMMISSION FOR BANKING AND FINANCE


     This prospectus will be submitted for approval by the Belgian Banking and Finance Commission ("Commissie voor bet Banken Financiewezen/Commission Bancaire et Financiere") ("BFC") in accordance with Article 29ter. sec. 1. par.1 of Royal Decree No. 185 of July 9, 1935 and Article 11 of the Royal Decree of 31 October, 1991 on the publication of prospectuses in connection with public issues of securities. The approval of this prospectus by the BFC does not imply any judgement as to the appropriateness of the quality of the common stock offered under this prospectus nor of the situation of GTS.



     On December 23, 1997, the Market Authority of EASDAQ approved the admission to trading of all of the common stock on EASDAQ under the symbol "GTSG." Admission to EASDAQ is subject to certain adequacy and liquidity requirements determined by the EASDAQ Market Authority. Companies applying for admission to trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price sensitive information is made available to investors in Europe through the EASDAQ Reuters Regulatory Company Reporting System and international information vendors.



     The documents referred to above will also be made available to Belgian investors upon prior written request addressed to the principal executive office of GTS.


PERSONS RESPONSIBLE FOR THE PROSPECTUS AND DECLARATION


     GTS, represented by Mr. William H. Seippel, Chief Financial Officer, takes responsibility for the contents of this prospectus.



     GTS, having made all reasonable inquiries, accepts responsibility for, and confirms that this prospectus contains all information with regard to GTS and the common stock of GTS that is material in the context of the offering and sale of the common stock, that the information contained in this prospectus is true and correct in all material respects and is not misleading, that the opinions and intentions of GTS expressed herein are honestly held and that there are no other facts the omission of which makes this prospectus as a whole or any of such information or the expression of any such opinions or intentions materially misleading.


     Global TeleSystems Group, Inc.
     by William H. Seippel
     Chief Financial Officer

THE CLEARING SYSTEMS

     INTERSETTLE

     Transactions executed on EASDAQ will be settled by delivery through INTERSETTLE. INTERSETTLE holds securities for its direct participants, which include banks, securities brokers and dealers, other professional intermediaries and foreign depositories, and facilitates the clearance and settlement of securities transactions between INTERSETTLE participants through electronic book-entry changes in the accounts of INTERSETTLE participants. Book-entry settlement is mandatory for all financial instruments traded on EASDAQ. Physical certificates cannot be used to settle a market transaction. Investors must hold a securities account with a financial institution which directly or indirectly has access to INTERSETTLE's clearing and settlement system. INTERSETTLE conducts a real-time gross payment system in connection with its clearance operation, payments being made simultaneously with the book-entry transfers between securities accounts.

     DTC

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organization, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

TRANSFERS BETWEEN INTERSETTLE AND DTC PARTICIPANTS


     Common stock of GTS will be held through DTC. Common stock held directly or indirectly by INTERSETTLE participants will be registered on the books of DTC in the name of the nominee company of Brown Brothers Harriman, acting as custodian for INTERSETTLE.



     Transfers of common stock will be effected in the following manner:



     (i) transfers of common stock between INTERSETTLE participants will be effected in accordance with procedures established for this purpose by INTERSETTLE;



     (ii) transfer of common stock between DTC participants will be effected in accordance with procedures established for the purpose by DTC; and



     (iii) transfers of common stock between INTERSETTLE participants and DTC participants will be effected by an increase or a reduction of the quantity of common stock held in INTERSETTLE's account at Brown Brothers Harriman and a corresponding reduction or increase of the quantity of common stock held by the other relevant DTC participant or participants.



     Investors should inquire with the financial intermediary with whom the investor has opened a securities account for the purpose of holding and trading common stock, as to the cost of such trading as well as the terms and conditions on which the financial service of the common stock will be delivered by such financial intermediary.



     The common stock has the following identification number:
          CUSIP 379 36 U104, ISIN US379 36 U1043


     The clearing costs, if any, will be at the cost of the investors. Investors are requested to inform themselves about such costs.

POSSIBILITY OF SHARE REPURCHASES


     GTS is not prohibited by its Certificate of Incorporation, By-laws or Delaware General Corporation Law from repurchasing or otherwise acquiring outstanding shares of common stock and, accordingly, GTS may exercise its right to repurchase common stock.



AUTHORIZATION OF INCREASE IN AUTHORIZED CAPITAL OF GTS; AUTHORIZATION OF THE ISSUANCE OF COMMON STOCK IN THE STOCK OFFERINGS



     Effective December 1, 1997, the board of directors and stockholders of GTS approved amendments to the Certificate of Incorporation which (i) increased the authorized number of shares of capital stock to 145,000,000 (of which 135,000,000 shares are common stock and 10,000,000 shares are preferred stock) and (ii) effected a 3-for-2 stock split of all then-outstanding shares of the common stock of GTS. In addition, the board of directors of GTS has adopted a resolution approving the offering and issuance of 12,765,000 shares of common stock in the IPO and 2,801,000 shares of common stock in the stock offerings.


                         TAXATION OF BELGIAN INVESTORS


     The following generally summarizes the material Belgian tax consequences of the sequisition, ownership and disposition of common stock. It is based on the tax laws applicable in Belgium and France as in effect at the date of this prospectus, and is subject to changes in Belgium and French law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than Belgium and France nor does it take into account the individual circumstances of each investor. The summary uses the term "Eligible Belgian Holders" to refer to beneficial owners of common stock who hold directly less than 10% of the share capital of GTS and whose ownership of such common stock is not attributable to a permanent establishment or a fixed base in France, are considered residents of Belgium for purposes of the income tax convention between Belgium and France dated March 10, 1964 (the "Belgian-French Treaty") and are fully entitled to benefits under the Belgian-French Treaty.



     There are currently no procedures available for holders of common stock that are not U.S. residents to claim or receive from the French tax authorities any tax treaty benefits in respect of dividends (including payment of avoir fiscal and availability of a reduced withholding tax rate) that a holder may be entitled to receive pursuant to the Belgian-French Treaty.



     Prospective Belgian investors in common stock are advised to consult their own tax advisers as to the Belgian and other tax consequences of the acquisition, ownership and disposition of common stock.


TAXATION OF DIVIDENDS ON COMMON STOCK

  French tax considerations


     Dividends paid to non-residents of France generally are subject to French withholding tax at a 25% rate and are not eligible for the benefit of the avoir fiscal (a tax credit available to French residents equal to 50% of the amount of dividends received from French companies such as GTS). However, under the Belgian-French Treaty, Eligible Belgian holders can claim the benefit of a reduced withholding tax rate on dividends of 15%.


     An individual Eligible Belgian Holder generally will also be entitled to receive a payment of the avoir fiscal, after deduction of withholding tax of 15%. This payment will not be made available to such individual Eligible Belgian Holder until after the close of the calendar year in which the dividend was paid and only upon receipt by the French tax authorities of a claim made by the individual Eligible Belgian Holder for such payment in accordance with the procedure set forth below.

     A Belgian company that is an Eligible Belgian Holder under the Belgian-French Treaty (a "Belgian Resident Company") will not benefit from the refund of the avoir fiscal but will be entitled to obtain from the French tax authorities a refund of any precompte paid in cash in respect of such dividends less the 15% French withholding tax. Amounts distributed as dividends by French companies out of profits which have been taxed at the ordinary corporate income tax rate or which have been earned and taxed more than five years before the distribution and which give rise to the avoir fiscal are subject to a "precompte" or prepayment by such companies. The precompte is paid by the distributing company to the French tax authorities and is equal to one-half of the nominal dividend distributed.

     Dividends paid to an individual Eligible Belgian Holder will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if (i) such holder duly completes and provides the French tax authorities with French Treasury Form 5200 RFI Belgique (the "Form") duly certified by the Belgian tax authorities before the date of payment of the relevant dividend, or (ii) if completion of the Form is not possible prior to the payment of dividends, such holder duly completes and provides the French tax authorities with a simplified certificate (the "Certificate") duly certified by the Belgian tax authorities stating that (a) such holder is a Belgian resident as defined under the provisions of the Belgian-French Treaty, (b) such holder's ownership of the common stock is not effectively connected with a permanent establishment or fixed base in France, and (c) such holder meets all the requirements of the Belgian-French Treaty for obtaining the benefit of the reduced rate of withholding tax and the right to payment of the French avoir fiscal. For example, GTS pays a dividend of 100, an individual Eligible Belgian Holder will initially receive 85, but will be entitled to an additional payment of 42.50, consisting of the avoir fiscal of 50, less a 15% withholding tax on that amount (equal to 7.5). Dividends paid to an individual Eligible Belgian Holder that has not filed a completed Form or Certificate before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax and the avoir fiscal by completing and providing the French tax authorities with the Form before December 31st of the calendar year following the year during which the dividend is paid.


     Dividends paid to a Belgian Resident Company will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if such holder duly completes and provides the French tax authorities with French Treasury 5207 RF2 Belgique form before the date of payment of the relevant dividend duly certified by the Belgian tax authorities. Dividends paid to such Belgian Resident Company that has not filed a completed form before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax by completing and providing the French tax authorities with such 5207 RF2 Belgique form before December 31st of the calendar year following the year during which the dividend is paid. The claim for refund of the precompte is made on the form RF 5207 RF2 Belgique referred to above.

  Belgian withholding tax


     Dividends distributed on common stock are subject in Belgium to a withholding tax at the rate of 25%, when paid or attributed through a professional intermediary in Belgium. However, no dividend withholding tax is due if the Eligible Belgian Holder is a company subject to Belgian corporate income tax.



     In a case where dividends are paid outside Belgium without any intervention of a paying agent in Belgium, no dividend withholding tax is, in principle, due. However, where the Eligible Belgian Holder is a Belgian resident entity subject to the legal entities tax (e.g. a pension fund), the holder itself has to pay the dividend withholding tax at the rate of 25%.



     In certain cases the above-mentioned 25% rate of dividend withholding tax will be reduced to 15%. The reduced rate applies in particular to (i) dividends distributed on shares publicly issued after January 1, 1994 and (ii) dividends distributed on shares that have been privately issued after January 1, 1994 in exchange for cash contributions, provided the shares are registered or bearer shares placed in open custody to a financial institution in Belgium as of the date of their issuance. This reduced rate should in principle also apply to dividends on shares issued by GTS. GTS may however irrevocably reject the application of the reduced withholding tax rate.


  Income tax for Belgian resident individuals


     In the hands of an Eligible Belgian Holder who is an individual holding common stock as a private investment, the Belgian dividend withholding tax is a final tax and the dividends need not be reported in the individual's annual income tax return. If no withholding tax has been levied (i.e. in case of payment or attribution outside Belgium), the individual has to report the dividends in his tax return. Such holder will be taxed at the separate rate of 25%, to be increased with a municipal surcharge (varying, as a rule, from 6% to 9%).



     In the hands of an individual Eligible Belgian Holder whose holding of common stock is effectively connected with a business, the dividends are taxable at the ordinary rates for business income (i.e. varying from 25% to 55% to be increased with the municipal surcharge and a crisis contribution of 3% of the tax due). Any Belgium withholding tax is creditable against the final income tax due, provided that the holder has the full ownership of the common stock at the time of payment of the dividends.


  Income tax for Belgian Resident Companies

     Dividends received by Belgian Resident Companies are, in principle, subject to corporate income tax at the rate of 40.17% (i.e. the standard rate of 39% increased by the additional tax of 3% of the corporate income tax due).


     However, provided that the dividends benefit from the so-called "dividend-received deduction", only 5% of the dividends received will be taxable. In order to benefit from the deduction, GTS must not fall within one of the categories which are expressly excluded from the "dividend received deduction" (e.g. tax haven companies) and the beneficiary should hold, at the time of payment of the dividends, a participation of at least 5% in GTS or a participation which has a acquisition value of at least BEF 50 million.



     Any Belgian dividend withholding tax can, in principle, be credited against the company's final income tax, provided that the company has the full ownership of the shares at the time of payment or attribution of the dividends and provided that the dividend distribution does not entail a reduction in value or capital loss on the shares.


  Income tax for Belgian resident entities subject to the Belgian legal entities tax (pension funds, etc.)

     The Belgian dividend withholding tax is a final tax.

CAPITAL GAINS TAXATION

  French tax considerations


     In general, a Belgian holder who is a resident of Belgium under the Belgian-French Treaty will not be subject to French tax on any capital gain derived from the sale or exchange of common stock, unless the gain is attributable to a permanent establishment or fixed place of business maintained by the holder in France.


  Belgian tax considerations


     Individual Eligible Belgian Holders holding the common stock as a private investment and entities subject to legal entities tax are not subject to the Belgian capital gains taxation on the disposal of the common stock.


     Individual Eligible Belgian Holders may, however, be subject to a 33% tax (to be increased with the municipal surcharge and the crisis contribution) if the capital gain is deemed to be "speculative."


     Individual Eligible Belgian Holders whose holding of common stock is effectively connected with a business are taxable at the ordinary rates on any capital gains realized on the disposal of common stock.


     Belgian resident companies are not subject to capital gains taxation provided that the dividends received on the shares qualify for the "dividend received deduction" (except for the minimum holding requirement).

FRENCH ESTATE AND GIFT TAX


     Under the estate tax convention between Belgium and France, a transfer of common stock by reason of the death of an individual Eligible Belgian Holder entitled to benefits under that convention will not be subject to French inheritance tax, unless the decedent was domiciled in France at the time of his or her death.

FRENCH WEALTH TAX

     The French wealth tax (impot de solidare sur la fortune) does not apply to an Eligible Belgian Holder.

BELGIAN INDIRECT TAXES

  Stamp tax on securities transactions


     In principle, a stamp tax is levied upon the subscription of shares of common stock and the purchase and sale in Belgium of common stock through a professional intermediary. The rate applicable to subscriptions of new shares of common stock is 0.35% but there is a limit of BEF 10,000 per transaction. The rate applicable for secondary sales and purchases in Belgium of common stock through a professional intermediary is 0.17% but there is a limit of BEF 10,000 per transaction.



     An exemption is available to professional intermediaries (e.g. credit institutions), insurance companies, pension funds and collective investment vehicles who are acting for their own account. A non-resident holder of common stock who is acting for his own account will also be entitled to an exemption from this stamp tax, provided that he delivers to the issuer or the professional intermediary in Belgium, as the case may be, an affidavit confirming his non-resident status in Belgium.


  Tax on delivery of bearer securities


     A tax is levied upon the physical delivery of common stock pursuant to their subscription or their acquisition for consideration through a professional intermediary. This tax is also due upon the delivery of common stock pursuant to a withdrawal of these common stock from "open custody."



     The tax is due, at the rate of 0.2%, on the sums payable by the subscriber or the acquiror in case of subscription or acquisition or the sales value of the common stock, as estimated by the custodian in case of withdrawal from "open custody."



     However, an exemption is available for deliveries to recognized professional intermediaries (such as credit institutions) acting for their own account. An exemption is also available for delivery of common stock, which are held in "open custody", to a non-resident.

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Summary................................    3
Risk Factors...........................    7
Forward-Looking Statements.............   20
Use of Proceeds........................   20
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................   20
Price Range of Common Stock............   21
Industry Overview......................   22
Business...............................   24
Certain Relationships and Related
  Transactions.........................   61
Description of Certain Indebtedness....   61
Description of the Bonds...............   65
Description of Capital Stock...........   82
Shares Eligible for Future Sale........   89
Certain U.S. Tax Considerations........   91
Selling Holders........................  100
Plan of Distribution...................  103
Legal Matters..........................  103
Where You Can Find More Information....  104
Incorporation of Information We File
  with the SEC.........................  104
Experts................................  105
Exhibit A -- Supplemental EASDAQ
  Information..........................  A-1


             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                  $144,787,000
                           8.75% SENIOR SUBORDINATED
                           CONVERTIBLE BONDS DUE 2000
                                7,239,350 SHARES
                               OF COMMON STOCK OF
                     [GLOBAL TELESYSTEMS GROUP, INC. LOGO]
                               GLOBAL TELESYSTEMS
                                  GROUP, INC.

                                ---------------

                                   PROSPECTUS
                                ---------------

                                  JUNE 8, 1999


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the offering of the securities being hereby registered.

                            ITEM
                            ----
SEC Registration Fee........................................  $   42,712
Accounting Fees and Expenses................................      10,000
Legal Fees and Expenses.....................................      15,000
Printing Expenses...........................................      10,000
Miscellaneous...............................................      10,000
                                                              ----------
          TOTAL.............................................  $   87,712
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.


     GTS' Certificate of Incorporation (the "Certificate") provides that the GTS' Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the GTS'

By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.



     The directors and officers of GTS are covered under directors' and officers' liability insurance policies maintained by GTS.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The foregoing reflects a 3-for-2 common stock split and an increase in the par value per share of common stock to $0.10 effective December 1997.


     Within the past three years GTS issued securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act") as follows:



     On March 13, 1995, GTS issued 400,000 shares of common stock, par value $0.10 per share, pursuant to a stock purchase agreement. The shares were issued to CIBV Liquidating B.V., a closed company with limited liability organized under the laws of the Netherlands in exchange for the interest of GTS in PrimTelefone. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     On June 21, 1995, GTS issued 5,090,876 shares of common stock, par value $0.10 per share, at a purchase price of $9.00 per share, for an aggregate offering price of $45.8 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     On January 19, 1996, and June 6, 1996, GTS granted the Soros associates an aggregate of 4,444,443 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with GTS' issuance for cash of $40 million of notes to the Soros associates, which notes bear interest at a rate of 10% per annum and mature on March 3, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     On February 2, 1996, GTS granted affiliates of Capital Research International an aggregate of 3,333,333 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with GTS' issuance for cash of $30 million of notes to affiliates of Capital Research International, which notes bear interest at a rate of 10% per annum and mature on March 31, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     On July 23, 1996, July 31, 1996, August 8, 1996, August 22, 1996 and
September 12, 1996 GTS issued an aggregate of 8,348,532 shares of common stock, par value $0.10 per share, at a purchase price of $13.33 per share, for an aggregate offering price of $111 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On July 14, 1997 and July 31, 1997, GTS issued an aggregate $141,295,000 of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%, pursuant to a subscription agreement. UBS Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch & Co. acted as managers in the offering and the aggregate discount was $5,651,800. The securities were sold to a limited number of qualified institutional buyers as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States. Exemption from registration was claimed under Rule 144A and Regulation S of the Securities Act.



     On August 15, 1997, August 29, 1997 and September 5, 1997, GTS issued an aggregate 2,502,686 shares of common stock, par value $0.10 per share, at a purchase price of $15.67 per share, for an aggregate offering price of $39.2 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     On August 29, 1997, GTS issued $3.5 million of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.



     In connection with the acquisition of NetSource discussed in Item 2 of this report on December 31, 1998, GTS issued 3,873,705 shares of its common stock to holders of NetSource stock who accepted, as of October 30, 1998, GTS' offer to purchase the NetSource stock owned by such holders. GTS received the NetSource shares tendered as consideration for the common stock. No underwriters were involved in the issuance of the common stock. GTS issued the common stock pursuant to Rule 903 under the Securities Act and GTS' offer was made exclusively to non-U.S. persons, within the meaning of Rule 902 under the Securities Act, not in the United States. GTS extended its offer to purchase the NetSource stock to December 15, 1998 and, consequently, additional shares of the GTS's common stock will be issued pursuant to this transaction. That additional issuance also will be effected in accordance with Rule 903 of the Securities Act and will be disclosed in a subsequent filing with the SEC.



     In connection with the acquisition of Omnicom, GTS issued 1,850,497 shares of its common stock as partial consideration for the purchase of 52% of the shares of Omnicom.


ITEM 16. EXHIBITS

     (a) Exhibits:

     The following is a list of exhibits filed as a part of this registration statement.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1***         -- Offer Agreement dated as of December 8, 1998 between the
                            Registrant and Esprit Telecom Telecom Group plc
          2.2***         -- Irrevocable Undertaking by Walter Anderson dated as of
                            December 8, 1998
          2.3***         -- Irrevocable Undertaking by Apax Funds Nominees Limited
                            dated as of December 8, 1998
          2.3(a)***      -- Amendment to the Irrevocable Undertaking by Apax Funds
                            Nominees Limited dated as of December 8, 1998, dated
                            December 12, 1998
          2.4***         -- Irrevocable Undertaking by Gold & Appel Transfer S.A.
                            dated as of December 8, 1998

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.5***         -- Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                            dated as of December 8, 1998
          2.6***         -- Irrevocable Undertaking by Sir Robin Biggam dated as of
                            December 8, 1998
          2.7***         -- Irrevocable Undertaking by John McMonigall dated as of
                            December 8, 1998
          2.8***         -- Irrevocable Undertaking by Roy Merritt dated as of
                            December 8, 1998
          2.9***         -- Irrevocable Undertaking by David Oertle dated as of
                            December 8, 1998
          2.10***        -- Irrevocable Undertaking by Michael Potter dated as of
                            December 8, 1998
          2.11***        -- Irrevocable Undertaking by Dominic Shorthouse dated as of
                            December 8, 1998
          3.1**          -- Certificate of Incorporation of SFMT, Inc.
          3.2**          -- Certificate of Correction to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on October 8, 1993
          3.3**          -- Certificate of Ownership and Merger Merging San
                            Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed
                            with the Delaware Secretary of State on November 3, 1993
          3.4**          -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on January 12, 1995
          3.5**          -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on February 22, 1995
          3.6**          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on October 16, 1996
          3.7**          -- By-laws of SFMT, Inc.
          3.8**          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on December 1, 1997
          3.9**          -- Form of Amended and Restated By-laws of Global
                            TeleSystems Group, Inc. (supersedes By-laws of SFMT, Inc.
                            filed as Exhibit 3.7)
          3.10+          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on January 29, 1998
          3.11+          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on February 9, 1998.
          3.12+          -- Certificate of Designation of the Series A Preferred
                            Stock of Global TeleSystems Group, Inc.
          3.13++++++     -- Certificate of Designation of the 7 1/4% Cumulative
                            Convertible Preferred Stock of Global TeleSystems Group,
                            Inc.
          4.1**          -- Form of Specimen Stock Certificate for Common Stock of
                            the Registrant
          4.2**          -- Indenture dated as of July 14, 1997 between the Company and The Bank of New York (including the form of Senior
                            Subordinated Convertible Bond due 2000 as an exhibit
                            thereto)
          4.3**          -- Registration Rights Agreement, dated as of July 14, 1997, between Global TeleSystems Group, Inc. and UBS Securities
                            LLC.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.4**          -- Indenture dated as of August 19, 1997 between Hermes
                            Europe Railtel B.V. and The Bank of New York (including
                            the form of 11 1/2% Senior Note due 2007 as an exhibit
                            thereto)
          4.5**          -- Registration Rights Agreement dated as of August 19, 1997 between Hermes Europe Railtel B.V. and Donaldson, Lufkin
                            & Jenrette Securities Corporation, UBS Securities LLC,
                            and Lehman Brothers, Inc.
          4.6**          -- Form of Rights Agreement between Global TeleSystems
                            Group, Inc. and The Bank of New York, as Rights Agent
          4.7+           -- Indenture dated as of February 10, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of 9 7/8% Senior Notes due 2005 as an
                            exhibit thereto)
          4.8++          -- Indenture dated as of July 8, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York relating
                            to the Company's 5 3/4% Convertible Senior Debentures due
                            2010
          4.9***         -- Registration Rights Agreement dated as of December 8,
                            1998 by and among the Registrant, Apax Funds Nominees
                            Limited and Warburg, Pincus Ventures, L.P.
          4.10*****      -- Registration Rights Agreement dated as of April 23, 1999 by and among Global TeleSystems Group, Inc., and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated, Donaldson
                            Lufkin & Jenrette Securities Corporation, Bear, Stearns &
                            Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers
                            Inc.
          5.1}}          -- Opinion of Shearman & Sterling respecting the Securities registered hereby.
         10.1**          -- Senior Note Purchase Agreement, dated as of January 19,
                            1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
         10.1(a)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
         10.1(b)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
         10.1(c)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 23, 1996
         10.1(d)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 16, 1996
         10.1(e)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 11, 1997
         10.1(f)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 29, 1997
         10.1(g)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 29, 1997

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.2**          -- Registration Rights Letter Agreement, dated as of January
                            19, 1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
         10.3**          -- Warrant Agreement, dated as of January 19, 1996, among
                            Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
         10.4**          -- Joint Venture Letter Agreement, dated January 19, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
         10.5            -- Intentionally Omitted
         10.6**          -- Registration Rights Letter Agreement, dated June 6, 1996, among the Company, The Open Society Institute, Winston
                            Partners II LDC and Winston Partners II LLC
         10.7**          -- Warrant Agreement, dated as of June 6, 1996, between
                            Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
         10.8**          -- Senior Note Purchase Agreement, dated as of February 2,
                            1996, between Global TeleSystems Group, Inc. and Emerging
                            Markets Growth Fund, Inc.
         10.8(a)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996 (see Exhibit No. 10.1(b))
         10.8(b)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996
         10.8(c)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 25,
                            1996
         10.8(d)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            10, 1996
         10.8(e)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            16, 1996
         10.8(f)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated December
                            30, 1996
         10.8(g)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated May 13,
                            1997
         10.8(h)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 20,
                            1997
         10.8(i)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 11,
                            1997
         10.8(j)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 21,
                            1997

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8(k)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated August 14,
                            1997
         10.8(l)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            29, 1997
         10.9**          -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Emerging Markets Growth Fund, Inc.
         10.10**         -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Emerging Markets
                            Growth Fund, Inc.
         10.11           -- Intentionally Omitted
         10.12**         -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Capital International Emerging Markets Funds
         10.13**         -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Capital International
                            Emerging Markets Funds
         10.14+          -- Restated and Amended Global TeleSystems Group, Inc.
                            Non-Employee Directors' Stock Option Plan
         10.15+          -- Restated and Amended GTS-Hermes, Inc. 1994 Stock Option
                            Plan
         10.16**         -- Restricted Stock Grant letter, dated as of January 1,
                            1995
         10.17**         -- Employment Agreement dated as of January 1995 between
                            SFMT, Inc. and Jan Loeber
         10.18**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Louis Toth
         10.19**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Gerald W. Thames
         10.20**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Raymond J. Marks
         10.21**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Henry Radzikowski
         10.22**         -- SFMT, Inc. Equity Compensation Plan
         10.23**         -- Form of Non-Statutory Stock Option Agreement
         10.24+          -- Third Amended and Restated 1992 Stock Option Plan of
                            Global TeleSystems Group Inc. dated as of September 25,
                            1997
         10.25**         -- GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                            Option Grant
         10.26**         -- Agreement on the Creation and Functions of the Joint
                            Venture of EDN Sovintel, dated June 18, 1990
         10.27**         -- Stock Purchase Agreement among Global TeleSystems Group,
                            Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                            Limited, and MTU-Inform, dated September 6, 1995
         10.28**         -- Certificate of Registration of Revised and Amended
                            Foundation Document in the State Registration of
                            Commercial Organizations, dated May 30, 1996
         10.29**         -- Agreement on the Creation and Functions of the Joint
                            Venture Sovam Teleport, dated May 26, 1992
         10.30**         -- Amended and Restated Joint Venture Agreement between GTS
                            Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and
                            Erik Jennes, dated July 6, 1995

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.31**         -- Amended and Restated Shareholders' Agreement between HIT
                            Rail B.V., GTS-Hermes, Inc., Nationale Maatschappij Der
                            Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                            Hermes Europe Railtel B.V., dated July, 1997
         10.31(a)**      -- Shareholders' Agreement among the Hermes Europe Railtel,
                            B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB
                            Swed Carrier (incorporated by reference to Exhibit 10.1
                            to the Hermes Europe Railtel B.V.'s Registration
                            Statement on Form S-4 (File No. 333-37719) filed on
                            December 11, 1997) (supersedes the Amended and Restated
                            Shareholders' Agreement incorporated by reference as
                            Exhibit 10.31 to this Registration Statement)
         10.32**         -- Company Agreement between The Societe National de
                            Financement, GTS S.A.M. and The Principality of Monaco,
                            dated September 27, 1995
         10.33**         -- Joint Venture Agreement between SFMT-Hungaro Inc. and
                            Montana Holding Vagyonkezelo Kft., dated December 23,
                            1993
         10.34**         -- Joint Venture and Shareholders' Agreement among Gerard
                            Aircraft Sales and Leasing Company, SFMT-Hungaro Inc.,
                            and Microsystem Telecom Rt., dated August 5, 1994
         10.35**         -- Agreement on the Establishment of Limited Liability
                            Company between SFMT-Czech, Inc. and B&H s.r.o., dated
                            July 12, 1994
         10.36**         -- Formation of the Equity Joint Venture between GTS and
                            SSTIC, dated April 12, 1995
         10.37**         -- Contract to Establish the Sino-foreign Cooperative Joint
                            Venture Beijing Tianmu Satellite Communications
                            Technology Co., Ltd, amended, by and between China
                            International Travel Service Telecom Co., Ltd. and
                            American China Investment Corporation, dated March 27,
                            1996
         10.38**         -- Joint Venture Contract between GTS TransPacific Ventures
                            Limited and Shanghai Intelligence Engineering, Inc.,
                            dated March 28, 1996
         10.39**         -- Agreement between Global TeleSystems Group, Inc. and
                            Cesia S.A., dated June 21, 1997
         10.40**         -- Consulting Agreement between SFMT, Inc. and Alan B.
                            Slifka, dated March 1, 1994
         10.41**         -- Consulting Agreement between Global TeleSystems Group,
                            Inc. and Bernard J. McFadden, dated August 15, 1996
         10.42**         -- Consulting Agreement between CESIA S.A. and Hermes Europe
                            Railtel B.V., dated June 20, 1997
         10.43++         -- Master Agreement, dated June   , 1998 between Ebone
                            Holding Association, Ebone A/S, Hermes Europe Railtel
                            Holdings B.V. and Hermes Europe Railtel (Ireland) Limited
         10.44+++        -- Plusnet Acquisition Agreement between Esprit Telecom
                            Group plc and Plusnet Gesellschaft fur Netzwerk Services
                            GmbH
         10.45****       -- Press Announcement of Esprit Telecom Group plc, dated
                            December 8, 1998, announcing the signing of a definitive
                            offer agreement with Global TeleSystems Group, Inc.
         10.46++++       -- Form of Undertaking of shareholders of NetSource ASA made in connection with the acquisition of NetSource ASA by
                            Global TeleSystems Group, Inc.
         10.47++++       -- Form of Amendment Agreement to the Undertaking of
                            shareholders of NetSource ASA made in connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.48++++       -- Form of Waiver Agreement in made connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
         10.49++++       -- Form of Waiver Agreement with certain shareholders of
                            NetSource ASA made in connection with the acquisition of
                            NetSource ASA by Global TeleSystems Group, Inc.
         10.50+++++      -- Indenture dated as of December 18, 1997 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 11 1/2% Dollar Senior Notes due
                            2007 and 11 1/2% DM Senior Notes due 2007
         10.51+++        -- Indenture dated as of June 24, 1998 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 10 7/8% Dollar Senior Notes due
                            2008 and 11% DM Senior Notes due 2008
         10.52***        -- Supplemental Indenture, dated December 23, 1998 of
                            $230,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
         10.53***        -- Supplemental Indenture, dated December 23, 1998 of DM
                            125,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
         10.54***        -- Supplemental Indenture, dated December 23, 1998 of DM
                            150,000,000 11% Senior Notes due 2008, supplementing the
                            indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer and The Bank of New York, as
                            Trustee, Registrar and Paying Agent
         10.55***        -- Supplemental Indenture, dated December 23, 1998 of
                            $150,000,000 10 7/8% Senior Notes due 2008, supplementing
                            the indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent
         10.56*****      -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc., and Apax Funds
                            Nominees Limited and Warburg, Pincus Ventures, L.P. and
                            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation, Bear, Stearns & Co. Inc.,
                            Dresdner Kleinwort Benson North American LLC, BT Alex.
                            Brown Incorporated, Lehman Brothers Inc., Prudential
                            Securities Incorporated, ING Baring Furman Selz LLC,
                            BancBoston Robertson Stephens Inc., CIBC Oppenheimer
                            Corp., ABN Amro Incorporated, Arnhold and S.
                            Bleichroeder, Inc. and Credit Suisse First Boston
                            Corporation
         10.57*****      -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc. and Merrill Lynch &
                            Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co., Inc., BT Alex. Brown Incorporated
                            and Lehman Brothers Inc.
         10.58*****      -- Agreement for the transfer of Omnicon Shares dated as of
                            April 14, 1999 by and among Alain Nicalazzi, Florent
                            Martenne-Duplan, Philippe Ait Yahia and various other
                            Omnicon shareholders and Esprit Telecom Holdings, Limited
                            and Global TeleSystems Group, Inc.


         12.1#           -- Statement Re: Computation of Deficiency of Earnings
                            Available to Cover Fixed Charges.
         21.1*           -- List of Subsidiaries of the Registrant


         23.1##          -- Consent of Shearman & Sterling (included in its opinion delivered under Exhibit No. 5.1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------


         23.2#           -- Consent of Ernst & Young LLP, Independent Auditors
         23.3            -- Intentionally Omitted


         23.4#           -- Consent of PricewaterhouseCoopers, Independent
                            Accountants


         24.1##          -- Powers of Attorney (included on signature page to this
                            registration statement)
         27.1******      -- Financial Data Schedule extracted from our March 31, 1999 unaudited financial statements


---------------


      #Filed herewith.



     ##Previously filed.


      *Incorporated by reference to the corresponding exhibit to our Annual
       Report on Form 10-K for the year ended December 31, 1998, filed on March 23, 1999.



     **Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-36555), filed on September 26, 1997.



   *** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-4 (File No. 333-68511), filed on December 8, 1998.



  **** Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Annual Report on Form 20-F for the year ended September 30, 1998, filed on December 24, 1998.



 ***** Incorporated by reference to the exhibit to our Current Report on Form
       8-K, filed on April 28, 1999.



****** Incorporated by reference to the corresponding exhibit to our Quarterly
       Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999.



      +Incorporated by reference to the corresponding exhibit to our Annual
       Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.



     ++Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-52733), filed on May 14, 1998.



   +++ Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Registration Statement on Form F-4 (File No. 333-9292), filed on August 13, 1998.



  ++++ Incorporated by reference to the corresponding exhibit to the Global
       TeleSystems Group, Inc. Form 8-K, filed on November 30, 1998.



 +++++ Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Registration Statement on Form F-1 (File No. 333-8012), filed on December 10, 1997.



++++++ Incorporated by reference to the corresponding exhibit to Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-78097), filed on June 4, 1999.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the forms of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in forms of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 8th day of June, 1999.


                                          GLOBAL TELESYSTEMS GROUP, INC.

                                          By:      /s/ GRIER C. RACLIN
                                            ------------------------------------
                                              Name: Grier C. Raclin

                                              Title: Senior Vice
                                                     President -- External
                                                     Affairs,


                                                     General Counsel and
                                                     Corporate Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of June, 1999.



                      SIGNATURE                                      TITLE
                      ---------                                      -----

                /s/ H. BRIAN THOMPSON                  Chairman and Chief Executive
-----------------------------------------------------    Officer (principal executive
                  H. Brian Thompson                      officer)

                          *                            President and Director
-----------------------------------------------------
                   Robert J. Amman

                          *                            Executive Vice President --
-----------------------------------------------------    Finance and Chief Financial
                 William H. Seippel                      Officer (principal financial and
                                                         accounting officer)

                          *                            Executive Vice Chairman of the
-----------------------------------------------------    Board of Directors
                  Gerald W. Thames

                          *                            Executive Vice Chairman of the
-----------------------------------------------------    Board of Directors
                   Alan B. Slifka

                          *                            Director
-----------------------------------------------------
                      David Dey

                          *                            Director
-----------------------------------------------------
                     Roger Hale

                          *                            Director
-----------------------------------------------------
                  Bernard McFadden

                          *                            Director
-----------------------------------------------------
                 Stewart J. Paperin

                      SIGNATURE                                      TITLE
                      ---------                                      -----

                          *                            Director
-----------------------------------------------------
                    W. James Peet

                          *                            Director
-----------------------------------------------------
                    Jean Salmona

                          *                            Director
-----------------------------------------------------
                     Joel Schatz

                                                       Director
-----------------------------------------------------
                    Frank V. Sica

                          *                            Director
-----------------------------------------------------
                    Adam Solomon

               By: /s/ GRIER C. RACLIN
  -------------------------------------------------
                   Grier C. Raclin
                  Attorney-in-Fact
                  for the Directors

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

          2.1***         -- Offer Agreement dated as of December 8, 1998 between the
                            Registrant and Esprit Telecom Telecom Group plc
          2.2***         -- Irrevocable Undertaking by Walter Anderson dated as of
                            December 8, 1998
          2.3***         -- Irrevocable Undertaking by Apax Funds Nominees Limited
                            dated as of December 8, 1998
          2.3(a)***      -- Amendment to the Irrevocable Undertaking by Apax Funds
                            Nominees Limited dated as of December 8, 1998, dated
                            December 12, 1998
          2.4***         -- Irrevocable Undertaking by Gold & Appel Transfer S.A.
                            dated as of December 8, 1998
          2.5***         -- Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                            dated as of December 8, 1998
          2.6***         -- Irrevocable Undertaking by Sir Robin Biggam dated as of
                            December 8, 1998
          2.7***         -- Irrevocable Undertaking by John McMonigall dated as of
                            December 8, 1998
          2.8***         -- Irrevocable Undertaking by Roy Merritt dated as of
                            December 8, 1998
          2.9***         -- Irrevocable Undertaking by David Oertle dated as of
                            December 8, 1998
          2.10***        -- Irrevocable Undertaking by Michael Potter dated as of
                            December 8, 1998
          2.11***        -- Irrevocable Undertaking by Dominic Shorthouse dated as of
                            December 8, 1998
          3.1**          -- Certificate of Incorporation of SFMT, Inc.
          3.2**          -- Certificate of Correction to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on October 8, 1993
          3.3**          -- Certificate of Ownership and Merger Merging San
                            Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed
                            with the Delaware Secretary of State on November 3, 1993
          3.4**          -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on January 12, 1995
          3.5**          -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on February 22, 1995
          3.6**          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on October 16, 1996
          3.7**          -- By-laws of SFMT, Inc.
          3.8**          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on December 1, 1997
          3.9**          -- Form of Amended and Restated By-laws of Global
                            TeleSystems Group, Inc. (supersedes By-laws of SFMT, Inc.
                            filed as Exhibit 3.7)
          3.10+          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on January 29, 1998
          3.11+          -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on February 9, 1998.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.12+          -- Certificate of Designation of the Series A Preferred
                            Stock of Global TeleSystems Group, Inc.
          3.13++++++     -- Certificate of Designation of the 7 1/4% Cumulative
                            Convertible Preferred Stock of Global TeleSystems Group,
                            Inc.
          4.1**          -- Form of Specimen Stock Certificate for Common Stock of
                            the Registrant
          4.2**          -- Indenture dated as of July 14, 1997 between the Company and The Bank of New York (including the form of Senior
                            Subordinated Convertible Bond due 2000 as an exhibit
                            thereto)
          4.3**          -- Registration Rights Agreement, dated as of July 14, 1997, between Global TeleSystems Group, Inc. and UBS Securities
                            LLC.
          4.4**          -- Indenture dated as of August 19, 1997 between Hermes
                            Europe Railtel B.V. and The Bank of New York (including
                            the form of 11 1/2% Senior Note due 2007 as an exhibit
                            thereto)
          4.5**          -- Registration Rights Agreement dated as of August 19, 1997 between Hermes Europe Railtel B.V. and Donaldson, Lufkin
                            & Jenrette Securities Corporation, UBS Securities LLC,
                            and Lehman Brothers, Inc.
          4.6**          -- Form of Rights Agreement between Global TeleSystems
                            Group, Inc. and The Bank of New York, as Rights Agent
          4.7+           -- Indenture dated as of February 10, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of 9 7/8% Senior Notes due 2005 as an
                            exhibit thereto)
          4.8++          -- Indenture dated as of July 8, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York relating
                            to the Company's 5 3/4% Convertible Senior Debentures due
                            2010
          4.9***         -- Registration Rights Agreement dated as of December 8,
                            1998 by and among the Registrant, Apax Funds Nominees
                            Limited and Warburg, Pincus Ventures, L.P.
          4.10*****      -- Registration Rights Agreement dated as of April 23, 1999 by and among Global TeleSystems Group, Inc., and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated, Donaldson
                            Lufkin & Jenrette Securities Corporation, Bear, Stearns &
                            Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers
                            Inc.
          5.1}}          -- Opinion of Shearman & Sterling respecting the Securities registered hereby.
         10.1**          -- Senior Note Purchase Agreement, dated as of January 19,
                            1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
         10.1(a)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
         10.1(b)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
         10.1(c)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 23, 1996
         10.1(d)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 16, 1996

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.1(e)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 11, 1997
         10.1(f)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 29, 1997
         10.1(g)**       -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 29, 1997
         10.2**          -- Registration Rights Letter Agreement, dated as of January
                            19, 1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
         10.3**          -- Warrant Agreement, dated as of January 19, 1996, among
                            Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
         10.4**          -- Joint Venture Letter Agreement, dated January 19, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
         10.5            -- Intentionally Omitted
         10.6**          -- Registration Rights Letter Agreement, dated June 6, 1996, among the Company, The Open Society Institute, Winston
                            Partners II LDC and Winston Partners II LLC
         10.7**          -- Warrant Agreement, dated as of June 6, 1996, between
                            Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
         10.8**          -- Senior Note Purchase Agreement, dated as of February 2,
                            1996, between Global TeleSystems Group, Inc. and Emerging
                            Markets Growth Fund, Inc.
         10.8(a)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996 (see Exhibit No. 10.1(b))
         10.8(b)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996
         10.8(c)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 25,
                            1996
         10.8(d)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            10, 1996
         10.8(e)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            16, 1996
         10.8(f)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated December
                            30, 1996
         10.8(g)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated May 13,
                            1997

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8(h)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 20,
                            1997
         10.8(i)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 11,
                            1997
         10.8(j)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 21,
                            1997
         10.8(k)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated August 14,
                            1997
         10.8(l)**       -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            29, 1997
         10.9**          -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Emerging Markets Growth Fund, Inc.
         10.10**         -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Emerging Markets
                            Growth Fund, Inc.
         10.11           -- Intentionally Omitted
         10.12**         -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Capital International Emerging Markets Funds
         10.13**         -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Capital International
                            Emerging Markets Funds
         10.14+          -- Restated and Amended Global TeleSystems Group, Inc.
                            Non-Employee Directors' Stock Option Plan
         10.15+          -- Restated and Amended GTS-Hermes, Inc. 1994 Stock Option
                            Plan
         10.16**         -- Restricted Stock Grant letter, dated as of January 1,
                            1995
         10.17**         -- Employment Agreement dated as of January 1995 between
                            SFMT, Inc. and Jan Loeber
         10.18**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Louis Toth
         10.19**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Gerald W. Thames
         10.20**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Raymond J. Marks
         10.21**         -- Employment Agreement dated as of April 1996 between GTS
                            Group, Inc. and Henry Radzikowski
         10.22**         -- SFMT, Inc. Equity Compensation Plan
         10.23**         -- Form of Non-Statutory Stock Option Agreement
         10.24+          -- Third Amended and Restated 1992 Stock Option Plan of
                            Global TeleSystems Group Inc. dated as of September 25,
                            1997
         10.25**         -- GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                            Option Grant
         10.26**         -- Agreement on the Creation and Functions of the Joint
                            Venture of EDN Sovintel, dated June 18, 1990

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.27**         -- Stock Purchase Agreement among Global TeleSystems Group,
                            Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                            Limited, and MTU-Inform, dated September 6, 1995
         10.28**         -- Certificate of Registration of Revised and Amended
                            Foundation Document in the State Registration of
                            Commercial Organizations, dated May 30, 1996
         10.29**         -- Agreement on the Creation and Functions of the Joint
                            Venture Sovam Teleport, dated May 26, 1992
         10.30**         -- Amended and Restated Joint Venture Agreement between GTS
                            Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and
                            Erik Jennes, dated July 6, 1995
         10.31**         -- Amended and Restated Shareholders' Agreement between HIT
                            Rail B.V., GTS-Hermes, Inc., Nationale Maatschappij Der
                            Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                            Hermes Europe Railtel B.V., dated July, 1997
         10.31(a)**      -- Shareholders' Agreement among the Hermes Europe Railtel,
                            B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB
                            Swed Carrier (incorporated by reference to Exhibit 10.1
                            to the Hermes Europe Railtel B.V.'s Registration
                            Statement on Form S-4 (File No. 333-37719) filed on
                            December 11, 1997) (supersedes the Amended and Restated
                            Shareholders' Agreement incorporated by reference as
                            Exhibit 10.31 to this Registration Statement)
         10.32**         -- Company Agreement between The Societe National de
                            Financement, GTS S.A.M. and The Principality of Monaco,
                            dated September 27, 1995
         10.33**         -- Joint Venture Agreement between SFMT-Hungaro Inc. and
                            Montana Holding Vagyonkezelo Kft., dated December 23,
                            1993
         10.34**         -- Joint Venture and Shareholders' Agreement among Gerard
                            Aircraft Sales and Leasing Company, SFMT-Hungaro Inc.,
                            and Microsystem Telecom Rt., dated August 5, 1994
         10.35**         -- Agreement on the Establishment of Limited Liability
                            Company between SFMT-Czech, Inc. and B&H s.r.o., dated
                            July 12, 1994
         10.36**         -- Formation of the Equity Joint Venture between GTS and
                            SSTIC, dated April 12, 1995
         10.37**         -- Contract to Establish the Sino-foreign Cooperative Joint
                            Venture Beijing Tianmu Satellite Communications
                            Technology Co., Ltd, amended, by and between China
                            International Travel Service Telecom Co., Ltd. and
                            American China Investment Corporation, dated March 27,
                            1996
         10.38**         -- Joint Venture Contract between GTS TransPacific Ventures
                            Limited and Shanghai Intelligence Engineering, Inc.,
                            dated March 28, 1996
         10.39**         -- Agreement between Global TeleSystems Group, Inc. and
                            Cesia S.A., dated June 21, 1997
         10.40**         -- Consulting Agreement between SFMT, Inc. and Alan B.
                            Slifka, dated March 1, 1994
         10.41**         -- Consulting Agreement between Global TeleSystems Group,
                            Inc. and Bernard J. McFadden, dated August 15, 1996
         10.42**         -- Consulting Agreement between CESIA S.A. and Hermes Europe
                            Railtel B.V., dated June 20, 1997
         10.43++         -- Master Agreement, dated June   , 1998 between Ebone
                            Holding Association, Ebone A/S, Hermes Europe Railtel
                            Holdings B.V. and Hermes Europe Railtel (Ireland) Limited

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.44+++        -- Plusnet Acquisition Agreement between Esprit Telecom
                            Group plc and Plusnet Gesellschaft fur Netzwerk Services
                            GmbH
         10.45****       -- Press Announcement of Esprit Telecom Group plc, dated
                            December 8, 1998, announcing the signing of a definitive
                            offer agreement with Global TeleSystems Group, Inc.
         10.46++++       -- Form of Undertaking of shareholders of NetSource ASA made in connection with the acquisition of NetSource ASA by
                            Global TeleSystems Group, Inc.
         10.47++++       -- Form of Amendment Agreement to the Undertaking of
                            shareholders of NetSource ASA made in connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
         10.48++++       -- Form of Waiver Agreement in made connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
         10.49++++       -- Form of Waiver Agreement with certain shareholders of
                            NetSource ASA made in connection with the acquisition of
                            NetSource ASA by Global TeleSystems Group, Inc.
         10.50+++++      -- Indenture dated as of December 18, 1997 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 11 1/2% Dollar Senior Notes due
                            2007 and 11 1/2% DM Senior Notes due 2007
         10.51+++        -- Indenture dated as of June 24, 1998 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 10 7/8% Dollar Senior Notes due
                            2008 and 11% DM Senior Notes due 2008
         10.52***        -- Supplemental Indenture, dated December 23, 1998 of
                            $230,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
         10.53***        -- Supplemental Indenture, dated December 23, 1998 of DM
                            125,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
         10.54***        -- Supplemental Indenture, dated December 23, 1998 of DM
                            150,000,000 11% Senior Notes due 2008, supplementing the
                            indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer and The Bank of New York, as
                            Trustee, Registrar and Paying Agent
         10.55***        -- Supplemental Indenture, dated December 23, 1998 of
                            $150,000,000 10 7/8% Senior Notes due 2008, supplementing
                            the indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent
         10.56*****      -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc., and Apax Funds
                            Nominees Limited and Warburg, Pincus Ventures, L.P. and
                            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation, Bear, Stearns & Co. Inc.,
                            Dresdner Kleinwort Benson North American LLC, BT Alex.
                            Brown Incorporated, Lehman Brothers Inc., Prudential
                            Securities Incorporated, ING Baring Furman Selz LLC,
                            BancBoston Robertson Stephens Inc., CIBC Oppenheimer
                            Corp., ABN Amro Incorporated, Arnhold and S.
                            Bleichroeder, Inc. and Credit Suisse First Boston
                            Corporation

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.57*****      -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc. and Merrill Lynch &
                            Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co., Inc., BT Alex. Brown Incorporated
                            and Lehman Brothers Inc.
         10.58*****      -- Agreement for the transfer of Omnicon Shares dated as of
                            April 14, 1999 by and among Alain Nicalazzi, Florent
                            Martenne-Duplan, Philippe Ait Yahia and various other
                            Omnicon shareholders and Esprit Telecom Holdings, Limited
                            and Global TeleSystems Group, Inc.


         12.1#           -- Statement Re: Computation of Deficiency of Earnings
                            Available to Cover Fixed Charges.
         21.1*           -- List of Subsidiaries of the Registrant


         23.1##          -- Consent of Shearman & Sterling (included in its opinion delivered under Exhibit No. 5.1)


         23.2#           -- Consent of Ernst & Young LLP, Independent Auditors
         23.3            -- Intentionally Omitted


         23.4#           -- Consent of PricewaterhouseCoopers, Independent
                            Accountants


         24.1##          -- Powers of Attorney (included on signature page to this
                            registration statement)
         27.1******      -- Financial Data Schedule extracted from our March 31, 1999 unaudited financial statements


---------------


      #Filed herewith.



     ##Previously filed.


      *Incorporated by reference to the corresponding exhibit to our Annual
       Report on Form 10-K for the year ended December 31, 1998, filed on March 23, 1999.



     **Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-36555), filed on September 26, 1997.



   *** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-4 (File No. 333-68511), filed on December 8, 1998.



  **** Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Annual Report on Form 20-F for the year ended September 30, 1998, filed on December 24, 1998.



 ***** Incorporated by reference to the exhibit to our Current Report on Form
       8-K, filed on April 28, 1999.



****** Incorporated by reference to the corresponding exhibit to our Quarterly
       Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999.



      +Incorporated by reference to the corresponding exhibit to our Annual
       Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.







     ++Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-52733), filed on May 14, 1998.



   +++ Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Registration Statement on Form F-4 (File No. 333-9292), filed on August 13, 1998.



  ++++ Incorporated by reference to the corresponding exhibit to the Global
       TeleSystems Group, Inc. Form 8-K, filed on November 30, 1998.



 +++++ Incorporated by reference to the corresponding exhibit to the Esprit
       Telecom Group plc Registration Statement on Form F-1 (File No. 333-8012), filed on December 10, 1997.



++++++ Incorporated by reference to the corresponding exhibit to Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-78097), filed on June 4, 1999.